UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
PARLEX CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.10 par value per share, of Parlex Corporation (“Parlex common stock”) Series A Convertible Preferred Stock, par value $1.00 per share, of Parlex Corporation (“Parlex preferred stock”)

(2)	Aggregate number of securities to which transaction applies:

6,488,425 shares of Parlex common stock 665,525 options to purchase shares of Parlex common stock 40,625 shares of Parlex convertible preferred stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$6.75 per share of Parlex common stock outstanding
$6.75 minus the weighted average exercise price of outstanding options to purchase Parlex common stock with an exercise price less than $6.75 per share of $5.99 times the number of such outstanding options
$80.00 per share of Parlex preferred stock.

(4)	Proposed maximum aggregate value of transaction: $47,155,314.15

(5)	Total fee paid: $5,550.18

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

PARLEX CORPORATION
One Parlex Place
Methuen, Massachusetts 01844
To the Shareholders of Parlex Corporation:
      You are cordially invited to attend a special meeting of shareholders of Parlex Corporation (“Parlex” or the “Company”) to be held on [                    ], 2005 at [          ] [a.m.], local time, at Parlex’s headquarters located at One Parlex Place, Methuen, Massachusetts 01844 (the “Special Meeting”).
      On August 18, 2005, Parlex entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) among Parlex, Johnson Electric Holdings Limited (“JE Holdings”), J.E.C. Electronics Sub One, Inc. (“Parent”), and J.E.C. Electronics Sub Two, Inc. (“Purchaser”) pursuant to which Purchaser will be merged with and into Parlex (the Merger), and Parlex will be the surviving corporation in the Merger. If the Merger is completed, you will be entitled to receive $6.75 in cash, without interest, for each share of Parlex common stock you own, less any required withholding taxes (the “Common Share Merger Consideration”) and $80.00 in cash, plus any accrued and unpaid dividends as of the date of the Merger, without interest or additional dividends thereon, for each share of Parlex preferred stock you own, less any required withholding taxes (the “Preferred Share Merger Consideration”). At the Special Meeting, you will be asked to adopt and approve the Merger Agreement, attached to this Proxy Statement as Annex A, and the transactions contemplated thereby.
      The board of directors has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger, and has determined that the Merger Agreement and such transactions are fair to, and in the best interests of, the holders of common stock of Parlex. The board of directors recommends that Parlex shareholders vote “FOR” the approval of the Merger Agreement.
      The accompanying Proxy Statement provides you with detailed information about the Merger Agreement and the proposed Merger. We urge you to read the entire Proxy Statement carefully. The affirmative vote of at least two-thirds of the shares of Parlex common stock outstanding on the record date is required to approve the Merger Agreement. A failure to vote will have the same effect as a vote “against” the Merger.
      REGARDLESS OF THE NUMBER OF SHARES OF PARLEX COMMON STOCK YOU OWN, YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOUR COOPERATION IN VOTING YOUR SHARES WILL BE GREATLY APPRECIATED.
      Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the annual meeting.

Herbert W. Pollack
Chairman of the Board of Directors
Methuen, Massachusetts
[                    ], 2005

PARLEX CORPORATION
One Parlex Place
Methuen, Massachusetts 01844
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [                        ], 2005
To the Stockholders of Parlex Corporation:
      Notice is hereby given that a Special Meeting of Stockholders of Parlex Corporation (“Parlex” or the “Company”) will be held on [                    ], 2005 at [          ] [a.m.], local time, at Parlex’s principal offices, One Parlex Place, Methuen, Massachusetts 01844 (the “Special Meeting”), to consider and act upon the following proposals:

1. To approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 18, 2005, as amended, among Johnson Electric Holdings Limited (“JE Holdings”), J.E.C. Electronics Sub One, Inc. (“Parent”), J.E.C. Electronics Sub Two, Inc. (“Purchaser”), and Parlex, pursuant to which Purchaser will be merged with and into Parlex (the “Merger”), and Parlex will be the surviving corporation in the Merger, and upon completion of the Merger, each issued and outstanding share of Parlex common stock, par value $0.10 per share (other than any shares of common stock owned by Parlex, JE Holdings, Parent or Purchaser or any direct or indirect wholly-owned subsidiary of Parlex or JE Holdings immediately prior to the completion of the Merger), will be automatically converted into the right to receive $6.75 in cash, without interest, less any required withholding taxes (“Common Share Merger Consideration”), and each issued and outstanding share of Series A Convertible Preferred Stock, par value $1.00 per share, will be converted into the right to receive $80.00 in cash (which is the liquidation value of each share of preferred stock), plus any accrued and unpaid dividends thereon as of the date of the Merger, without interest or additional dividends thereon, less any required withholding taxes (the “Preferred Share Merger Consideration”). A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement;

2. To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to complete the Merger as set forth in the Merger Agreement, including for the purpose of soliciting proxies to vote in favor of approving the Merger Agreement; and

3. To consider and act upon such other matters as may properly come before the meeting.
      Any action on the items of business described above may be considered at the meeting at the time and on the date specified above or at any time and date to which the meeting may be properly adjourned or postponed.
      The board of directors of Parlex unanimously recommends that you vote to approve the Merger Agreement. These items of business to be submitted to a vote of the stockholders at the Special Meeting is more fully described in the attached Proxy Statement, which we urge you to read carefully. The board of directors of Parlex also recommends that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement. We are not aware of any other business scheduled to come before the Special Meeting.
      Stockholders of record on [                    ] are entitled to notice of and to vote at the Special Meeting and on any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the Special Meeting in person. Approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Parlex common stock.
      Parlex has concluded that you are not entitled to appraisal rights under the Massachusetts Business Corporation Act (the “MBCA”).

      You should not send any certificates representing shares of Parlex common stock with your proxy card. Upon closing of the Merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the applicable Common or Preferred Share Merger Consideration.
      Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card, as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you are a record holder and you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in favor of approval of the Merger Agreement and the meeting adjournment proposal. If you fail to return your proxy card or to vote by telephone or on the internet, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against approval of the Merger Agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.
      In addition to voting in person at the Special Meeting and by mail by signing, dating and mailing your proxy card to the address listed on the proxy card, you may vote on the internet by completing the electronic voting instruction form found at www.                    .com or by telephone using a touch-tone telephone and calling 1-800-          -          .
      No person has been authorized to give any information or to make any representations other than those set forth in the Proxy Statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Parlex or any other person.

By Order of the Board of Directors,

HERBERT W. POLLACK
Chairman
Methuen, Massachusetts
[                    ], 2005
WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PRE-PAID ENVELOPE PARLEX HAS PROVIDED.

TABLE OF CONTENTS

SUMMARY TERM SHEET RELATING TO THE SPECIAL MEETING AND THE MERGER	1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	8
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	12
PARTIES INVOLVED IN THE MERGER	14
THE SPECIAL MEETING	16
General	16
Who May Vote at the Special Meeting	16
How to Vote	16
How to Change Your Vote	17
Quorum and Vote Required	17
Abstentions and Broker Non-Votes	17
Other Meeting Matters and Adjournment or Postponement	18
Solicitation of Proxies	18
Appraisal Rights	18
THE MERGER	20
Background of the Proposed Merger	20
Reasons for the Merger	24
Recommendation of the Parlex Board of Directors	25
Opinion of Parlex’s Financial Advisor	26
Stock Trading History	28
Historical Stock Trading Analysis	28
Selected Merger Transactions Analysis	28
Selected Comparable Public Companies Analysis	29
TERMS OF THE MERGER AGREEMENT	41
Merger Consideration	41
Conversion of Shares; Procedures for Exchange of Certificates	41
Effect on Parlex Stock Options	42
Effective Time of the Merger	42
Representations and Warranties	42
Covenants of the Parties	44
No-Shop Provisions	46
Conditions to Closing	48
Termination	49
Termination Fees	50
Expenses	50
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	51
MARKET FOR COMMON STOCK; DIVIDEND POLICY	53
OTHER MATTERS	54
EXPENSES AND SOLICITATION	54
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION	55
 Annex A  Agreement and Plan of Merger, dated as of August 18, 2005, as amended as of August 24, 2005, among Parlex Corporation, Johnson Electric Holdings Limited, J.E.C. Electronics Sub One, Inc., and J.E.C. Electronics Sub Two, Inc.
A-1
Annex B Opinion of Needham & Company, LLC dated August 16, 2005	B-1
Annex C Massachusetts Business Corporation Act, Part 13, Subdivision A Rights to Dissent and Demand Payment for Shares	C-1

SUMMARY TERM SHEET RELATING TO THE SPECIAL MEETING AND THE MERGER
      This summary term sheet highlights selected information contained in this Proxy Statement related to the Special Meeting and the Merger and may not contain all of the information that is important to you. To understand the Special Meeting and the Merger fully and for a more complete description of the terms of the Merger Agreement, you should carefully read this entire document, including the annexes, and the other documents to which Parlex refers you.
The Parties Involved in the Merger (See page 14)

Parlex Corporation
One Parlex Place
Methuen, Massachusetts 01844
(978) 685-4341
www.parlex.com
      Parlex Corporation is a world leader in the design and manufacture of flexible, interconnect products. Parlex Corporation is referred to herein, together with its subsidiaries, as “Parlex,” “the Company,” “we,” “our” and “us” unless specified otherwise. Parlex produces custom flexible, interconnect products utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a wide range of customers. Parlex’s revenues have been derived principally from providing products, including flexible circuits, laminated cable, polymer thick film circuit, flexible interconnect hybrid circuits, and flexible interconnect assemblies, to the automotive, telecommunications, computer, military, medical, home appliance, electronic identification and diversified electronics markets. Its manufacturing facilities are located in the United States, China, Mexico and the United Kingdom. Parlex’s common stock is listed on the Nasdaq National Market under the symbol “PRLX.” Parlex is incorporated under the laws of The Commonwealth of Massachusetts. Information contained on Parlex’s website does not constitute a part of this Proxy Statement.

Johnson Electric Holdings Limited
Johnson Building
6-22 Dai Shun Street
Tai Po Industrial Estate, Tai Po
New Territories, Hong Kong
(852) 2663 6688
www.johnsonelectric.com
Johnson Electric Holdings Limited is the world leader in manufacturing micro-motors for automotive and commercial markets. Johnson Electric Holdings Limited is referred to herein, together with its subsidiaries, as “JE Holdings.” Established in 1959, JE Holdings has shipped over five billion micro-motors to more than thirty countries in over one hundred different micro-motor applications and has the capacity to produce over three million motors a day (one billion annually). JE Holdings is headquartered in Hong Kong and employs over 33,000 people in 15 countries worldwide. JE Holdings is divided into three business groups, the Commercial Motors Group, the Automotive Motors Group and the Components & Services Group. JE Holdings has been listed on the Hong Kong Stock Exchange since 1984, and is a constituent stock of the Hang Seng Index. It is also a constituent stock of the Morgan Stanley Capital International Index and has a sponsored American Depositary Receipt Program in the United States through JPMorgan Chase Bank. The American Depositary Receipts trade on the over-the-counter market under the symbol “JELCY.”

J.E.C. Electronics Sub One, Inc.
c/o Johnson Electric Capital Limited
Johnson Building, 6-22 Dai Shun Street
Tai Po Industrial Estate, New Territories
Hong Kong
(852) 2663 6688
www.johnsonelectric.com
J.E.C. Electronics Sub One, Inc. is an indirect wholly-owned subsidiary of JE Holdings and has not engaged in any business activity other than in connection with the Merger. J.E.C. Electronics Sub One, Inc. is referred to herein as “Parent.”

J.E.C. Electronics Sub Two, Inc.
c/o Johnson Electric Capital Limited
Johnson Building, 6-22 Dai Shun Street
Tai Po Industrial Estate, New Territories
Hong Kong
(852) 2663 6688
www.johnsonelectric.com
J.E.C. Electronics Sub Two, Inc. is wholly owned by Parent and has not engaged in any business activity other than in connection with the Merger. J.E.C. Electronics Sub Two, Inc. is referred to herein as “Purchaser.”
The Merger (See page 20)
      Pursuant to the Merger Agreement, Purchaser will merge with and into Parlex, and Parlex will be the surviving corporation (the “Merger”). After the Merger, JE Holdings will own, directly or indirectly, all of Parlex’s outstanding common stock. As a result of the Merger, Parlex will cease to be an independent, publicly traded company and will become a wholly-owned subsidiary of JE Holdings. Parlex stockholders will receive cash in the Merger in exchange for their Parlex common stock and preferred stock. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement. Parlex encourages you to read the Merger Agreement carefully and fully as it is the definitive agreement that governs the Merger.
Merger Consideration (See page 41)
      If the Merger is completed, holders of common stock will receive $6.75 in cash, without interest and subject to any applicable withholding taxes (the “Common Share Merger Consideration”), in exchange for each share of Parlex common stock owned by such stockholder. After the Merger is completed, each holder of common stock will have the right to receive the Common Share Merger Consideration, but will no longer have any rights as a Parlex stockholder.
      If the Merger is completed, holders of preferred stock will receive $80.00 in cash, which is the liquidation value of each share of preferred stock, plus any accrued and unpaid dividends as of the date of the Merger, without interest or additional dividends thereon, less any required withholding taxes (the “Preferred Share Merger Consideration”), in exchange for each share of Parlex preferred stock. After the Merger is completed, each holder of preferred stock will have the right to receive the Preferred Share Merger Consideration, but will no longer have any rights as a Parlex stockholder.
Treatment of Stock Options, Convertible Notes and Warrants (See page 34)
      At the Effective Time, all outstanding options to purchase Parlex common stock, whether vested or unvested, will be cancelled and the holders will receive an amount equal to the product of (i) the excess, if any, of $6.75 over the per share exercise price and (ii) the total number of shares of Parlex common stock subject to such options. The table on page 34 sets forth the number of shares of Parlex common stock subject to options that are held by Parlex’s executive officers and directors and the estimated cash payments such persons will receive in the Merger in exchange for such options. The Merger will constitute a change in control for purposes of Parlex’s 7% Convertible Subordinated Notes due July 28, 2007 (the “Parlex convertible subordinated notes”) and, accordingly, holders of the Parlex convertible subordinated notes will have the option to require that Parlex redeem their Parlex convertible subordinated notes, in whole but not in part, for an amount equal to 120% of the outstanding principal plus any accrued and unpaid interest as of the date of the Merger. Pursuant to the Merger Agreement, Parlex has agreed to use its reasonable best efforts to negotiate settlements with individual warrant holders, on terms that are specified or approved by JE Holdings or Parent, pursuant to which each outstanding warrant will be canceled immediately before the Merger becomes effective.
Market Price (See page 53)
      Parlex’s common stock is listed on the Nasdaq National Market under the ticker symbol “PRLX.” On June 28, 2005, the day before Parlex’s board of directors met to initially consider JE Holdings’ offer of $6.75 per share, Parlex’s common stock closed at $5.48 per share. On August 17, 2005, the last full trading day prior to the public announcement of the proposed Merger, Parlex common stock closed at $6.45 per share. On [                    ], 2005, the last trading day prior to the date of this Proxy Statement, Parlex common stock closed at $[          ] per share. Parlex’s stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of Parlex’s stock immediately prior to the Effective Time.
Reasons for the Proposed Merger (See page 24)
      In the course of reaching its decision to adopt the Merger Agreement and to recommend that Parlex stockholders approve the Merger Agreement, Parlex’s board of directors considered a number of factors in its deliberations. Those factors are described below under “The Merger — Reasons for the Merger.”
Opinion of Parlex’s Financial Advisor (See page 26)
      In connection with the Merger, Needham & Company, LLC (“Needham & Company”) delivered an oral and written opinion to the board of directors of Parlex as to the fairness, from a financial point of view, to the holders of Parlex common stock of the Common Share Merger Consideration to be received by such holders in the Merger. The full text of Needham & Company’s written opinion, dated August 16, 2005, is attached to this Proxy Statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Needham & Company’s opinion was provided to the Parlex board of directors in connection with its evaluation of the Common Share Merger Consideration, does not address any other aspect of the proposed Merger or the sale of the multilayer division and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.
      Pursuant to the terms of Parlex’s engagement letter with Needham & Company, Parlex has agreed to pay Needham & Company a customary fee. Part of the fee is contingent and payable only if the Merger is completed.
Recommendation of the Parlex Board of Directors (See page 25)
      The Parlex board of directors unanimously recommends that Parlex stockholders vote FOR the approval of the Merger Agreement.
Vote Required (See page 17)
      The approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Parlex common stock on the Record Date (“Stockholder Approval”). Approval of the Merger Agreement does not require the vote of the holders of Parlex preferred stock. The Merger is not contingent upon the approval at the Special Meeting of any other proposal, if any, presented to Parlex stockholders. The proposal to grant the persons named as proxies the discretionary authority to vote to adjourn the Special Meeting, if necessary, requires the approval of the holders of a majority of the shares of Parlex common stock present, in person or by proxy, and entitled to vote at the Special Meeting.
Proxies, Voting and Revocation (See page 16)
      Shares of Parlex common stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting, and at any adjournments or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of Parlex common stock represented by that proxy will be voted FOR the approval of the Merger Agreement and, if necessary, FOR the approval of one or more adjournments of the Special Meeting to solicit additional proxies.
      A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•	Delivering a written notice of revocation bearing a later date than the proxy to the clerk of Parlex, Edward D. Kutchin (the “Clerk”), at or before the taking of the vote at the Special Meeting;

•	Delivering a duly executed proxy relating to the same shares and bearing a later date to the Clerk of Parlex before the taking of the vote at the Special Meeting;

•	Voting by telephone after previously voting or submitting a proxy card;

•	Voting on the internet after previously voting or submitting a proxy card; or

•	Attending the Special Meeting and voting such shares in person. Stockholders should note, however, that merely attending the Special Meeting in person without casting a vote at the meeting would not alone constitute a revocation of a proxy.
      If a stockholder holds shares in “street name” and has instructed its broker to vote such shares, the stockholder must follow the directions provided by its broker to change these instructions.
Interests of Certain Persons in the Merger (See page 33)
      In considering the recommendation of Parlex’s board of directors in favor of the Merger, you should be aware that there are provisions of the Merger Agreement and other existing agreements that will result in certain benefits to Parlex’s directors and executive officers that are not available to stockholders generally. Parlex’s board of directors was aware of, and considered the interests of, its directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the Merger and in adopting and approving the Merger Agreement and the Merger. Other than the provisions of the Merger Agreement described below, the arrangements described below were in existence before the discussions about the Merger began. Stockholders should take these benefits into account in deciding whether to vote for approval of the Merger Agreement.
      Stock Options. At the effective time of the Merger (the “Effective Time”), all outstanding options to purchase Parlex common stock, whether vested or unvested, will be cancelled and the holders will receive an amount equal to the product of (i) the excess, if any, of the Common Share Merger Consideration over the per share exercise price and (ii) the total number of shares of Parlex common stock subject to such options. The table on page 34 sets forth the number of shares of Parlex common stock subject to options that are held by Parlex’s executive officers and directors and the estimated cash payment such persons will receive in the Merger in exchange for such options.
      Convertible Subordinated Notes. Each holder of Parlex convertible subordinated notes will be entitled to require that Parlex redeem such holder’s convertible subordinated notes, in whole but not in part, for an amount equal to 120% of the outstanding principal plus any accrued and unpaid interest as of the date of the Merger. Any Parlex convertible subordinated notes that are not redeemed by holders prior to the Merger will remain outstanding after the Merger.

      Warrants. In accordance with the Merger Agreement, Parlex is using its reasonable best efforts to negotiate settlements with individual holders of Parlex warrants, on terms that are specified or approved by JE Holdings, pursuant to which each outstanding warrant will be canceled immediately before the Merger becomes effective.
      Change of Control Agreements. Each of our executive officers has an employment or severance agreement with Parlex that contains change of control provisions that will be triggered by the Merger. These change of control agreements are described below beginning on page 34.
      Deferred Compensation Agreements. Parlex has one deferred compensation arrangement that will be impacted by the Merger. Herbert W. Pollack, the Chairman of Parlex’s board of directors, has a deferred compensation arrangement with Parlex. The total balance payable to Mr. Pollack under such arrangement as of [                    ], 2005 was $[          ]. The balance, plus accrued interest, will be paid to Mr. Pollack pursuant to monthly payments through May, 2009. Pursuant to his current employment agreement, however, Mr. Pollack may, at his sole discretion, elect to receive a lump sum distribution of the full balance of the deferred compensation, including interest, upon consummation of the Merger.
      Employee Related Provisions of Merger Agreement. After the closing of the Merger, JE Holdings has agreed to continue to provide continuing employees of Parlex with (i) employee plans and programs which provide benefits that are substantially similar in the aggregate to those provided to similarly situated employees of JE Holdings, (ii) credit for accrual of seniority with respect to termination and severance benefits, eligibility to participate, vesting and benefit accrual (other than with respect to any defined benefit pension plan) under any employee benefit plans for service accrued prior to the closing of the Merger, (iii) waivers (other than waivers of any pre-existing condition that excluded a continuing employee or dependent from a plan maintained by Parlex prior to the Merger) for such employees and their covered dependents with respect to all pre-existing condition exclusions and actively-at-work requirements under plans of JE Holdings in which continuing employees may participate after the Merger and (iv) credit for any covered expenses incurred at or before the closing of the Merger by a continuing employee or such employee’s covered dependents for purposes of satisfying applicable deductible and similar provisions under JE Holdings’ plans after the Merger to the same extent as such expenses are taken into account for the benefit of similarly situated employees of JE Holdings.
      Indemnification of Directors and Executive Officers and Insurance. The Merger Agreement provides that Parlex, as the surviving corporation in the Merger, will indemnify each present and former director and officer of Parlex and its subsidiaries against claims, costs, and fees arising out of the actions taken by them at or prior to the Effective Time (including the transactions under the Merger Agreement) for six years from the Effective Time. The Merger Agreement further provides that the surviving corporation will maintain liability insurance covering those persons currently covered by Parlex’s directors and officers liability insurance policy for six years from the Effective Time on terms not materially less favorable than those in effect on the effective date of the Merger Agreement, but at a cost no greater than 200% per year of the annual premium currently paid by Parlex.
Appraisal Rights (See page 37)
      Parlex has concluded that holders of Parlex common stock and preferred stock are not entitled to appraisal rights in connection with the Merger pursuant to Section 13.02(a)(1) of the MBCA. Any Parlex stockholder who believes that appraisal rights are available should do the following:

•	Deliver to Parlex written notice of such stockholder’s intent to demand payment for his or her shares of stock before the vote on the proposal to approve the Merger Agreement is taken;

•	NOT vote in favor of the proposal to approve the Merger Agreement, if he or she holds shares of Parlex common stock; and

•	Comply with other procedures as are required by Part 13 of the MBCA.

      A copy of the relevant sections of Part 13 of the MBCA, including Section 13.02(a)(1), is attached to this Proxy Statement as Annex C for the information and convenience of Parlex’s stockholders.
U.S. Federal Income Tax Treatment (See page 38)
      The Merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the Merger and your adjusted tax basis in your shares. Tax matters can be complicated and the tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the Merger to you.
Conditions to Closing (See page 48)
      The obligations of JE Holdings, Parent, Purchaser and Parlex to complete the Merger are subject to the satisfaction or waiver of certain specified conditions.
No-Shop Provisions (See page 46)
      Parlex has agreed not to solicit, initiate or knowingly encourage a business combination or other similar transaction with another party while the Merger is pending, and not to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the Merger is pending, except under certain specified circumstances in connection with an unsolicited bona fide acquisition proposal from a third party that is reasonably likely to lead to a superior proposal to the Merger as set forth in the Merger Agreement.
Termination (See page 49)
      JE Holdings and Parlex may terminate the Merger Agreement and abandon the Merger under certain specified circumstances. Parlex may not terminate the Merger Agreement in favor of a superior proposal to the Merger once the Merger has received Stockholder Approval.
Termination Fees (See page 50)
      The Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances, Parlex may be required to pay JE Holdings a termination fee equal to $2,000,000. Additionally, if JE Holdings or Parlex terminates the Merger Agreement because of a failure to obtain Stockholder Approval, Parlex will be required to pay JE Holdings up to $400,000 for documented and out-of-pocket fees and expenses incurred by JE Holdings in connection with the Merger. Further, if Parlex, within 12 months after such termination, enters into an agreement for or consummates an Acquisition Proposal which was disclosed prior to the stockholders meeting at which Stockholder Approval for the Merger is not obtained, Parlex must pay JE Holdings the termination fee of $2,000,000, minus the $400,000 for expenses, to the extent the $400,000 expense amount has previously been paid to JE Holdings.
Governmental Regulatory Filings Required in Connection with the Merger (See page 39)
      The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), does not require Parlex or JE Holdings to notify or furnish information to the Antitrust Division of the United States Department of Justice or the Federal Trade Commission or impose a waiting period prior to closing the Merger. The Merger also does not give rise to any filings required by the European Commission or antitrust filings or approvals in any other jurisdiction. Under the Listing Rules of the Stock Exchange of Hong Kong Ltd. (“HKSE”), JE Holdings is required to disclose the Merger as a “disclosable transaction” by notifying the HKSE, submitting a draft announcement to the HKSE as soon as possible following the signing of the Merger Agreement, issuing the announcement by publication as a newspaper advertisement in one English and one Chinese newspaper, once the draft has received clearance by the HKSE, and sending its shareholders a circular containing further information regarding the Merger as soon as practicable following publication of the newspaper announcement.
The Special Meeting of Parlex Stockholders (See page 16)
      The Special Meeting will be held to consider and vote upon the proposal to approve the Merger Agreement and the proposal to grant the persons named as proxies discretionary authority to adjourn the Special Meeting, if necessary, and to satisfy the conditions to complete the Merger, including for the purpose of soliciting proxies to vote in favor of approval of the Merger Agreement, at Parlex’s principal offices, One Parlex Place, Methuen, Massachusetts 01844, at [          ] [a.m.], local time, on [                    ], [                    , 2005].
      You are entitled to vote at the Special Meeting if you owned shares of Parlex common stock on [                    ], the record date of share ownership for the Special Meeting (the “Record Date”). You will have one vote at the Special Meeting for each share of Parlex common stock you owned on the Record Date. There are [                    ] shares of Parlex common stock entitled to be voted at the Special Meeting. You will not have any vote at the Special Meeting for your shares of Parlex preferred stock.
      To vote, you can (1) complete, sign, date and return the enclosed proxy card, (2) vote by telephone or on the internet or (3) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Remember, if you fail to instruct your broker to vote your shares, it has the same effect as a vote “against” the approval of the Merger Agreement and “against” the approval of the meeting adjournment proposal.
Exchange of Certificates (See page 41)
      Promptly after the Effective Time, Parlex stockholders will be mailed a letter of transmittal and instructions specifying the procedures to be followed to surrender your shares of Parlex common stock in exchange for Common Share Merger Consideration and your shares of Parlex preferred stock in exchange for Preferred Share Merger Consideration. Parlex stockholders should not submit their stock certificates for exchange until they receive the letter of transmittal and instructions. After Parlex stockholders surrender their stock certificates along with the properly executed letter of transmittal, they will receive the applicable Share Merger Consideration.
Deregistration (See page 38)
      If the Merger is completed, Parlex common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	When and where will the Special Meeting be held? (See page 16)

A:	The Special Meeting will be held on [ ] at [ a.m.], local time, at Parlex’s principal offices, One Parlex Place, Methuen, Massachusetts 01844.

Q:	What do I need to do now? (See page 16)

A:	Parlex urges you to carefully read and consider the information contained in this Proxy Statement. In addition, you should complete, sign and date the attached proxy card and return it to Parlex Corporation, Proxy Services, c/o [ ] in the enclosed postage-prepaid return envelope as soon as possible or vote on the internet or by telephone as instructed below so that your shares of Parlex common stock may be represented at the Special Meeting.

Q:	On what am I being asked to vote? (See page 16)

A:	You are being asked to consider and vote upon proposals:

• to approve the Merger Agreement; and

• to adjourn the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement (we refer to this proposal in the Proxy Statement as the meeting adjournment proposal).

Q:	How do I vote? (See page 16)

A:	You may vote in one of four ways. First, you may vote by mail by signing, dating and mailing your proxy card to the address listed on the proxy card. Second, you may vote in person at the Special Meeting. Third, you may vote on the internet by completing the electronic voting instruction form found at [www.proxyvote.com]. You will need your proxy card in hand when voting on the internet. Fourth and finally, you may vote by telephone by using a touch-tone telephone and calling 1-800- - .

Q:	What happens if I do not return a proxy card? (See page 17)

A:	The failure to return your proxy card or to vote by telephone or on the internet, an abstention from voting or a broker non-vote will all have the same effect as a vote against the proposal to approve the Merger Agreement and against the meeting adjournment proposal.

Q:	May I vote in person? (See page 16)

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, Parlex encourages you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	May I change my vote after I have voted by proxy? (See page 17)

A:	Yes. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by:

• Delivering a written notice of revocation bearing a later date than the proxy to the Clerk of Parlex, at or before the taking of the vote at the Special Meeting;

• Delivering a duly executed proxy relating to the same shares and bearing a later date to the Clerk of Parlex before the taking of the vote at the Special Meeting;

• Voting by telephone after previously voting or submitting a proxy card;

• Voting on the internet after previously voting or submitting a proxy card; or

• Attending the Special Meeting and voting such shares in person. Stockholders should note, however, that merely attending the Special Meeting in person without casting a vote at the meeting would not alone constitute a revocation of a proxy.

If you hold your shares in “street name” and have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me? (See page 17)

A:	Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting against approval of the Merger Agreement and against the merger adjournment proposal.

Q:	Who may vote? (See page 16)

A:	Those persons named on our records as owners of Parlex common stock at the close of business on [ ], are entitled to one vote per share. [ ] is considered the “Record Date.”

Q:	What vote of the stockholders is required to approve the Merger Agreement? (See page 17)

A:	To approve the Merger Agreement, stockholders of record as of the Record Date holding at least two-thirds of the outstanding shares of Parlex common stock must vote FOR the approval of the Merger Agreement. There are [ ] shares of Parlex common stock entitled to be voted at the Special Meeting.

Q:	What vote of the stockholders is required to approve the meeting adjournment process? (See page 17)

A:	Approval of the meeting adjournment proposal, if necessary or appropriate, requires the affirmative vote of stockholders holding a majority of the shares of Parlex common stock present and entitled to vote at the Special Meeting.

Q:	Does Parlex’s board of directors recommend approval of the Merger Agreement? (See page 17)

A:	Yes. Parlex’s board of directors unanimously recommends that its stockholders approve the Merger Agreement. Parlex’s board of directors considered many factors in deciding to recommend the approval of the Merger Agreement. These factors are described below in this Proxy Statement.

Q:	Is the Merger contingent upon approval at the Special Meeting of any of the proposals to be voted upon at the Special Meeting other than the proposal to approve the Merger Agreement?

A:	No.

Q:	What will happen to Parlex as a result of the Merger?

A:	If the Merger is completed, Parlex will become an indirect wholly-owned subsidiary of JE Holdings.

Q:	What will happen to my shares of Parlex common stock after the Merger? (See page 41)

A:	Upon completion of the Merger, each outstanding share of Parlex common stock will automatically be canceled and will be converted into the right to receive $6.75 in cash, without interest, less any applicable withholding taxes.

Q:	What will happen to my shares of Parlex preferred stock after the Merger? (See page 41)

A:	Upon completion of the Merger, each outstanding share of Series A Convertible Preferred Stock will be converted into the right to receive $80.00 in cash (which is the liquidation value of each share of preferred stock), plus any accrued and unpaid dividends as of the date of the Merger, without interest or additional dividends thereon, less any required withholding taxes.

Q:	Will I own any shares of Parlex stock after the Merger or will I receive any shares or American Depositary Receipts of JE Holdings stock as a result of the Merger? (See page 41)

A:	No. You will be paid cash for your shares of Parlex stock. Parlex stockholders will not have the option to receive JE Holdings stock or American Depositary Receipts in exchange for their shares instead of cash.

Q:	What happens to Parlex stock options in the Merger? (See page 42)

A:	Holders of Parlex stock options will be entitled to receive a cash payment equal to the excess, if any, of $6.75 over the exercise price of such stock option multiplied by the number of shares of Parlex common stock subject to such stock option, without interest and subject to any applicable withholding taxes, whether or not such stock options are then vested or exercisable. JE Holdings will not assume any stock options in the Merger.

Q:	What happens to Parlex convertible subordinated notes in the Merger? (See page 34)

A:	Each Holder of Parlex convertible subordinated notes will be entitled to require that Parlex redeem its convertible subordinated notes, in whole but not in part, for an amount equal to 120% of the outstanding principal plus any accrued and unpaid interest as of the date of the Merger. Any convertible subordinated notes that are not redeemed by its holders prior to the Merger will remain outstanding after the Merger.

Q:	What happens to warrants to purchase Parlex common stock in the Merger? (See page 34)

A:	In accordance with the terms of the Merger Agreement, Parlex is using its reasonable best efforts to negotiate settlements with individual holders of Parlex warrants, on terms that are specified or approved by JE Holdings, pursuant to which each outstanding warrant will be canceled immediately before the Merger becomes effective.

Q:	What happens if I sell my shares of Parlex common stock or preferred stock before the Special Meeting?

A:	The record date for the Special Meeting is earlier than the expected completion date of the Merger. If you held your shares of Parlex common stock on the record date but have transferred those shares after the record date and before the Merger, you may retain your right to vote at the Special Meeting but not the right to receive the Common Share Merger Consideration. This right to receive the Common Share Merger Consideration will pass to the person to whom you transferred your shares of Parlex common stock. Similarly, if you held your shares of Parlex preferred stock on the record date but have transferred those shares after the record date and before the Merger, the right to receive the Preferred Share Merger Consideration will pass to the person to whom you transferred your shares of Parlex preferred stock.

Q:	Will the Merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the Merger measured by the difference, if any, between Common Share Merger Consideration or Preferred Share Merger Consideration and your adjusted tax basis for your common or preferred shares. This gain or loss will be long-term capital gain or loss if you have held your Parlex shares for more than one year prior to the Effective Time. You should read “The Merger — U.S. Federal Income Tax Treatment” beginning on page 38 for a more complete discussion of the federal income tax consequences of the Merger.

Q:	Am I entitled to dissenter’s or appraisal rights? (See page 37)

A:	Parlex has concluded that you are not entitled to appraisal rights in connection with the Merger pursuant to Section 13.02(a)(1) of the MBCA. If you believe you are entitled to appraisal rights, you should do the following:

• Deliver to Parlex written notice of your intent to demand payment for your shares of Parlex common stock or preferred stock before the vote on the proposal to approve the Merger Agreement is taken;

• NOT vote in favor of the proposal to approve the Merger Agreement, if you hold shares of Parlex common stock; and

• Comply with other procedures as are required by Part 13 of the MBCA.

A copy of the relevant sections of Part 13 of the MBCA, including Section 13.02(a)(1), is attached to this Proxy Statement as Annex C for your information and convenience.

Q:	Should I send in my stock certificates now? (See page 41)

A:	No. After the Merger is completed, you will receive written instructions for exchanging your shares of Parlex stock for the applicable Merger Consideration.

Q:	When do you expect the Merger to be completed?

A:	Parlex is working toward completing the Merger as quickly as possible. In addition to obtaining Stockholder Approval, Parlex must obtain applicable regulatory approvals and satisfy all other closing conditions. However, Parlex cannot assure you that all conditions to the Merger will be satisfied or, if satisfied, the date by which they will be satisfied. It is currently expected that the Merger will close in November or December of 2005.

Q:	When will I receive the cash consideration for my shares of Parlex stock? (See page 41)

A:	After the Merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the Merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:	What are the consequences of the Merger to Parlex’s executive officers and board of directors:

A:	Like all other stockholders, upon completion of the Merger, Parlex’s executive officers and members of its board of directors will be entitled to receive $6.75 in cash, without interest, for each of their shares of Parlex common stock. As with options to acquire shares of Parlex common stock held by other option holders, options to acquire shares of Parlex common stock held by its executive officers and directors and outstanding immediately prior to the Effective Time will become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). Any unexercised options will be canceled as of the Effective Time. The holders of such options will be entitled to receive a cash payment equal to $6.75 times the number of shares of common stock subject to the options, less the aggregate exercise price of the options and less applicable taxes required to be withheld.

In addition, as discussed in more detail under “The Merger — Interests of Certain Persons in the Merger” beginning on page 34, change of control provisions in the employment agreements with certain of Parlex’s executive officers will become effective at the time of the Merger.

In addition, the Merger Agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the Effective Time as well as insurance coverage covering his or her service to the Company as a director or officer.

Q:	Whom should I contact if I have additional questions?

A:	For more information, you should contact Jonathan R. Kosheff, Parlex Corporation, One Parlex Place, Methuen, Massachusetts 01844, (978) 685-4341 or Michael Palamone, Georgeson Shareholder Services, 219 Murray Hill Parkway, East Rutherford, New Jersey 07073, (201) 896-5641.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
      The statements, analyses and other information contained, or incorporated by reference, in this Proxy Statement relating to the proposed Merger, the sale of the multilayer division, the future development of JE Holdings’ and Parlex’s businesses, and the contingencies and uncertainties to which JE Holdings and Parlex may be subject, as well as other statements including “anticipate, “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may” and other similar expressions are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Such statements are made based upon management’s current expectations and beliefs concerning future events and their potential effects on Parlex and other future events, and constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of two-thirds of Parlex’s outstanding shares of common stock, receiving required regulatory approvals, satisfying other conditions to the closing of the Merger and other matters.
      Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: (i) further adverse changes in general economic conditions; (ii) further delays or reductions in the spending of the industry sectors Parlex serves; (iii) Parlex’s ability to effectively manage operating costs and increase operating efficiencies; (iv) further declines in revenues; (v) insufficient, excess or obsolete inventory; (vi) the burden on Parlex’s business of complying with the restrictive covenants in its senior credit agreement and to meet its substantial debt service obligations; (vii) competitive factors, including, but not limited to, pricing pressures, in the flexible interconnect markets; (viii) component quality and availability; (ix) rapid technological and market change and the transition to new products; (x) the relative and varying rates of product price and component cost declines; (xi) the effects of war or acts of terrorism, including the effect on the economy generally, on particular industry segments, on transportation and communication systems and on our ability to manage logistics in such an environment, including receipt of components and distribution of products; (xii) the ability to attract and retain highly qualified employees; (xiii) the uneven pattern of quarterly sales; (xiv) fluctuating currency exchange rates; (xv) risks associated with strategic investments and acquisitions; (xvi) Parlex’s ability to execute on its plans; (xvii) the effect of the proposed merger and the sale of the multilayer division; (xviii) the effect of regulatory conditions, if any, imposed by regulatory agencies; (xix) diversion of management time on merger and other transaction related issues; (xx) other one-time events and other important factors disclosed previously and from time to time in its filings with the U.S. Securities and Exchange Commission.
      In addition, set forth below are various risks relating to the proposed Merger. The following is not intended to be an exhaustive list of risks relating to the Merger and should be read in conjunction with the other information in this Proxy Statement.
Failure to complete the Merger could negatively impact the market price of Parlex common stock.
      If the Merger is not completed for any reason, Parlex will be subject to a number of material risks, including:

•	The market price of Parlex’s common stock may decline to the extent that the current market price of its shares reflects a market assumption that the Merger will be completed;

•	Costs relating to the Merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination and expense reimbursement fees, must be paid even if the Merger is not completed and will be expensed in the fiscal period in which terminations occurs; and

•	The diversion of management’s attention from the day-to-day business of Parlex and the potential disruption to its employees and its relationships with suppliers during the period before the completion of the Merger, may make it difficult for Parlex to regain its financial and market positions if the Merger does not occur.

      If the Merger is not approved by Parlex’s shareholders at the Special Meeting, Parlex, JE Holdings, Parent and Purchaser will not be permitted under Massachusetts law to complete the Merger and each of Parlex, JE Holdings, Purchaser and Parent will have the right to terminate the Merger Agreement. Following such termination, depending on the circumstances, Parlex might be required to reimburse certain expenses of JE Holdings. See “Terms of the Merger Agreement — Expenses.”
      Further, if the Merger is terminated and Parlex’s board of directors seeks another merger or business combination, stockholders cannot be certain that Parlex will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed Merger.
Until the Merger is completed or the Merger Agreement is terminated, Parlex may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the Merger Agreement.
      Unless or until the Merger Agreement is terminated, subject to specified exceptions, Parlex is restricted from entering into or soliciting, initiating, proposing, encouraging or facilitating any inquiries or proposals that may lead to a proposal or offer for an alternative transaction with any person or entity other than JE Holdings. As a result of these restrictions, Parlex may not be able to enter into an alternative transaction at a more favorable price, if at all, without incurring potentially significant liability to JE Holdings. See “Terms of the Merger Agreement — No-Shop Provisions” and “— Termination Fees.”
Uncertainties associated with the Merger may cause Parlex to lose key personnel.
      Our current and prospective employees may be uncertain about their future roles and relationship with Parlex following the completion of the Merger. This uncertainty may adversely affect Parlex’s ability to attract and retain key management and marketing and technical personnel.
      Parlex does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

PARTIES INVOLVED IN THE MERGER

Parlex Corporation
One Parlex Place
Methuen, Massachusetts 01844
(978) 685-4341
www.parlex.com
      Parlex Corporation is a world leader in the design and manufacture of flexible, interconnect products. Parlex Corporation is referred to herein, together with its subsidiaries, as “Parlex,” “the Company,” “we,” “our” and “us” unless specified otherwise. Parlex produces custom flexible, interconnect products utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a wide range of customers. Parlex’s revenues are derived principally from providing products, including flexible circuits, laminated cable, polymer thick film circuit, flexible interconnect hybrid circuits, and flexible interconnect assemblies, to the automotive, telecommunications, computer, medical, home appliance, electronic identification and diversified electronics markets and, until recently, the military market. Its manufacturing facilities are located in the United States, China, Mexico and the United Kingdom. Parlex’s common stock is listed on the Nasdaq National Market under the symbol “PRLX.” Parlex is incorporated under the laws of The Commonwealth of Massachusetts. Information contained on Parlex’s website does not constitute a part of this Proxy Statement.

Johnson Electric Holdings Limited
Johnson Building
6-22 Dai Shun Street
Tai Po Industrial Estate, Tai Po
New Territories, Hong Kong
(852) 2663 6688
www.johnsonelectric.com
Johnson Electric Holdings Limited is the world leader in manufacturing micro-motors for automotive and commercial markets. Johnson Electric Holdings Limited is referred to herein, together with its subsidiaries, as “JE Holdings.” Established in 1959, JE Holdings has shipped over five billion micro-motors to more than thirty countries in over one hundred different micro-motor applications and has the capacity to produce over three million motors a day (one billion annually). JE Holdings is headquartered in Hong Kong and employs over 33,000 people in 15 countries worldwide. JE Holdings is divided into three business groups, the Commercial Motors Group, the Automotive Motors Group and the Components & Services Group. JE Holdings has been listed on the Hong Kong Stock Exchange since 1984, and is a constituent stock of the Hang Seng Index. It is also a constituent stock of the Morgan Stanley Capital International Index and has a sponsored American Depositary Receipt Program in the United States through JPMorgan Chase Bank. The American Depositary Receipts trade on the over-the-counter market under the symbol “JELCY.”

J.E.C. Electronics Sub One, Inc.
c/o Johnson Electric Capital Limited
Johnson Building, 6-22 Dai Shun Street
Tai Po Industrial Estate, New Territories
Hong Kong
(852) 2663 6688
www.johnsonelectric.com
J.E.C. Electronics Sub One, Inc. is an indirect wholly-owned subsidiary of JE Holdings and has not engaged in any business activity other than in connection with the Merger. J.E.C. Electronics Sub One, Inc. is referred to herein as “Parent.”

J.E.C. Electronics Sub Two, Inc.
c/o Johnson Electric Capital Limited

Johnson Building, 6-22 Dai Shun Street
Tai Po Industrial Estate, New Territories
Hong Kong
(852) 2663 6688
www.johnsonelectric.com

J.E.C. Electronics Sub Two, Inc. is wholly-owned by Parent and has not engaged in any business activity other than in connection with the Merger. J.E.C. Electronics Sub Two, Inc. is referred to herein as “Purchaser.”

THE SPECIAL MEETING
General
      The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of shareholders to be held on [                    ], 2005 at [          ] a.m., local time, (the “Special Meeting”), or at any adjournments or postponements of the Special Meeting. The Special Meeting will be held at Parlex’s headquarters located at One Parlex Place, Methuen, Massachusetts 01844. Parlex intends to mail this Proxy Statement and the accompanying proxy card on or about [                    ], 2005 to all stockholders entitled to vote at the Special Meeting.
      At the special meeting, stockholders will be asked to consider and vote upon proposals to:

•	approve the Merger Agreement; and

•	adjourn the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement (we refer to this proposal in this proxy statement as the meeting adjournment proposal).
      The proxy statement, dated [                    ], 2005, is first being mailed to shareholders on or about [                    ], 2005.
Who May Vote at the Special Meeting
      Only holders of record of Parlex common stock as of the close of business on [                    ] (the “Record Date”) are entitled to notice of and to vote at the Special Meeting and on any adjournments thereof. As of the close of business on the Record Date, the outstanding stock of Parlex entitled to vote consisted of [                    ] shares of common stock. The holders of the outstanding shares of Parlex common stock are entitled to one vote per share with respect to each matter submitted to stockholders at the Special Meeting. The holders of the outstanding shares of Parlex preferred stock are not entitled to vote with respect to the matters submitted to stockholders at the Special Meeting.
How to Vote
      Holders of Parlex common stock may vote in person or by proxy. Execution of a proxy will not affect a stockholder’s right to attend the meeting and vote in person. All shares represented by valid proxies received by the Clerk of Parlex prior to the meeting will be voted as specified in the proxy. If no specification is made and if discretionary authority is conferred by the stockholder, the shares will be voted FOR each of the proposals. Shares of Parlex common stock represented at the Special Meeting but not voted, including shares of Parlex common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.
      Holders of Parlex common stock are requested to complete, date and sign the enclosed proxy card and promptly return it in the accompanying postage-paid envelope. Parlex stockholders may vote in person at the Special Meeting by delivering the completed proxy card at the meeting or by using written ballots that will be available to any Parlex stockholder who desires to vote in person at the Special Meeting. Parlex stockholders may also vote on the internet by completing the electronic voting instruction form found at [www.proxyvote.com] or by telephone using a touch-tone telephone and calling 1-800-          -          . Parlex stockholders who are beneficial owners of shares held in “street name” by a broker, trustee, bank or other nominee holder on behalf of such stockholder may vote in person at the meeting by obtaining a proxy from the nominee holding the Parlex shares. In addition, such Parlex stockholders may vote by proxy by completing and signing a voting instruction card provided to them by the nominee holding the Parlex shares.

How to Change Your Vote
      A holder of Parlex common stock giving a proxy has the power to revoke it at any time prior to its exercise by:

•	Delivering a written notice of revocation bearing a later date than the proxy to the Clerk of Parlex at or before the taking of the vote at the Special Meeting;

•	Delivering a duly executed proxy relating to the same shares and bearing a later date to the Clerk of Parlex before the taking of the vote at the Special Meeting;

•	Voting by telephone after previously voting or submitting a proxy card;

•	Voting on the internet after previously voting or submitting a proxy card; or

•	Attending the Special Meeting and voting such shares in person. Stockholders should note, however, that merely attending the Special Meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.
      If a stockholder holds shares in “street name” and has instructed its broker to vote such shares, the stockholder must follow the directions provided by its broker to change these instructions.
Quorum and Vote Required
      The presence, in person or by properly executed proxy, of the holders of at least a majority of the issued and outstanding shares of Parlex common stock entitled to vote at the Special Meeting will constitute a quorum. If a quorum is not present, it is expected that the meeting will be adjourned or postponed to enable Parlex to solicit additional proxies. If a new record date is set for the adjourned meeting, then a new quorum will have to be established. Approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Parlex common stock on the Record Date. Approval of the Merger Agreement does not require the vote of the holders of Parlex preferred stock. The proposal to grant the persons named as proxies the discretionary authority to vote to adjourn the Special Meeting, if necessary, and to satisfy the conditions to completing the Merger, including for the purpose of soliciting proxies to vote in favor of approval of the Merger Agreement, requires the approval of the holders of a majority of the shares of Parlex common stock present, in person or by proxy, and entitled to vote at the Special Meeting.
      Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present.
      The proposals to be considered at the Special Meeting are of great importance to Parlex. Accordingly, you are urged to read and carefully consider the information presented in this Proxy Statement and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.
      The Parlex board of directors recommends that you vote “FOR” the approval of the Merger Agreement and the meeting adjournment proposal.
Abstentions and Broker Non-Votes
      Only shares affirmatively voted for the approval of the Merger Agreement, including properly executed proxies that do not contain voting instructions, will be counted as voting for that proposal. If you abstain from voting, it will have the same effect as a vote against the approval of the Merger Agreement and as a vote against the proposal to grant authority to vote to adjourn the Special Meeting. Brokers who hold shares in “street name” for customers do not have the authority to vote on the approval of the Merger Agreement or the meeting adjournment proposal unless they have received instructions from beneficial owners. As a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the approval of the Merger Agreement and the adjournment of the Special Meeting.
Other Meeting Matters and Adjournment or Postponement
      The Parlex board of directors does not know of any matters other than those described in the notice of the Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the Merger Agreement or to permit the dissemination of information regarding material developments relating to the proposal to approve the Merger Agreement or otherwise germane to the Special Meeting, one or more persons named in the Parlex form of proxy will vote the shares represented by such proxy upon such matter as determined in their discretion. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to Parlex stockholders other than the announcement of such time and place at the Special Meeting. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which theretofore have been effectively revoked or withdrawn). The affirmative vote of a majority of the shares of common stock entitled to vote present, in person or by proxy, and voting at the Special Meeting is required to approve such adjournment.
Solicitation of Proxies
      The cost of soliciting proxies will be borne by Parlex. In addition to soliciting stockholders by mail, certain of Parlex’s directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. Parlex will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and Parlex will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of Parlex may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation. Parlex has retained an independent proxy solicitation firm, Georgeson Shareholder Services (“Georgeson”), to assist in soliciting proxies. Parlex has agreed to pay [                    ] fees for proxy solicitation services in the amount of $[          ] in fixed fees plus additional fees based on the number of soliciting calls made to Parlex stockholders and the number of votes received as a result of such calls, plus its expenses incurred in performing such services.
Appraisal Rights
      Parlex has concluded that holders of Parlex common stock and preferred stock are not entitled to appraisal rights in connection with the Merger pursuant to Section 13.02(a)(1) of the MBCA. Any Parlex stockholder that believes it is entitled to appraisal rights should do the following:

•	Deliver to Parlex written notice of such stockholder’s intent to demand payment for his or her shares of Parlex stock before the vote on the proposal to approve the Merger Agreement is taken;

•	NOT vote in favor of the proposal to approve the Merger Agreement, if such stockholder holds shares of Parlex common stock; and

•	Comply with other procedures as are required by Part 13 of the MBCA.

      A copy of the relevant sections of Part 13 of the MBCA, including Section 13.02(a)(1), is attached to this Proxy Statement as Annex C for the information and convenience of Parlex’s stockholders.
      Delivery of this Proxy Statement to Multiple Stockholders with the Same Address
      The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if Parlex believes the stockholders are members of the same family by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.
      A number of brokers with account holders who are Parlex stockholders will be “householding” Parlex’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Parlex that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to Parlex Corporation, Attention: Office of Investor Relations, One Parlex Place, Methuen, MA 01844, or contact Parlex’s Office of Investor Relations at (978) 685-4341. If your household received multiple proxy statements, but you would like to receive one set of Parlex’s proxy materials in the future:

•	If your Parlex shares are registered in your own name, please contact Parlex’s transfer agent, [ ], by phone at [ ], or by mail to [ ]; or

•	If a broker or other nominee holds your Parlex shares, please contact your broker and Parlex Corporation, Office of Investor Relations, and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

THE MERGER
      This section describes material aspects of the Merger, including the Merger Agreement. Although Parlex believes that the description covers the material terms of the Merger and the Merger Agreement, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to in this Proxy Statement for a more complete understanding of the Merger and the Merger Agreement.
      Parlex stockholders are being asked to consider and act upon a proposal to approve the Merger Agreement. The Merger Agreement provides for the acquisition of all the outstanding shares of common stock of Parlex for $6.75 in cash, per share of common stock, without interest, less any required withholding taxes (the “Common Share Merger Consideration”) and all of the outstanding shares of preferred stock for $80.00 in cash, per share of preferred stock (which is the liquidation value of each share of preferred stock), plus any accrued and unpaid dividends as of the date of the Merger, without interest or additional dividends thereon, less any required withholding taxes (the “Preferred Share Merger Consideration”). The Merger will not be completed unless the Merger Agreement is approved.
Background of the Proposed Merger
      In fiscal 2001, the collapse of the telecom infrastructure market significantly affected Parlex’s business and prospects. This market represented over 30% of Parlex’s revenues and 70% of the revenues of its multilayer operation. Our business then entered a sustained period of losses as its multilayer division was saddled with significant infrastructure costs and greatly reduced sales. Additionally, Parlex’s North American business was further affected adversely by increased competition from lower-cost Asian manufacturing.
      At a meeting of Parlex’s board of directors on February 24, 2004, management presented a recovery plan for the multilayer operations and a liquidity plan. It was anticipated that recovery for the multilayer business would take several years and that limited liquidity options would constrain growth in its other operations. Management suggested that more aggressive strategic alternatives should be explored, including the potential sale of the business in part or in its entirety. Management recommended to the board of directors that Parlex engage investment banking services to assist in the evaluation of alternatives.
      Over the next several months, management met with a number of investment banking firms and, on May 6, 2004, the board of directors approved management’s recommendation to engage Needham & Company. The board of directors further endorsed the recommendation that Needham & Company advise Parlex on the sale of the entire company, the sale of one or more business lines or assets and the sale of a minority interest in Parlex’s China operation.
      During the period from May 2004 through December 2004, Parlex’s management, with the assistance of Needham & Company, developed criteria for identifying public and private companies for a potential strategic transaction. Management also solicited individual board members for recommendations on potential merger partners. Throughout this period, Parlex approached and had meetings with domestic and international companies and financial sponsors which might have an interest in a business combination.
      Through December 2004, management or Needham & Company contacted 39 companies about the potential for engaging in strategic discussions. Management also contacted 57 companies about the sale of selected assets of Parlex. Parlex held management meetings with 12 companies and 3 entities performed due diligence on its business. On August 31, 2004, Parlex received a preliminary, non-binding indication of interest from a public company for an acquisition of the entire company at a price of $6.10 per share of common stock. Over the next several months, negotiations took place between representatives of Parlex and the interested company over the terms of the indication of interest. On November 5, 2004, the interested company increased its offer to $7.00 per share of common stock. On December 10, 2004, as a result of further negotiations, Parlex and the interested company agreed upon, but did not sign, a final form of a letter expressing the interested company’s non-binding indication of interest at a price of

$7.50 per share of common stock. The letter granted the interested company an exclusivity period of approximately 45 days.
      On December 13, 2004, Parlex received a non-binding proposal from JE Holdings to acquire Parlex for an indicative price of between $8.05 and $8.50 per share of common stock. This proposal was the first time that JE Holdings had presented anything in writing concerning a business combination, and JE Holdings had not performed as extensive a due diligence investigation as had the interested company. Management instructed Needham & Company to inquire further into the substance of the JE Holdings, proposal to determine whether it was reasonably likely to result in a proposal that was superior to that made by the interested company.
      On December 13, 2004, the Parlex board of directors received from management and Needham & Company a detailed update on Parlex’s sale discussions. Management presented more detailed reviews of the proposals of the interested company and JE Holdings. The interested company had engaged a financial advisor to assist it in the transaction and had conducted more extensive due diligence than had JE Holdings. Needham & Company was not able to determine whether JE Holdings had engaged financial advisors to assist in the preparation of its proposal. The board also believed that it needed a better assessment of JE Holdings’ level of interest in acquiring Parlex, and therefore the board instructed Needham & Company to obtain additional clarification from JE Holdings management and agreed to reconvene the following day.
      Needham & Company contacted JE Holdings’ management and on December 14, 2004, Needham & Company reported to the board of directors on the limited due diligence JE Holdings had undertaken. As a result of the numerous contingencies underlying JE Holdings’ proposal, and concerns that JE Holdings’ offer would likely be significantly altered following additional due diligence, management recommended that Parlex pursue a transaction based on the offer provided by the other company. After being advised by counsel of their fiduciary duties to shareholders under applicable law, the board of directors voted to enter into a non-binding letter of intent regarding the sale of all of Parlex’s outstanding shares to the interested company at a price of $7.50 per share.
      Following the December 14, 2004 board meeting, Parlex entered into an exclusivity arrangement with the interested company to engage in due diligence and begin negotiation of a definitive agreement. On February 1, 2005, the exclusivity period was extended 15 days. On February 16, 2005, discussions were terminated, in part due to management changes at the interested company.
      On February 16, 2005, Peter J. Murphy, President and Chief Executive Officer of Parlex, contacted Paul Tong, Chief Operating Officer of JE Holdings, to resume discussions regarding a potential business combination between JE Holdings and Parlex. At that time, they agreed to a meeting to discuss a possible transaction.
      On February 18, 2005, Mr. Murphy contacted Amphenol Corporation to discuss the sale of the multilayer division of Parlex. On March 13, 2005, Mr. Murphy and Jonathan R. Kosheff, Chief Financial Officer, Principal Accounting Officer and Treasurer, met with Martin H. Loeffler, Chairman, President and Chief Executive Officer, Gary Anderson, Senior Vice President, and Mick Hayden, General Manager of Circuit Operations of Amphenol Corporation, to discuss the potential sale of the multilayer division.
      On March 7, 2005, representatives from Morgan Joseph & Co., Inc., financial advisor to JE Holdings, and Morrison & Foerster LLP, legal advisors to JE Holdings, commenced their financial, legal and business due diligence review of Parlex and its businesses.
      On March 21 and 22, 2005, Patrick Wang, Chairman and Chief Executive Officer of JE Holdings, Christopher Hasson, Chief Executive Officer, and Hui Huang, Executive Director of Johnson Electric Capital Limited, JE Holdings’ direct investment arm, and other JE Holdings representatives, visited Parlex’s facilities in China. Mr. Murphy met there with JE Holdings to discuss opportunities for a potential merger between the companies.

      On March 24, 2005, representatives from Morgan Joseph visited Parlex’s corporate headquarters in Methuen, Massachusetts to continue financial, legal and business due diligence review of Parlex and meet with Mr. Kosheff.
      On April 6, 2005, JE Holdings submitted a non-binding proposal to acquire selected assets of Parlex, indicating that it was willing to pay up to $60 million for such assets (including the assumption of liabilities). Mr. Murphy responded in a letter dated April 13, 2005, indicating that the Parlex board of directors required that JE Holdings make a proposal to acquire the entire company. In response to that letter, JE Holdings submitted a non-binding proposal on April 19, 2005 in which it proposed to acquire the entire company at a price of up to $6.80 in cash, per share of common stock. Following further negotiations and discussions between the parties, on April 25, 2005, JE Holdings submitted a non-binding proposal expressing its interest in proceeding with an acquisition of Parlex for up to $7.00 in cash per share of common stock. The proposed acquisition included several conditions that would need to occur prior to the closing of the transaction, including: (i) the divestiture of the Multilayer Business, (ii) proceeds from the divestiture of the multilayer division exceeding the amount required to retire the indebtedness (including relevant lease obligations) associated with the Methuen, Massachusetts facility, as well as any one-time charges or other liabilities associated with closing the facility and (iii) the face value of Parlex’s total funded indebtedness outstanding as of the closing of the acquisition not to exceed $18.7 million, including the liquidation preference of the Parlex preferred stock and the amount due (including the liquidation premium) on the Parlex convertible subordinated notes. The proposal was subject to completion of JE Holdings’ due diligence and included a 60-day exclusivity period in which to negotiate a definitive agreement and complete due diligence.
      Following receipt of the proposal, Parlex’s management met with its legal and financial advisors to review and discuss the nonbinding proposal, including the closing conditions. On April 26, 2005, the Parlex board of directors received from management and Needham & Company a detailed explanation of the discussions held to date with JE Holdings. After being advised by legal counsel of their fiduciary duties under applicable law, at the meeting, the board accepted JE Holdings’ proposal to enter into a 60-day exclusivity period to negotiate a definitive agreement and complete due diligence.
      Over the next month, representatives of JE Holdings and Parlex met at the Parlex facilities located in Methuen, Massachusetts; Cranston, Rhode Island; San Jose, California; the Isle of Wight, United Kingdom; and China.
      On April 12 and 13, 2005, Mr. Murphy and Mr. Kosheff visited Mr. Anderson and Mr. Hayden at the Amphenol facility in Sidney, New York. Additional meetings were held between April 15, 2005 and June 30, 2005.
      On June 21, 2005, Mr. Hasson, Ms. Huang, and representatives from Morgan Joseph met with Mr. Herbert Pollack, the Chairman of Parlex’s board of directors, as well as Mr. Murphy, Mr. Kosheff and representatives from Needham & Company to discuss the terms outlined in the nonbinding proposal dated April 25, 2005. JE Holdings proposed to revise its offer to $6.00 per share primarily due to concerns regarding (i) the financial performance of certain Parlex operations, (ii) international tax issues, and (iii) additional accounting studies required to structure the transaction. After subsequent negotiations between Mr. Murphy and Mr. Hasson, JE Holdings agreed to revise the proposal to $6.75 per share.
      On June 24, 2005, JE Holdings submitted to Parlex a revised written, nonbinding indication of interest expressing JE Holdings’ interest in proceeding with an acquisition of Parlex at $6.75 in cash per share. The letter contained similar closing conditions to JE Holdings’ previous proposal and contained a request for a 30-day extension of the exclusivity period.
      On June 29, 2005, the Parlex board of directors received a detailed explanation of the proposed multilayer division transaction with Amphenol Corporation. During the meeting, the board of directors also agreed to negotiate the sale of Parlex to JE Holdings at the revised purchase price of $6.75 per share and accepted an extension of the exclusivity period with JE Holdings through July 25, 2005.

      Parlex received a Letter of Intent from Amphenol, dated June 30, 2005, to purchase selected assets of the multilayer division, including the book of business, production equipment and inventory. The transaction was valued at a range of $4 to $6 million.
      Between June 24, 2005 and August 17, 2005, Parlex and JE Holdings continued the due diligence process and began drafting a definitive merger agreement reflecting the revised proposal. Counsel for JE Holdings submitted an initial draft of the definitive merger agreement on July 14, 2005. During this period, the parties held a series of negotiating sessions by telephone and in person. During these negotiations, participants discussed items including, but not limited to, tax and environmental issues, the closing conditions, as well as related business issues.
      Between August 1 and August 16, 2005, Mr. Murphy, Mr. Kosheff, Mr. Hasson, and the legal and financial advisors to Parlex and JE Holdings continued negotiations and finalized the merger agreement.
      On August 16, 2005, Parlex management reached an agreement with Amphenol Corporation with respect to the sale of Parlex’s multilayer division.
      On August 16, 2005, the Parlex board of directors held a special telephonic meeting. Prior to the meeting, the directors were provided with the draft merger agreement, dated August 15, 2005, between JE Holdings and Parlex; the Needham & Company fairness opinion presentation; the Asset Purchase Agreement for Amphenol Corporation’s purchase of the Parlex multilayer division; and other materials relevant to the proposed combination. At the meeting:

•	Management of Parlex described the events that had occurred since the most recent board of directors meeting.

•	Management of Parlex reviewed the asset purchase agreement with Amphenol Corporation and the potential divestiture of the multilayer division.

•	Management of Parlex described the strategic rationale for the merger, including a review of Parlex’s previous discussions about potential strategic partners, including the other company that had made a proposal, and the advantages and potential risks of a business combination with JE Holdings.

•	Management of Parlex summarized the history of the negotiations and described the financial terms of the acquisition and the analysis on which those terms were based. They also discussed other principal business terms of the proposed transaction.

•	Legal counsel to Parlex reviewed legal matters, including the structure of the proposed transaction, terms of the merger agreement and the fiduciary duties the directors had to shareholders under applicable law.

•	Needham & Company opined that the consideration to be received by the common stockholders of Parlex was fair to the common stockholders from a financial point of view and provided the board with the analyses underlying its opinion and, on August 16, 2005, provided the board of directors with a written fairness opinion to such effect.
      Following the discussion, the Parlex board of directors unanimously approved the Merger Agreement and resolved to recommend that Parlex’s common stockholders vote in favor of the approval of the Merger Agreement.
      On August 17, 2005, JE Holdings and Parlex issued press releases announcing the execution of the Merger Agreement.
      On August 24, 2005, Parlex, JE Holdings, Parent and Purchaser amended the Merger Agreement to specify that the “Termination Date” is January 15, 2006.

Reasons for the Merger
      The Parlex board of directors has unanimously determined, as of the date of the Merger Agreement, that the Merger Agreement and the Merger, taken together, are fair to, and in the best interests of, the stockholders of Parlex. The Parlex board of directors unanimously recommends that holders of Parlex common stock vote FOR the proposal to approve the Merger Agreement and the transactions contemplated thereby (including the Merger).
      In evaluating, adopting and approving the Merger Agreement and the Merger and recommending that the holders of Parlex common stock vote to approve the Merger Agreement and the transactions contemplated thereby (including the Merger), the Parlex board of directors retained Needham & Company as financial advisor, consulted with Ropes & Gray LLP, and considered a number of factors, including the following:

•	The business, financial, market and execution risks associated with remaining independent and successfully implementing Parlex’s business strategies;

•	The difficult liquidity position in which Parlex has operated over the last several years and the need for seeking additional capital;

•	The merger consideration is all cash, which provides certainty of value to Parlex stockholders;

•	The likelihood that the Merger will be consummated, in light of the experience, reputation and financial capability of JE Holdings and the absence of any financing condition to JE Holdings’ obligation to complete the Merger;

•	The financial analysis of Needham & Company presented to the Parlex board of directors on August 16, 2005, and the opinion of Needham & Company delivered to the Parlex board of directors that, as of August 16, 2005, and based upon and subject to the various factors, assumptions, limitations and qualifications set forth in the opinion, the $6.75 in cash, per share of Parlex common stock to be received by holders of shares of Parlex common stock pursuant to the Merger Agreement was fair, from a financial point of view, to those holders (the full text of the opinion setting forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Proxy Statement);

•	Parlex had undertaken an extensive sale process, which is described above under “The Merger — Background of the Proposed Merger” on page 20, and was not able to enter into a definitive agreement with any other company to acquire Parlex;

•	The premium that the merger consideration of $6.75 per share represented in comparison to the closing price per share of the Parlex common stock on June 28, 2005 (the day before the Parlex board of directors first met to consider JE Holdings’ offer of $6.75 per share) ($5.48), on August 15, 2005 (the last trading day prior to the date the Parlex board of directors acted on the matter) ($6.48), and the average share price of the Parlex common stock for the previous four weeks ($5.98), previous three months ($5.91), previous six months ($6.09), and previous twelve months ($6.13);

•	The other terms and conditions of the Merger Agreement, including:

•	The scope of the representations, warranties and covenants being made by Parlex;

•	The conditions to the consummation of the Merger, including the requirement that the Merger Agreement be approved by Parlex stockholders;

•	The ability of the Parlex board of directors, in the exercise of its fiduciary duties in accordance with the Merger Agreement, to provide information to, engage in negotiations with, change its recommendation to stockholders to approve the Merger Agreement, and potentially enter into a transaction with another party in connection with any an unsolicited, bona fide alternative acquisition proposal that the Parlex board of directors determines in good faith is reasonably likely to lead to a superior proposal, subject to specified conditions, including the condition that, if the Parlex board of directors accepts or recommends such a superior proposal, Parlex must pay a $2,000,000 termination fee to JE Holdings; and

•	The Parlex board of directors also considered a number of potentially countervailing factors in its deliberations concerning the Merger, including the following:

•	That Parlex will no longer exist as an independent company and its stockholders will no longer participate in Parlex’s growth or benefit from any future increases in the value of Parlex or from any synergies that may be created by the Merger;

•	That, under the terms of the Merger Agreement, Parlex cannot solicit other acquisition proposals and must pay or cause to be paid to JE Holdings a termination fee of $2,000,000 in cash if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, including if the Parlex board of directors exercises its right to terminate the Merger Agreement and enter into an alternative superior transaction, which may deter others from proposing an alternative transaction that may be more advantageous to Parlex stockholders;

•	The ability to consummate the Merger, including the conditions to the Merger requiring receipt of certain regulatory approvals;

•	That gains from this all-cash transaction will be taxable to Parlex stockholders for U.S. federal income tax purposes;

•	That if the Merger does not close, Parlex’s officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction and Parlex will have incurred substantial transaction costs in connection with the transaction and such costs will negatively impact Parlex’s operating results; and

•	That if the holders of at least two-thirds of the outstanding shares of Parlex common stock do not approve the Merger (“Stockholder Approval”), the Merger Agreement may be terminated and Parlex will be required to pay up to $400,000 to JE Holdings in connection with such termination for expenses incurred by JE Holdings in connection with the Merger.
      The Parlex board of directors considered all of the above in light of Parlex’s historical and projected business, operations, assets, financial condition, operating results and cash flows and prospects.
      The Parlex board of directors also considered the interests of its directors and executive officers in the transactions contemplated by the Merger Agreement, which are described below under “The Merger — Interests of Certain Persons in the Merger.”
      The Parlex board of directors concluded that, on balance, the potential benefits to Parlex and its stockholders of the transactions contemplated by the Merger Agreement outweighed the potential disadvantages and risks associated with those transactions. The foregoing discussion of the information and factors considered by the Parlex board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluations, the Parlex board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. Instead, the Parlex board of directors conducted an overall analysis of the factors described above, including summaries of discussions of Parlex’s management with Parlex’s legal, financial, accounting, tax and other advisors. In considering the factors described above, each individual director may have weighed more heavily some factors over others.
Recommendation of the Parlex Board of Directors
      The Parlex board of directors unanimously recommends that you vote FOR the proposal to approve the Merger Agreement.

Opinion of Parlex’s Financial Advisor
      Parlex retained Needham & Company to furnish financial advisory services with respect to potential strategic alternatives for Parlex and, if requested by the board of directors of Parlex, to render an opinion to the board of directors of Parlex as to the fairness, from a financial point of view, to the stockholders of Parlex of any transaction that Parlex entered into.
      On August 16, 2005, Needham & Company delivered its oral opinion (and subsequently delivered its written opinion of that date) to the board of directors of Parlex, to the effect that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the consideration of $6.75 per share in cash, to be paid to the common stockholders of Parlex in connection with the Merger in accordance with the terms of the draft definitive merger agreement dated August 15, 2005 (the “August Definitive Agreement”) was fair to the holders of Parlex common stock from a financial point of view.
      The amount and form of consideration to be paid in the Merger was determined through arm’s-length negotiations between Parlex and JE Holdings and not by Needham & Company. Needham & Company was not asked to consider, and the Needham & Company opinion does not address, the underlying business decision of Parlex to engage in the Merger, the relative merits of the Merger as compared to other business strategies that might exist for Parlex, or the effect of any other transaction in which Parlex might engage. Needham & Company expressed no opinion or recommendation as to whether or not stockholders of Parlex should vote in favor of the Merger. In addition, Needham & Company was not asked to consider, and Needham & Company expressed no opinion as to fairness, from a financial point of view, to Parlex of the consideration to be paid by Amphenol in the sale of Parlex’s multilayer division (the “Multilayer Business”) contemplated in the August 12, 2005 draft of the Amphenol Asset Purchase Agreement (the “Amphenol Asset Purchase Agreement”), although the opinion assumes that the sale of the Multilayer Business would be consummated upon the terms and conditions of the Amphenol Asset Purchase Agreement.
      The complete text of the written opinion of Needham & Company, dated August 16, 2005, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham & Company, is attached to this Proxy Statement as Annex B and is incorporated herein by reference. The summary of the Needham & Company opinion set forth in this proxy statement is qualified in its entirety by reference to the Needham & Company opinion. Parlex stockholders are urged to read the Needham & Company opinion carefully and in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Needham & Company. The Needham & Company opinion is addressed to the board of directors of Parlex, is directed only to the financial terms of the August Definitive Agreement and does not constitute a recommendation to any Parlex stockholder as to how that stockholder should vote on, or take any other action relating to, the Merger.
      In arriving at its opinion, Needham & Company considered and reviewed such financial and other matters as it deemed relevant, including, among other things:

(1) the August Definitive Agreement;

(2) a draft dated August 12, 2005 of the Amphenol Asset Purchase Agreement;

(3) certain publicly available information concerning Parlex and certain other relevant financial and operating data of Parlex furnished to us by Parlex;

(4) certain materials prepared by Parlex concerning the business and prospects of Parlex;

(5) certain financial forecasts with respect to Parlex prepared by the management of Parlex;

(6) the projected net proceeds from the sale of the Multilayer Business prepared by the management of Parlex;

(7) certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for Parlex;

(8) the historical stock prices and trading volumes of Parlex common stock; and

(9) the financial terms of certain other business combinations that Needham & Company deemed generally relevant.
      In addition, Needham & Company held discussions with members of management of Parlex concerning the business and prospects of Parlex and participated in discussions and negotiations among representatives of Parlex and JE Holdings and their financial and legal advisors. Needham & Company also performed and/or considered such other studies, analyses, inquiries and investigations as it deemed appropriate.
      In connection with its review and arriving at its opinion, Needham & Company, with Parlex’s consent, assumed and relied upon the accuracy and completeness of all financial and other information provided to it by Parlex for purposes of its opinion and neither attempted to verify independently nor assumed responsibility for verifying such information. In addition, Needham & Company assumed that (i) the Merger would be consummated upon the terms and subject to the conditions set forth in the August Definitive Agreement and (ii) Amphenol’s acquisition of the Multilayer Business would be consummated upon the terms and subject to the conditions set forth in the Amphenol Asset Purchase Agreement. With respect to the financial forecasts for Parlex and the projected net proceeds from the sale of the Multilayer Business provided to Needham & Company by Parlex’s management, Needham & Company assumed, with Parlex’s consent and based upon discussions with Parlex’s management, that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Parlex and the projected proceeds from the sale of the Multilayer Business. Needham & Company expressed no opinion with respect to any of such forecasts, projections or estimates or the assumptions on which they were based.
      Needham & Company further relied upon the assurance of the management of Parlex that they were unaware of any facts that would make the information provided to Needham & Company incomplete or misleading in any respect.
      With respect to all legal and financial reporting matters relating to Parlex, the Merger and the August Definitive Agreement, Needham & Company relied on the fact that Parlex has consulted with its legal counsel and independent accountants on these matters. Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Parlex or JE Holdings, nor was Needham & Company furnished with these materials. Needham & Company’s services to Parlex in connection with the Merger were comprised of rendering an opinion from a financial point of view of the consideration to be paid by JE Holdings to the holders of Parlex common stock in connection with the Merger. Needham & Company’s opinion was necessarily based upon economic, monetary and market conditions and other circumstances as they existed and could be evaluated by Needham & Company on the date of its opinion. It should be understood that, although subsequent circumstances and events may affect its opinion, Needham & Company does not have any obligation to update, revise or reaffirm its opinion and Needham & Company expressly disclaims any responsibility to do so.
      In rendering its opinion, Needham & Company assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the August Definitive Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the August Definitive Agreement and that all conditions to the consummation of the Merger will be satisfied without any material waiver thereof. Needham & Company assumed that the Merger would be consummated upon the terms and conditions of the August Definitive Agreement. Needham & Company also assumed that all governmental, regulatory and other consents and approvals contemplated by the August Definitive Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger.

      The following is a summary of the principal financial analyses Needham & Company performed to arrive at its opinion. Some of the summaries of financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Needham & Company performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Parlex the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Parlex. No limitations were imposed by the Parlex board of directors with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.
Stock Trading History
      To provide contextual data and comparative market data, Needham & Company reviewed the historical market prices of Parlex common stock at various points over the last twelve months ended August 15, 2005. Needham & Company noted that, over the past twelve-month period, the high and low closing prices of Parlex common stock were $8.40 and $4.75, respectively.
Historical Stock Trading Analysis
      Needham & Company analyzed the prices of Parlex common stock at various points over the last twelve months ended August 15, 2005. The table below lists the stock prices at those points and the premium or discount implied by the offer price of $6.75.

		Premium/(Discount)
Point	Price ($)	Implied by Offer Price (%)

August 15, 2005	6.48	4.2
One Week Prior	5.94	13.6
One Month Prior	5.97	13.1
Three Months Prior	5.98	12.9
Nine Months Prior	5.81	16.2
One Year Prior	5.59	20.8
52-Week High	8.40	(19.6)
52-Week Low	4.75	42.1
Selected Merger Transactions Analysis
      Needham & Company reviewed and analyzed public and acquisition multiples of selected printed circuit board (“PCB”) manufacturing and flexible circuit manufacturing acquisition transactions. The transaction Needham & Company reviewed were (listed as acquirer/ target):

Merix Corp./ Data Circuit Systems, Inc.
Sanmina-SCI Corporation/ Pentex-Schweizer Circuits Limited
LaBarge, Inc./ Pinnacle Electronics LLC
Celestica Inc./ Primetech Electronics Inc.
Plexus Corp./ e2E Corporation
ACT Manufacturing, Inc./ GSS Array Technology Public Company Limited
Innovex, Inc./ ADFlex Solutions, Inc.
Dii Group, Inc./ Micro Electronica Ltd.
Saturn Electronics & Engineering, Inc./ Smartflex Systems, Inc.
Sanmina Corp./ Altron Inc.
Tyco International Ltd./ Sigma Circuits Inc.

Viasystems Group, Inc./ Zincocelere SpA.
Benchmark Electronics Inc./ Lockheed Martin Corp.’s Commercial Electronics Unit

      The following table sets forth information concerning (i) the enterprise value (market capitalization plus net debt) as a multiple of the target company’s revenue as reported during the last twelve months (“LTM”) prior to announcing the transaction, where available, (ii) the enterprise value as a multiple of the target company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) as reported during the last twelve months prior to announcing the transaction, where available and (iii) the implied premium of the value to common stockholders of the target company in the transaction over the last reported price of the target company’s common stock, one-day, five-days and thirty-days prior to the announcement of the transaction.

	Enterprise
	Value/LTM				Premium

	Revenue		EBITDA		1-Day	5-Day	30-Day

Mean	0.9	x	14.8	x	35%	53%	78%
Median	1.0	x	7.5	x	14%	17%	28%
High	1.6	x	43.0	x	109%	205%	273%
Low	0.3	x	5.8	x	(11)%	3%	4%
      Although the premiums paid in the selected transactions were used for comparison purposes, none of those transactions is directly comparable to the Merger, and none of the companies in those transactions is directly comparable to Parlex or JE Holdings. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical, financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Parlex to which they are being compared.
Selected Comparable Public Companies Analysis
      Using publicly available information, Needham & Company compared selected financial and other data of Parlex, pro forma for the sale of the Multilayer Business, to corresponding data for selected publicly traded companies with operations in each of three related functional areas, defined as Contract Manufacturers, PCB Manufacturing and Flexible Circuit Manufacturing, that for purposes of this analysis, may in the aggregate, be considered reasonably comparable to the operations of Parlex. Needham & Company compared Parlex with the companies listed below.
      Company Name:

•	Flextronics International, Ltd.

•	Jabil Circuit, Inc.
•	Solectron Corporation
•	Sanmina-SCI Corporation
•	Benchmark Electronics, Inc.
•	Plexus Corp.
•	Pemstar, Inc.
•	TTM Technologies, Inc.
•	DDi Corp.
•	Merix Corporation
•	Multi-Fineline Electronics, Inc.
•	Innovex, Inc.
      For each of these comparable companies, Needham & Company calculated equity value and enterprise value, based on closing stock prices on August 15, 2005. The following table sets forth information concerning (i) the enterprise value as a multiple of LTM revenue, (ii) the enterprise value as a multiple of projected Calendar Year 2005 revenue, based on consensus Wall Street research estimates,

(iii) the enterprise value as a multiple of LTM EBITDA and (iv) the enterprise value as a multiple of projected Calendar Year 2005 EBITDA, based on the consensus of Wall Street research estimates.

Contract Manufacturing

	Enterprise Value/

	Revenue				EBITDA

	LTM		CY05		LTM		CY05

Mean	0.4	x	0.4	x	9.5	x	8.4x
Median	0.5	x	0.4	x	8.8	x	8.2x
High	0.8	x	0.7	x	12.3	x	10.6x
Low	0.2	x	0.2	x	7.2	x	5.9x

PCB Manufacturing

	Enterprise Value/

	Revenue				EBITDA

	LTM		CY05		LTM		CY05

Mean	0.6	x	0.6	x	16.1	x	5.4x
Median	0.6	x	0.6	x	5.2	x	3.7x
High	0.9	x	0.9	x	38.2	x	9.2x
Low	0.4	x	0.3	x	4.9	x	3.3x

Flexible Circuit Manufacturing

	Enterprise Value/

	Revenue				EBITDA

	LTM		CY05		LTM		CY05

Mean	1.2	x	1.0	x	31.4	x	9.5x
High	1.8	x	1.6	x	53.0	x	9.5x
Low	0.6	x	0.5	x	9.7	x	9.5x
      Although the financial metrics of the comparable companies were used for comparison purposes, none of them is directly comparable to Parlex. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the trading value of such companies.
      The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances; and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Needham & Company did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Needham & Company believes, and has advised the board of directors of Parlex, that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Parlex and JE Holdings. These analyses performed by Needham & Company are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty, being based upon numerous factors or events beyond the control of Parlex or JE Holdings or their respective advisors. None of Parlex, JE Holdings, Needham & Company or any other person assumes responsibility if future results are materially different from those projected. Needham & Company’s opinion and its related analyses were only one of many factors considered by the board of directors of Parlex in its evaluation of the Merger as described in the August Definitive Agreement and should not be viewed as determinative of the views of the board of directors with respect to the fairness of the total consideration to Parlex stockholders.
      Needham & Company owns 12,500 shares of preferred stock of Parlex and warrants to purchase 62,500 shares of common stock at an exercise price of $8.00 per share. Entities affiliated with Needham & Company own an additional 385,000 shares of common stock of Parlex. In the ordinary course of its business, Needham & Company and its affiliates trade the equity securities of Parlex for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. Needham & Company and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to Parlex, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received, and may in the future receive, fees for the rendering of such services.
      If the Merger as described in the August Definitive Agreement is completed during the period Needham & Company is retained by Parlex, or within twelve months thereafter, Parlex will pay Needham & Company a total of $1,069,999 for its services as the financial advisor of Parlex. If the Merger is not completed during that period, Parlex will pay Needham $250,000 for rendering its opinion as to fairness, from a financial point of view, of the consideration to be paid by JE Holdings to the holders of common stock of Parlex in connection with the Merger. Parlex will also reimburse Needham & Company for its reasonable out-of-pocket expenses. Additionally, Parlex agrees to indemnify Needham & Company against certain liabilities arising out of its role as financial advisor and out of the rendering of the Needham & Company opinion, including liabilities under the federal securities laws. The terms of the fee arrangement with Needham & Company, which are customary in transactions of this nature, were negotiated on an arm’s-length basis between Parlex and Needham & Company, and the board of directors of Parlex was aware of the arrangement, including the fact that a significant portion of the fee payable to Needham & Company is contingent upon the completion of the Merger.
      Needham & Company was selected by the board of directors of Parlex to render an opinion to the board of directors of Parlex because Needham & Company is an internationally recognized investment banking firm and because, as part of its investment banking business, Needham & Company is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Financial Projections
      Although Parlex does not publicly provide financial projections or guidance regarding the future performance of Parlex as to future sales, earnings or other results beyond one year, during the course of discussions with JE Holdings, the management of Parlex discussed its views on the financial projections and the future financial performance of Parlex with JE Holdings. The table below is a summary of the projections provided to JE Holdings. The summary of the projections set forth below is included to give our shareholders access to information that was not publicly available and that was significant to and relied upon by JE Holdings in considering its acquisition of Parlex.
      The projections were not prepared with a view toward public disclosure or in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Neither Parlex’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial information contained in this section, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
      The projections included below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 12. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date each set of projections was prepared. Although presented with numerical specificity, the projections were not prepared in the ordinary course and are based upon a variety of estimates and hypothetical assumptions. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Parlex’s control, and such uncertainties and contingencies can generally be expected to increase with the passage of time from the dates of the projections. Accordingly, the assumptions made in preparing the projections might not prove accurate, and actual results might differ materially. In addition, the projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Merger and related financing, which might also cause actual results to differ materially.
      For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied upon as such. Neither Parlex nor our board of directors assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation regarding the information contained in the projections and, except as may be required by applicable securities laws, there is no intention to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error. Because the prospective financial information provided in this proxy statement is in summary format, you are cautioned not to rely on this information in making a decision whether to vote in favor of the merger agreement.
      The following tables are summaries of the projections included in materials provided to JE Holdings in connection with its consideration of the Merger.
Parlex Consolidated Including Multilayer Operations

	FY’03	FY’04	FY’05	FY’06
	Actuals	Actuals	Forecast	Prelim.Plan

Revenue	$82,821	$95,539	$122,028	$155,712
		15%	28%	28%
Cost of Goods Sold	$80,803	$85,217	$106,609	$128,969

Gross Margin	$2,018	$10,322	$15,419	$26,743
Gross Margin %	2.4%	10.8%	12.6%	17.2%
S,G&A	$14,484	$15,820	$18,038	$19,129

Operating Income	$(12,466)	$(5,498)	$(2,619)	$7,614

	(15)%	(6)%	(2)%	5%
Interest/Other Expense	$945	$2,567	$3,071	$3,200

Income/Loss From Operations before Taxes & Minority Interest	$(13,411)	$(8,065)	$(5,690)	$4,414

	(16)%	(8)%	(5)%	3%

Parlex Consolidated Excluding Multilayer Operations

	FY’03	FY’04	FY’05	FY’06
	Actuals	Actuals	Forecast	Prelim.Plan

Revenue	$63,837	$82,325	$103,861	$134,209
		29%	26%	29%
Cost of Goods Sold	$54,621	$66,399	$84,855	$106,922

Gross Margin	$9,216	$15,926	$19,006	$27,287
Gross Margin %	14.4%	19.3%	18.3%	20.3%
S,G&A	$12,117	$13,645	$15,784	$16,708

Operating Income	$(2,901)	$2,281	$3,222	$10,579

	(5)%	3%	3%	8%
Interest Expense	$945	$2,567	$3,071	$3,000

Pre-tax Income/(loss) excluding Multilayer Operations	$(3,846)	$(286)	$151	$7,579

	(6)%	0%	0%	6%

Interests of Certain Persons in the Merger
      In considering the recommendation of Parlex’s board of directors in favor of the Merger, you should be aware that there are provisions of the Merger Agreement and other existing agreements that will result in certain benefits to Parlex’s directors and executive officers that are not available to stockholders generally. Parlex’s board of directors was aware of, and considered the interests of, its directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the Merger and in adopting and approving the Merger Agreement and the Merger. Other than the provisions of the Merger Agreement described below, the arrangements described below were in existence before the discussions about the Merger began. Stockholders should take these benefits into account when deciding whether to vote for approval of the Merger Agreement.

      Stock Options. Upon the completion of the Merger, all outstanding options to purchase shares of Parlex common stock, whether vested or unvested, exercisable or not exercisable, will be cancelled and the holders thereof will receive an amount equal to the product of (i) the excess of $6.75 over the exercise price per share, if any, and (ii) the total number of shares subject to such Parlex stock option. The following table sets forth, as of September 9, 2005, the number of shares of Parlex common stock subject to options that are held by Parlex’s executive officers and directors and the estimated cash payment such persons will receive in the Merger in exchange for the options.

		Weighted
		Average Exercise	Realizable Value of
	Shares Subject to	of Price per	All Options at the
	Outstanding	Share of All	Closing of the
Name	Options(1)	Options ($)	Merger ($)

Sheldon Buckler	28,500	11.11	1,275
Richard W. Hale	28,500	11.11	1,275
Jonathan R. Kosheff	55,000	9.11	11,250
Thibaud LeSeguillon	30,500	9.53	3,750
Peter J. Murphy	147,000	13.33	18,750
David Price	18,500	9.41	3,750
Lester Pollack	28,500	9.04	9,375
Russell D. Wright	10,500	9.35	1,155
Eric F. Zanin	30,000	10.98	3,750

(1)	Shares subject to outstanding options assumes, for purposes of this table, that the vesting of all options held by Parlex’s executive officers and directors accelerates in connection with the Merger.
      Stock Ownership. Many of Parlex’s officers and directors also beneficially own shares of Parlex common stock. For a further description of these stock holdings, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 51.
      Convertible Subordinated Notes. Each holder of Parlex convertible subordinated notes will be entitled to require that Parlex redeem such holder’s convertible subordinated notes, in whole but not in part, for an amount equal to 120% of the outstanding principal plus any accrued and unpaid interest as of the date of the Merger. Any Parlex convertible subordinated notes that are not redeemed by holders prior to the Merger will remain outstanding after the Merger.
      Warrants. In accordance with the Merger Agreement, Parlex is using its reasonable best efforts to negotiate settlements with individual holders of Parlex warrants, on terms that are specified or approved by JE Holdings, pursuant to which each outstanding warrant will be canceled immediately before the Merger becomes effective.
      Change of Control Agreements. Each of our executive officers has an employment or severance agreement with Parlex. For purposes of the following descriptions of the various agreements, please note that the consummation of the Merger will trigger the “change of control” provisions discussed below.
      Herbert Pollack, Chairman. Parlex and Mr. Pollack are parties to an employment agreement, dated October 1, 2003, that will expire by its terms on September 30, 2006. Pursuant to this agreement, in the event of a change of control, Mr. Pollack may elect, in his sole discretion, to receive from Parlex an amount equal to the aggregate amount accrued to Mr. Pollack’s deferred compensation account, including interest, held by Parlex for Mr. Pollack since May 1982, and all compensation to be paid to Mr. Pollack under the agreement through September 30, 2006. As of [                    ], 200[     ], Mr. Pollack’s benefit payment under the terms of the change of control provision would be $[          ]. The payment is to be made within 30 days of receipt of written notice from Mr. Pollack exercising his rights. Mr. Pollack also owns 425,359 shares of Parlex common stock and his wife, Sandra Pollack owns 158,045 shares of Parlex common stock.

      Peter J. Murphy, President and Chief Executive Officer. The Company and Mr. Murphy are parties to an employment agreement, dated September 1, 2002, that has been amended twice to date. As amended, the employment agreement will expire by its terms on August 31, 2006. The agreement provides for compensation and benefits and acceleration of unvested stock options in the event of a change of control. With respect to cash severance payments, the agreement provides that if Mr. Murphy is terminated without Cause (as defined in the agreement) within 60 days prior to, or seven months after, the effective date of a change of control, he will be entitled to an amount equal to 24 months of base salary at the rate in effect immediately before his termination date. Assuming Mr. Murphy’s rate of compensation at such point was identical to his current compensation, he would be entitled to a payment of $550,080. He will also receive professional outplacement services in an amount not to exceed $50,000 and payment of health care benefits in effect on his termination date for a period of 24 months. In addition, all unvested stock options will immediately become fully vested and exercisable for a period of 90 days from the date of his termination. Under the agreement, Mr. Murphy also has the option, commencing at any time following six months after the effective date of a change of control, but prior to the end of the term of the agreement, to terminate the agreement. In the event Mr. Murphy exercises such option, he will be entitled to receive compensation, for a period of 12 months from the date he terminates the agreement, at the monthly rate of compensation in effect immediately before this termination date, as well as the payment of health care benefits. Assuming Mr. Murphy’s rate of compensation at such point was identical to his current compensation, he would be entitled to a payment of $275,040. All of Mr. Murphy’s unvested options will also become immediately vested, and he may exercise such options for a period up to 90 days following his election to terminate the agreement. Mr. Murphy also owns 44,750 shares of Parlex common stock and options that are presently exercisable to purchase 119,750 shares of Parlex common stock at a weighted average exercise price of $13.33.
      Jonathan R. Kosheff, Chief Financial Officer. Parlex and Mr. Kosheff are parties to an employment agreement, dated September 1, 2002, that has been amended twice to date. As amended, the employment arrangement will expire by its terms on August 31, 2006. The agreement is identical in all substantive respects with Mr. Murphy’s, described above, except as follows. In the event of Mr. Kosheff’s termination without Cause (as defined in the agreement), he will be entitled to an amount equal to 18 months of compensation at the rate of compensation in effect immediately before his termination date. Assuming Mr. Kosheff’s rate of compensation at such point was identical to his current compensation, he would be entitled to a payment of $315,000. He will also receive professional outplacement services in an amount not to exceed $25,000 and payment of health care benefits in effect on his termination date for a period of 18 months. Assuming Mr. Kosheff elected to terminate his employment at any time following six months after the effective date of the change of control, and assuming a rate of compensation at such point identical to his current compensation, he would be entitled to a payment of $210,000. Mr. Kosheff also owns options that are presently exercisable to purchase 30,000 shares of Parlex common stock at a weighted average exercise price of $9.11.
      Thibaud LeSeguillon, Vice President — Laminated Cable and Multilayer Business. Parlex entered into a change of control agreement with Mr. LeSeguillon on July 21, 2004. The agreement provides for compensation and benefits and acceleration of unvested stock options upon a change of control. With respect to cash severance payments, the agreement provides that if Mr. LeSeguillon is terminated without Cause (as defined in the agreement) within 60 days prior to, or seven months after, the effective date of a change of control, he will be entitled to an amount equal to 12 months of compensation at a rate equal to the greater of his monthly base compensation at (a) the effective date of the agreement or (b) the termination date, subject to certain adjustments. Assuming Mr. LeSeguillon’s rate of compensation at such point was identical to his current compensation, he would be entitled to a payment of $140,016. He shall also receive payment of health care benefits in effect on his termination date for a period of 12 months. In addition, all unvested stock options will immediately become fully vested and exercisable for a period of 90 days from the date of his termination. Under the agreement, Mr. LeSeguillon also has the option, beginning six months and ending seven months after the effective date of a change of control, to terminate the agreement for “good reason,” as defined therein. In the event Mr. LeSeguillon exercises such option, he will be entitled to receive compensation, for a period of 6 months, at a rate of compensation equal to the greater of his monthly base compensation at (a) the effective date of the agreement or (b) the termination date, subject to certain adjustments. All of Mr. LeSeguillon’s unvested options will also become immediately vested, and he may exercise such options for a period up to 90 days following his election to terminate the agreement. Assuming Mr. LeSeguillion’s current rate of compensation is in effect, in the event that the agreement is terminated by Mr. LeSeguillon with good reason, the aggregate cash benefits payable to Mr. LeSeguillon would be approximately $70,008. Mr. LeSeguillon also owns options that are presently exercisable to purchase 21,500 shares of Parlex common stock at a weighted average exercise price of $9.53.
      David Price, Vice President and General Manager, Parlex Polymer Flexible Circuits/Surface Mount Assembly Operations. Parlex entered into a change of control agreement with Mr. Price on July 21, 2004. The agreement provides for compensation and benefits and acceleration of unvested stock options upon a change of control. With respect to cash severance payments, the agreement provides that if Mr. Price is terminated without Cause (as defined in the agreement) within 60 days prior to, or seven months after, the effective date of a change of control, he shall be entitled to an amount equal to 9 months of compensation at a rate equal to the greater of his monthly base compensation at (a) the effective date of the agreement or (b) the termination date, subject to certain adjustments. Assuming Mr. Price’s rate of compensation at such point was identical to his current compensation, he would be entitled to a payment of $93,600. He shall also receive payment of health care benefits in effect on his termination date for a period of 9 months. In addition, all unvested stock options shall immediately become fully vested and exercisable for a period of 90 days from the date of his termination. Under the agreement, Mr. Price also has the option, beginning six months and ending seven months after the effective date of a change of control, to terminate the agreement for “good reason”, as defined therein. In that event Mr. Price exercises such option, he shall be entitled to receive compensation, for a period of 6 months, at a rate of compensation equal to the greater of his monthly base compensation at (a) the effective date of the agreement or (b) the termination date, subject to certain adjustments. All of Mr. Price’s unvested options shall also become immediately vested, and he may exercise such options for a period up to 90 days following his election to terminate the agreement. Assuming Mr. Price’s current rate of compensation is in effect, in the event that the agreement is terminated by Mr. Price with good reason, the aggregate cash benefits payable to Mr. Price would be approximately $62,400. Mr. Price also owns options that are presently exercisable to purchase 18,500 shares of Parlex common stock at a weighted average exercise price of $9.41.
      Eric F. Zanin, Vice President — Sales and Marketing. Parlex entered into a change of control agreement with Mr. Zanin on July 21, 2004. Mr. Zanin’s change of control agreement is identical in all substantive respects with Mr. LeSeguillon’s agreement, described above. Assuming Mr. Zanin’s current rate of compensation is in effect, in the event that immediately after the completion of the Merger Mr. Zanin’s employment was involuntarily terminated by Parlex without Cause (as defined in the agreement) he would be entitled to a payment of $120,000. Assuming Mr. Zanin’s current rate of compensation is in effect, in the event that the agreement is terminated by Mr. Zanin with good reason, the aggregate cash benefits payable to Mr. Zanin would be approximately $60,000. Mr. Zanin also owns 150 shares of Parlex common stock and options that are presently exercisable to purchase 21,000 shares of Parlex common stock at a weighted average exercise price of $10.98.
      Lynn Davis, Director. Mr. Davis is a general partner of Tate Capital Partners Fund, LLC, a private investment firm (“Tate”). Tate holds a convertible subordinated note, due July 28, 2007, issued by Parlex in the amount of $400,000, as well as a common stock purchase warrant granting Tate the right to purchase up to 20,000 shares of Parlex common stock at a price per share of $8.00. Tate’s convertible subordinated note is convertible immediately, in whole or in part, by Tate into an aggregate of 50,000 shares of Parlex common stock at a price per share of $8.00. Tate’s convertible subordinated note also provides that in the event of a change of control, Tate may require Parlex to redeem the note at a price equal to 120% of the face value thereof, or $480,000, plus all accrued and unpaid interest thereon. In addition, Tate owns 6,748 shares of Parlex common stock that it received as interest payments on the note.

      Deferred Compensation Agreements. Parlex has deferred compensation arrangements with two individuals. One of these arrangements will be impacted by the Merger. Herbert W. Pollack, the Chairman of Parlex’s board of directors has a deferred compensation arrangement with Parlex. The total balance payable to Mr. Pollack under such arrangement as of July 31, 2005 was $613,355.16. The balance, plus accrued interest, will be paid to Mr. Pollack pursuant to monthly payments through May 2009. Pursuant to his most recent employment agreement, however, Mr. Pollack may, at his sole discretion, elect to receive a lump sum distribution of the full balance of the deferred compensation, including interest, upon consummation of the Merger.
      Employee Related Provisions of Merger Agreement. In the Merger Agreement, JE Holdings and Parlex have agreed that, following the Merger, JE Holdings will:

•	provide to the continuing employees of Parlex, with employee plans and programs which provide benefits that are substantially similar in the aggregate to those provided to similarly situated employees of JE Holdings;

•	provide continuing employees of Parlex with credit for purposes of accrual of seniority with respect to termination or severance benefits and eligibility to participate and vesting and benefit accrual (other than with respect to any defined benefit pension plan) under any employee benefit plans or arrangements established or maintained by Parlex after the Merger for service accrued prior to the closing of the Merger; and

•	cause all pre-existing condition exclusion and actively-at-work requirements with respect to plans of JE Holdings in which continuing employees of Parlex may participate after the Merger to be waived for continuing employees and their covered dependents (other than waivers of any pre-existing condition that excluded a continuing employee or dependent from a plan maintained by Parlex prior to the Merger) and provide that any covered expenses incurred at or before the closing of the Merger by a continuing employee or such employee’s covered dependents will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under the relevant JE Holdings plan after the Merger to the same extent as such expenses are taken into account for the benefit of similarly situated employees of JE Holdings.
      Indemnification of Directors and Executive Officers and Insurance. The Merger Agreement provides that Parlex, as the surviving corporation in the Merger, will indemnify each present and former director and officer of Parlex and its subsidiaries against claims, costs and fees arising out of the actions taken by them at or prior to the Effective Time (including the transactions under this Merger Agreement) for six years. The Merger Agreement further provides that the surviving corporation will maintain liability insurance covering those persons currently covered by Parlex’s directors and officers liability insurance policy for six years on terms not materially less favorable than those in effect on the effective date of the Merger Agreement, but at a cost no greater than 200% per year of the annual premium currently paid by Parlex.

Appraisal Rights
      Effective July 1, 2004, the Massachusetts legislature adopted the MBCA which repealed and replaced the Massachusetts Business Corporation Law, including the provisions related to appraisal rights.
      Section 13.02(a)(1) of the MBCA generally provides that stockholders of Massachusetts corporations are entitled to appraisal rights in the event of a merger. An exemption set forth in Section 13.02(a)(1)(A) of the MBCA provides that stockholders are not entitled to appraisal rights in transactions similar to the Merger where cash is the sole consideration received by the stockholders. However, in the event that certain persons or entities are determined to have a direct or indirect material financial interest in the Merger for purposes of the MBCA, this exemption would be inapplicable with respect to the Merger. Accordingly, if such a determination were made, Parlex stockholders would be entitled to appraisal rights under Massachusetts law.

      Parlex has concluded that holders of Parlex common stock and preferred stock are not entitled to appraisal rights in connection with the Merger. Any stockholder who believes it is entitled to appraisal rights and wishes to preserve that right should carefully review the following discussion and Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex C to this Proxy Statement. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of appraisal rights.
      Notice of Intent and Demand for Payment. Any holder of Parlex stock wishing to seek appraisal under Part 13 of the MBCA must satisfy each of the following conditions:

•	Before the vote to approve the Merger Agreement is taken, a Parlex stockholder wishing to seek appraisal rights must deliver to Parlex written notice of such stockholder’s intent to demand payment for his or her shares if the Merger is completed. The written notice should be delivered to Jonathan R. Kosheff, Parlex Corporation, One Parlex Place, Methuen, Massachusetts 01844. Parlex recommends that such stockholder send its notice by registered or certified mail, return receipt requested; and

•	A Parlex stockholder who holds shares of Parlex common stock wishing to seek appraisal rights must NOT vote in favor of the proposals to approve the Merger Agreement. If a stockholder returns a signed proxy but does not specify a vote against the proposal to approve the Merger Agreement or a direction to abstain, the proxy will be voted FOR the Merger Agreement, which will have the effect of waiving that stockholder’s appraisal rights.
      Generally, a stockholder may assert appraisal rights only if the stockholder seeks to assert them with respect to all of the holder’s shares of stock. Stockholders of record for more than one beneficial stockholder may assert appraisal rights with respect to fewer than all the shares registered in such stockholder’s name as holder of record, provided that such stockholder notifies Parlex in writing of the name and address of each beneficial stockholder on whose behalf such stockholder is asserting appraisal rights. For a beneficial stockholder to assert appraisal rights, such beneficial stockholder must submit to Parlex such record stockholder’s written consent to the assertion of such rights not fewer than 40 nor more than 60 days after Parlex sends out written notice to the stockholder of appraisal rights, as described below. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
      Any stockholder wishing to seek appraisal rights is urged to consult legal counsel before attempting to seek appraisal rights.

Delisting and Deregistration of Parlex Common Stock
      If the Merger is completed, Parlex common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

U.S. Federal Income Tax Treatment
      The following is a discussion of the material federal income tax consequences of the Merger to holders of Parlex common stock and of the simultaneous redemption of the preferred shares to the holders of Parlex preferred stock. The discussion is based upon the Internal Revenue Code, Treasury Regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this Proxy Statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion is limited to the material federal income tax aspects of the Merger to a stockholder of Parlex who is a citizen or resident of the United States and who, on the date on which the Merger is completed, holds shares of Parlex stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of Parlex common stock upon the exercise of employee stock options or otherwise as compensation for services or who hold their shares as part of a hedge, straddle or conversion transaction.
      The following discussion does not address potential foreign, state, local and other tax consequences of the Merger and redemption. All stockholders are urged to consult their own tax advisors regarding the federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in connection with the Merger.
      For federal income tax purposes, the redemption of preferred shares will be treated as a taxable sale or exchange of the preferred shares for cash by each Parlex preferred stockholder and the Merger will be treated as a taxable sale or exchange of Parlex common stock for cash by each Parlex common stockholder. Accordingly, the federal income tax consequences to the Parlex common and preferred stockholders receiving cash will generally be as follows:

•	Each common stockholder will recognize a capital gain or loss upon the disposition of the stockholder’s shares of Parlex common stock pursuant to the Merger and each preferred stockholder will recognize a capital gain or loss upon the disposition of the stockholder’s shares of Parlex preferred stock pursuant to the redemption;

•	The capital gain or loss, if any, will be long-term capital gain or loss with respect to shares of Parlex stock that have a holding period for tax purposes in excess of twelve months at the time such Parlex common stock is disposed of; and

•	The amount of capital gain or loss recognized by each stockholder will be measured by the difference between the amount of cash received by the stockholder in connection with the Merger or the redemption and the stockholder’s adjusted tax basis in the shares of Parlex stock at the effective time of the Merger and the redemption.
      Cash payments made pursuant to the Merger and redemption will be reported to Parlex stockholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable regulations. These amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding of the tax at applicable rates may apply to a stockholder who fails to supply Parlex or the paying agent selected by JE Holdings with the stockholder’s taxpayer identification number or has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the stockholder’s federal income tax returns, or in certain other cases. Accordingly, each Parlex stockholder will be asked to provide a correct taxpayer identification number on a Substitute Form W-9 which is to be included in the appropriate letter of transmittal for the shares of Parlex stock. Certain Parlex stockholders will be asked to provide additional tax information in the appropriate letter of transmittal for the shares of Parlex stock.
      THE FOREGOING DISCUSSION OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY HOLDER OF SHARES OF PARLEX STOCK. PARLEX URGES YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE RECEIPT OF CASH IN EXCHANGE FOR SHARES OF PARLEX STOCK PURSUANT TO THE MERGER OR THE REDEMPTION.

Governmental Regulatory Filings Required in Connection with the Merger
      Requirements under the Merger Agreement. Parlex and JE Holdings have agreed to use their commercially reasonable efforts to obtain all required regulatory approvals. Parlex and JE Holdings have agreed that “commercially reasonable efforts” of JE Holdings will not require JE Holdings to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Parlex or JE Holdings of all or any portion of the business or assets of Parlex or JE Holdings, or compel JE Holdings to dispose of or hold separate all or any portion of the business or assets of Parlex or JE Holdings.
      United States. The HSR Act does not require Parlex or JE Holdings notify or furnish information to the Antitrust Division of the United States Department of Justice or the Federal Trade Commission or impose a waiting period prior to closing the Merger.
      Other Jurisdictions. There are no other regulatory approvals required or advisable in connection with the consummation of the Merger. Under the Listing Rules of the Stock Exchange of Hong Kong Ltd. (“HKSE”), JE Holdings is required to disclose the Merger as a “disclosable transaction” by notifying the HKSE, submitting a draft announcement to the HKSE as soon as possible following the signing of the Merger Agreement, issuing the announcement by publication as a newspaper advertisement in one English and one Chinese newspaper, once the draft has received clearance by the HKSE, and sending to its shareholders a circular containing further information regarding the Merger as soon as practicable following publication of the newspaper announcement.
      Other. Other than those described above and (i) the requirement that Parlex file this Proxy Statement with the SEC and (ii) certain other filings required to be made under the Exchange Act, Parlex is not aware of any federal or state regulatory requirements or approvals that must be complied with or obtained in connection with the Merger.

Litigation
      None.

Anti-Takeover Considerations
      Parlex is subject to the provisions of Chapter 110C of the Massachusetts General Laws, entitled “Regulation of Take-Over Bids in the Acquisition of Corporations.” Under Chapter 110C, no offeror may make a “take-over bid” for the stock of a “target company” without publicly announcing the terms of the bid, filing certain information with the Secretary of the Commonwealth of Massachusetts and the target company and paying a fee to the Secretary of the Commonwealth. The Secretary of the Commonwealth may hold a hearing to determine if adequate disclosure has been made and if the take-over bid is fair. A “target company” is defined as any Massachusetts corporation, or any corporation with its principal place of business in Massachusetts, whose securities are or are to be the subject of a “take-over bid.” Parlex qualifies as a target company. A “take-over bid” is defined as any acquisition or offer to acquire stock of a target company where, after such acquisition, the offeror and its affiliates will be the beneficial owner directly or indirectly of more than 10% of a class of the target company’s stock. However, a “take-over bid” does not include any bid to which the target company’s board of directors consents, if the board of directors has recommended the acceptance of the bid and the terms thereof to the stockholders. For purposes of Chapter 110C, the Parlex board of directors specifically approved and consented to the Merger and recommended the acceptance of the terms thereof to Parlex stockholders. Therefore, the Merger is not a “take-over bid” under Chapter 110C.
      Parlex is further subject to the provisions of Chapter 110F of the Massachusetts General Laws, the so-called “Business Combination Statute.” Under Chapter 110F, a Massachusetts corporation with over 200 stockholders, such as Parlex, may not engage in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of Parlex (excluding shares held by certain affiliates of Parlex) at the time it becomes an interested stockholder or (iii) the business combination is approved by both the board of directors and at a meeting of the stockholders by the holders of at least two-thirds of the outstanding voting stock of Parlex (excluding shares held by the interested stockholder). An “interested stockholder” is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of Parlex. A “business combination” includes a merger, a stock or asset sale and any other transactions resulting in a financial benefit to the interested stockholder. The Parlex board of directors approved the Merger, exempting the Merger from the provisions of Chapter 110F.

Past Contacts, Transactions or Negotiations
      Other than as set forth herein and in relation to the Merger, Parlex and JE Holdings have not entered into any negotiations, transactions or material contracts with each other during the past two years.
TERMS OF THE MERGER AGREEMENT
      The following is a summary of the material terms of the Merger Agreement. This summary does not purport to describe all the terms of the Merger Agreement and is qualified by reference to the complete Merger Agreement that is attached as Annex A to this Proxy Statement. We urge you to read the Merger Agreement carefully in its entirety because it, and not this Proxy Statement, is the legal document that governs the Merger.
      The text of the Merger Agreement has been included to provide you with information regarding its terms. The terms of the Merger Agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The Merger Agreement contains representations and warranties Parlex, JE Holdings, Parent and Purchaser made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the Merger and may be subject to important limitations and qualifications as set forth therein, including contractual standard of materiality different from that generally applicable under federal securities laws.
Merger Consideration
      Upon completion of the Merger, each outstanding share of Parlex common stock (other than any shares of common stock owned by Parlex, JE Holdings, Parent or Purchaser or any direct or indirect wholly-owned subsidiary of Parlex or JE Holdings immediately prior to the completion of the Merger and other than shares of common stock held by stockholders who have perfected their rights to dissent from the Merger under the MBCA) will be automatically converted into the right to receive $6.75 in cash, without interest, less any required withholding taxes (“Common Share Merger Consideration”), and each outstanding share of Series A Convertible Preferred Stock, par value $1.00 per share, will be converted into the right to receive $80.00 (which is the liquidation value of each share of preferred stock) plus any accrued and unpaid dividends, in cash, without interest or additional dividends thereon, less any required withholding taxes (the “Preferred Share Merger Consideration,” and, together with the Common Share Merger Consideration, the “Merger Consideration”). The price of $6.75 in cash, per share of common stock was determined through arm’s-length negotiations between Parlex and JE Holdings. The price of $80.00 in cash, per share of preferred stock is the liquidation value established by the terms of the preferred stock. Upon completion of the Merger, no currently outstanding shares of Parlex common or preferred stock will remain outstanding and all shares will automatically be canceled and will cease to exist.
Conversion of Shares; Procedures for Exchange of Certificates
      Your right to receive Merger Consideration will arise automatically upon completion of the Merger. Prior to the Effective Time, JE Holdings will enter into an agreement with a bank or trust company selected by JE Holdings and reasonably acceptable to Parlex to act as the paying agent under the Merger Agreement. JE Holdings will deposit with the paying agent cash amounts sufficient to enable the exchange agent to pay the aggregate Merger Consideration to the holders of shares of Parlex common stock.

      Promptly, but in no event more than five business days, after the Effective Time, the exchange agent will mail to each record holder of common or preferred shares, a letter of transmittal and instructions for use in surrendering certificates in exchange for the Merger Consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the exchange agent, together with a letter of transmittal, duly executed, the holder of such certificate will be entitled to receive the Merger Consideration into which the number of shares of common or preferred stock previously represented by such stock certificate(s) will have been converted pursuant to the Merger Agreement, without any interest thereon. The certificates so surrendered will be canceled.
      In the event of a transfer of ownership of shares of common or preferred stock which is not registered in Parlex’s transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents reasonably required by the paying agent to evidence such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.
      If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable Merger Consideration for the shares represented by that certificate if you comply with the replacement requirements established by the paying agent, including, if necessary, by posting a bond in customary amount as indemnity against any claim that may be made against the paying agent or JE Holdings with respect to the certificate.
      Stockholders should not send their certificates now and should send them only pursuant to instructions set forth in the letter of transmittal to be mailed to stockholders promptly after the Effective Time. In all cases, the Merger Consideration will be provided only in accordance with the procedures set forth in this Proxy Statement and such letter of transmittal.
      Nine months after the Effective Time, the paying agent will deliver to JE Holdings any funds made available to the paying agent which have not been disbursed to holders of Parlex stock certificates.
      The cash paid to you upon conversion of your shares of Parlex stock will be issued in full satisfaction of all rights relating to the shares of Parlex stock.
Effect on Parlex Stock Options
      At the Effective Time, each outstanding option to purchase Parlex common stock, whether vested or unvested, exercisable or not exercisable, will be cancelled and the holder will receive an amount in cash equal to the excess, if any, of (i) the Common Share Merger Consideration over (ii) the per share exercise price of such option, multiplied by the number of shares of Parlex common stock subject to such option, less applicable withholdings and without interest.
Effective Time of the Merger
      The Merger will become effective upon the filing of articles of merger with the Secretary of State of The Commonwealth of Massachusetts. If the Merger Agreement is approved by Parlex stockholders, the articles of merger will be filed no later than three business days after all of the other conditions to the Merger set forth in the Merger Agreement have been satisfied or waived by JE Holdings or Parlex, as applicable. These conditions are described below under “Merger Agreement — Conditions to Closing.” Subject to the terms and conditions of the Merger Agreement and in accordance with Massachusetts law, at the Effective Time, Purchaser, a wholly-owned subsidiary of Parent and a party to the Merger Agreement, will merge with and into Parlex. Parlex will survive the Merger as a wholly-owned Massachusetts subsidiary of Parent, which is an indirect wholly-owned subsidiary of JE Holdings.
Representations and Warranties
      The Merger Agreement contains representations and warranties of each party to the agreement. These representations and warranties will expire upon completion of the Merger.

      The Merger Agreement contains customary representations and warranties of Parlex as to, among other things:

•	the organization and qualifications to do business of Parlex and its subsidiaries;

•	the articles of organization and by-laws of Parlex and certain of its subsidiaries

•	Parlex’s capitalization;

•	Parlex’s authority relative to the Merger Agreement;

•	the approval of Parlex’s board of directors and certain Massachusetts anti-takeover laws;

•	the vote of Parlex stockholders required to approve the Merger;

•	no conflict, required filings and consent;

•	permits and compliance;

•	Parlex’s SEC filings and financial statements;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	absence of litigation;

•	employee benefit plans;

•	labor and employment matters;

•	property and leases;

•	intellectual property;

•	taxes;

•	environmental matters;

•	material contracts;

•	records;

•	insurance;

•	brokers;

•	customers and suppliers;

•	certain business practices;

•	export controls;

•	anti-boycott laws;

•	affiliate transactions; and

•	the opinion of Parlex’s financial advisor.
      Parlex’s representations and warranties are generally qualified by information in SEC reports filed since June 30, 2003 and prior to the date of the Merger Agreement; additionally, some representations and warranties are qualified by a Material Adverse Effect limitation. “Material Adverse Effect” is defined as follows:
      “Material Adverse Effect” means any event, circumstance, change or effect that is materially adverse to the business, condition (financial or otherwise) or results of operations of the Parlex and its subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect will not include events, circumstances, changes and effects (a) that are generally applicable to (i) the business segments in which Parlex conducts its business or (ii) either the United States economy or global economy as a whole; provided that Parlex and its subsidiaries are not disproportionately affected thereby; (b) to the extent that they are caused by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations, which occurs or becomes effective after the date hereof; or (c) to the extent attributable to the announcement of pending transactions contemplated by the Merger Agreement or compliance with the terms of the Merger Agreement that impacts Parlex or any of its subsidiaries.
      In addition, the Merger Agreement contains representations and warranties by JE Holdings, Parent and Purchaser as to, among other things, JE Holdings having the necessary corporate power and authority, and it having, as of the date of the Merger Agreement and the closing of the Merger, sufficient funds to complete the transactions contemplated by the Merger Agreement.
      The representations and warranties in the Merger Agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the Merger Agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of JE Holdings, Parent and Purchaser” in Annex A to this Proxy Statement.
Covenants of the Parties

Conduct of Parlex’s Business
      In the Merger Agreement, Parlex agreed that, until the Effective Time, unless Parent otherwise consents in writing, it will conduct business only in the ordinary course consistent with past practice, use its commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its current officers and key employees and consultants and preserve its current relationships with customers, suppliers and other persons with which it has significant business relations.
      Specifically, Parlex has agreed that, subject to specified exceptions expressly contemplated and agreed to in the Merger Agreement or schedules thereto, neither Parlex nor any of its subsidiaries may, without the prior written consent of Parent:

•	amend or otherwise change its articles of organization or by-laws or equivalent organizational documents;

•	except for certain permitted issuances, issue or encumber any shares of capital stock, options, warrants, convertible securities or other rights to acquire any shares of capital stock, or any other ownership interest of Parlex or any of its subsidiaries;

•	declare or pay any dividend or distribution, except for regular quarterly dividends on the preferred stock declared and paid at times consistent with past practice in an aggregate amount not in excess of $1.65 per share;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire any shares of its capital stock;

•	(i) acquire any business, division of a business or any material amount of assets, other than pending acquisitions or minority investments that were publicly announced prior to the date of the Merger Agreement; (ii) incur any indebtedness, assume or become responsible for the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) transfer, lease, license, sell, or encumber any of its material assets (other than sales of obsolete assets and inventory in the ordinary course of business consistent with past practice); or (iv) authorize, pay, discharge or satisfy any claims or obligations in excess of a specified amount, other than in the ordinary course of business consistent with past practice, or as reflected or reserved against in Parlex’s balance sheet as of June 30, 2004;

•	(i) increase the compensation payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of its employees, who are not directors or executive officers of Parlex; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, executive officer or other employee of Parlex; or (iii) enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

•	take any action, other than commercially reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

•	make any material tax election or settle or compromise any material income tax liability, except in the ordinary course of business or in a manner consistent with past practice; or change any of the accounting methods used by Parlex materially affecting its assets, liabilities or business, except for such changes required by GAAP;

•	enter into, amend, or terminate any material contract, or amend, waive, or terminate its rights thereunder, other than in the ordinary course of business and consistent with past practice, including any new or materially amended joint venture or supply agreement with Infineon Technologies AG or its affiliates (collectively, “Infineon”);

•	permit any material insurance policy naming Parlex as a beneficiary or a loss payee to be cancelled or terminated without notice to Parent;

•	create any material subsidiaries or adopt a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Merger);

•	commence or settle any material litigation, suit, claim, action, proceeding or investigation; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

      The covenants in the Merger Agreement relating to the conduct of Parlex’s business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the Merger Agreement entitled “Conduct of Business of the Company” in Annex A to this Proxy Statement.

Employee Benefits
      JE Holdings and Parlex have agreed that, following the Merger, JE Holdings will:

•	provide the continuing employees of Parlex with employee plans and programs which provide benefits that are substantially similar in the aggregate to those provided to similarly situated employees of JE Holdings;

•	provide continuing employees of Parlex with credit for purposes of accrual of seniority with respect to termination or severance benefits and eligibility to participate and vesting and benefit accrual (other than with respect to any defined benefit pension plan) under any employee benefit plans or arrangements established or maintained by Parlex after the Merger for service accrued prior to the closing of the Merger; and

•	cause all pre-existing condition exclusions and actively-at-work requirements with respect to plans of JE Holdings in which continuing employees of Parlex may participate after the Merger to be waived for continuing employees and their covered dependents (other than waivers of any pre-existing condition that excluded a continuing employee or dependent from a plan maintained by Parlex prior to the Merger) and provide that any covered expenses incurred at or before the closing of the Merger by a continuing employee or such employee’s covered dependents will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under the relevant JE Holdings plan after the Merger to the same extent as such expenses are taken into account for the benefit of similarly situated employees of JE Holdings.

Regulatory Considerations
      Parlex and JE Holdings have agreed to use their commercially reasonable efforts to obtain all required regulatory approvals. Parlex and JE Holdings have agreed that “commercially reasonable efforts” of JE Holdings will not require JE Holdings to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Parlex or JE Holdings of all or any portion of the business or assets of Parlex or JE Holdings or compel JE Holdings to dispose of or hold separate all or any portion of the business or assets of Parlex or JE Holdings.

Other Covenants
      The Merger Agreement contains a number of other covenants, including covenants relating to:

•	preparation of this Proxy Statement and holding of the Special Meeting;

•	access to information and confidentiality;

•	indemnification and insurance;

•	notification of breaches of representations and warranties, breaches of covenants and certain other matters;

•	antitrust and other regulatory filings in all jurisdictions where such a filing is required;

•	public announcements;

•	takeover statute approvals;

•	developments with respect to Parlex’s joint venture or supply agreement with Infineon;

•	cancellation of outstanding warrants to purchase Parlex’s common stock; and

•	continuation by Parlex of environmental remediation activities at its Methuen site.
No-Shop Provisions
      Parlex has agreed, prior to the Merger becoming effective, to certain limitations on its ability to take action with respect to other potential acquisition transactions. Parlex has agreed not to (i) solicit, initiate or knowingly encourage the submission of, any Acquisition Proposal (defined below), including a Superior Proposal (defined below); or (ii) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information with respect to any Acquisition Proposal.
      Under the Merger Agreement, an “Acquisition Proposal” means any:

•	bona fide written proposal or offer from any person relating to any direct or indirect acquisition of:

•	all or a substantial part of the assets of Parlex and its subsidiaries taken on a consolidated basis, or

•	over 30% of any class of equity securities of Parlex (including the issuance of any convertible stock and debt and considered on an as-converted basis) entitled to vote in the election of directors;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 30% or more of any class of equity securities of Parlex; or

•	any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving Parlex, other than the transactions contemplated by the Merger Agreement.
      Offers for the sale of the Multilayer Division or Parlex’s laminated cable division will not be considered Acquisition Proposals.

      A “Superior Proposal” means any bona fide written proposal that:

•	is not solicited, initiated or knowingly encouraged in violation of the no-shop provisions of the Merger Agreement,

•	is made by a third person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 50% or more of the outstanding equity securities of Parlex entitled to vote generally in the election of directors or a substantial portion of the assets of Parlex and its subsidiaries on a consolidated basis, and

•	the Parlex board of directors reasonably determines (after consultation with its financial advisor and outside counsel) that:

•	the proposed transaction would be more favorable from a financial point of view to its stockholders than the Merger and the transactions contemplated by the Merger Agreement, taking into account at the time of determination any changes to the terms of the Merger Agreement that as of that time had been proposed by JE Holdings and

•	the person or entity making such Superior Proposal is capable of consummating such Acquisition Proposal (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person).
      However, Parlex may participate in any discussions and negotiations regarding, and furnish any person with non-public information with respect to, any Acquisition Proposal if:

•	its board of directors determines in good faith, after having received advice from outside legal counsel, that such action is consistent with the board’s fiduciary duties under applicable law;

•	the board determines in good faith that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal; and

•	after giving prior written notice to JE Holdings and entering into a customary confidentiality agreement.
      Parlex has agreed to promptly advise JE Holdings orally and in writing of:

•	any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request;

•	any material changes in any such Acquisition Proposal or request; and

•	any non-public information concerning the operations of Parlex that is provided to such person or its representatives, which was not previously provided to JE Holdings.
      Parlex has also agreed, except as consistent with the Board’s fiduciary duties under applicable law, after having received advice from outside legal counsel, not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Parlex is a party, except as may be necessary to submit an Acquisition Proposal.
      Parlex has further agreed not to withdraw or modify, or propose to withdraw or modify, in a manner adverse to JE Holdings, Parent or Purchaser, the approval or recommendation by the Parlex board of directors of the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement. However, if, prior to receipt of Stockholder Approval, the board determines in good faith:

•	after having received advice from outside counsel, that such action is consistent with the fiduciary duties of the board under applicable law; and

•	that an Acquisition Proposal constitutes a Superior Proposal, the board may withdraw or modify its approval or recommendation of the Merger.

      As described more fully under “Merger Agreement — Termination Fees” below, if Parlex terminates the Merger Agreement to take a Superior Proposal, Parlex must pay a termination fee of $2,000,000 to JE Holdings concurrently with such termination.
      Please note that Parlex may not terminate the Merger Agreement in favor of a Superior Proposal to the Merger once the Merger has received Stockholder Approval.
Conditions to Closing
      The parties’ obligations to complete the Merger are subject to the following conditions:

•	Stockholder Approval. The Merger must have been approved by the holders of at least two-thirds of the outstanding shares of Parlex common stock.

•	Regulatory. Any waiting period (or extension thereof) applicable to the consummation of the Merger under the HSR Act and the Exon-Florio provision pursuant to Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (amending Section 721 of the Defense Production Act of 1950) and any other jurisdiction where a merger filing was necessary shall have expired or been terminated.

•	Governmental Actions; Illegality. No governmental authority will have enacted, issued, promulgated, enforced or entered any applicable law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (including, without limitation, any preliminary or permanent injunction which would prevent the consummation of the Merger).
      The obligations of JE Holdings, Parent and Purchaser to complete the Merger are subject to the following conditions:

•	Representations and Warranties. The representations and warranties of Parlex must be true and correct both when made and at and as of the effective time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

•	Performance. Parlex must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time.

•	Material Adverse Effect. Since the date of the Merger Agreement, there must not have occurred any change, event, circumstance or development that has had, or is reasonably likely to have, a Material Adverse Effect.

•	Certification. JE Holdings must have received a certificate of an executive officer of Parlex, certifying that the conditions regarding Parlex’s representations and warranties, performance and the absence of a Material Adverse Effect have been satisfied.
      The obligations of Parlex to complete the Merger are subject to the following conditions:

•	Representations and Warranties. The representations and warranties of JE Holdings, Parent and Purchaser must be true and correct in all material respects both when made and at and as of the effective time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

•	Performance. JE Holdings, Parent and Purchaser must have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the effective time.

•	Certification. Parlex must have received a certificate of an executive officer of JE Holdings, certifying that the conditions regarding JE Holdings’ representations and warranties and performance have been satisfied.
Termination
      The Merger Agreement may be terminated at any time prior to the closing of the Merger (notwithstanding approval of the Merger by stockholders of Parlex):

1. By mutual written consent of JE Holdings, Parent, Purchaser and Parlex;

2. By JE Holdings, Parent, Purchaser or Parlex if

•	the Merger has not closed on or before January 15, 2006 (the “Termination Date”), provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the Merger Agreement resulted in the failure of the Merger to close on or before the Termination Date; or

•	any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

3. By Parlex:

•	if there has been a breach of any representation, warranty, covenant or agreement on the part of JE Holdings, Parent or Purchaser contained in the Merger Agreement, such that

•	the conditions regarding JE Holdings’ representations and warranties and performance would not be capable of being satisfied, and

•	such breach is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of

•	ten business days following notice of such breach and

•	the Termination Date;

however, Parlex shall not have the right to terminate the Merger Agreement if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•	prior to obtaining the requisite stockholder approval of the Merger, in accordance with, and subject to the terms and conditions of, the provisions that allow the board to withdraw or modify its approval or recommendation of the Merger.

4. By JE Holdings:

•	if there has been a breach of any representation, warranty, covenant or agreement on the part of Parlex contained in the Merger Agreement, such that

•	the conditions regarding Parlex’s representations and warranties, performance and the absence of a Material Adverse Effect would not be capable of being satisfied, and

•	such breach is not capable of being cured or, if reasonably capable of being cured, has not been cured prior to the earlier of:

•	ten business days following notice of such breach and

•	the Termination Date;

however, JE Holdings will not have the right to terminate the Merger Agreement if JE Holdings, Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•	if the board of directors of Parlex

•	has withdrawn, modified or changed in a manner adverse to JE Holdings, Parent or Purchaser its approval or recommendation of the transactions contemplated by the Merger Agreement, or has resolved to effect any of the foregoing or

•	has recommended to the stockholders of Parlex an Acquisition Proposal other than such transactions, or has resolved to effect any of the foregoing; or

5. By any party to the Merger Agreement if, after vote is taken at the Stockholders Meeting, the Merger does not receive Stockholder Approval.
Termination Fees
      Parlex has agreed to pay JE Holdings a termination fee equal to $2,000,000 (the “Termination Fee”) under the following circumstances:

•	If Parlex terminates the Merger Agreement prior to obtaining Stockholder Approval upon the Parlex board of directors withdrawing or modifying its approval or recommendation of the Merger; or

•	If JE Holdings terminates the Merger Agreement because the Parlex board of directors

•	has withdrawn, modified or changed in a manner adverse to JE Holdings, Parent or Purchaser its approval or recommendation of the transactions contemplated by the Merger Agreement, or shall have resolved to effect any of the foregoing, or

•	has recommended to the Parlex stockholders an Acquisition Proposal other than transactions contemplated by the Merger Agreement, or shall have resolved to effect any of the foregoing; or

•	If JE Holdings, Parent, Purchaser or Parlex terminates the Merger Agreement following a vote thereon at the Special Meeting or any postponement or adjournment thereof in which the Merger does not receive Stockholder Approval, and prior to the Special Meeting Parlex publicly disclosed an Acquisition Proposal, in the event that Parlex consummates a transaction in respect of the Acquisition Proposal.
      For purposes of the above Termination Fee provisions, Acquisition Proposal is defined to be a proposal to acquire 50% or more of Parlex and its subsidiaries on a consolidated basis.
Expenses
      If JE Holdings, Parent, Purchaser or Parlex terminates the Merger Agreement as a result of failure to obtain Stockholder Approval at the Special Meeting or any postponement or adjournment thereof, Parlex will pay JE Holdings up to $400,000 for documented and out-of-pocket fees and expenses incurred by JE Holdings in connection with the Merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of [September      ], 2005, by: (i) each person who is known by the Company to beneficially own more than 5% of the outstanding common stock; (ii) each of the Company’s directors; (iii) the Company’s Chief Executive Officer and each of the Company’s other four most highly compensated executive officers as of June 30, 2005; and (iv) all directors and executive officers of the Company as a group.
      Unless otherwise indicated in the footnotes, the address for each executive officer and director is c/o Parlex Corporation, One Parlex Place, Methuen, MA 01844.

	Shares of	% of Outstanding
	Common Stock	Common Stock
	Beneficially	Beneficially
Stockholder	Owned(1)	Owned

Beneficial owners of 5% or more:
Van Den Berg Management, Inc.(2)	1,007,000	15.52%
Dubuque Bank and Trust Company(3)	605,993	9.34%
Needham & Company, LLC(4)	572,500	8.82%
Dimensional Fund Advisors Inc.(5)	546,500	8.42%
Laurence W. Lytton(6)	366,182	5.64%
Executive officers and directors:
Herbert W. Pollack(7)(8)(9)	583,404	8.99%
Peter J. Murphy(7)(8)(10)	164,500	2.49%
Lynn J. Davis(7)(11)	76,748	1.17%
Lester Pollack(7)(12)	64,620	*
Jonathan R. Kosheff(8)(13)	30,000	*
Sheldon Buckler(7)(14)	24,000	*
Richard W. Hale(7)(15)	22,500	*
Eric F. Zanin(8)(16)	21,150	*
Thibaud LeSeguillon(8)(17)	21,500	*
Russell D. Wright(7)(18)	5,500	*
All directors and officers as a group (ten persons)(19)	1,025,272	15.03%

(*)	Less than one percent.

(1)	For purposes of this table, the number of shares beneficially owned by each director, director nominee, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after [September ], 2005, without regard to the Merger, through the exercise of any stock option, conversion option or similar right (“Presently Exercisable Options”). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person or entity.

(2)	The shares shown as owned by Van Den Berg Management, Inc. are as reported by Van Den Berg Management, Inc. in a Statement on Schedule 13F with respect to its holdings of common stock as of June 30, 2005. The address for Van Den Berg Management, Inc. is 805 Las Cimas Parkway, Suite 430, Austin, TX 78746.

(3)	The shares shown as owned by Dubuque Bank & Trust Company are as reported by Dubuque Bank & Trust Company in a Statement on Schedule 13F with respect to its holdings of common stock as of June 30, 2005. The address for Dubuque Bank & Trust Company is 1398 Central Avenue, Dubuque, IA 52001.

(4)	The shares shown as owned by Needham & Company represent the aggregate number of shares of Parlex common stock owned by Needham & Company and various of its affiliates, assuming the conversion or exercise of all securities held by such entities. Specifically, Needham & Company directly owns an aggregate 187,500 shares, consisting of 125,000 shares receivable upon conversion of shares of Parlex’s preferred stock owned by it, and 62,500 shares underlying a warrant held by it. Needham & Company is also the parent company of Needham Investment Management, L.L.C. (“NIM”), which has shared power to direct the vote and disposition of 200,000 shares held by a series of Needham Funds, Inc. (“NFI”). Needham & Company is also a limited partner of Needham Management Partners, L.P. (“NMP”), which is the general partner of, and deemed to have investment discretion over, four limited partnerships owning an aggregate 185,000 shares. Needham & Company disclaims beneficial ownership of the shares owned by NFI and NMP, and those managed by NIM. George A. Needham may be deemed to beneficially own and have shared power to direct the vote and disposition of (i) the Presently Exercisable Options owned by Needham & Company by virtue of his position as Chairman of The Needham Group, Inc., the corporate parent of Needham & Company, (ii) the shares held by NFI by virtue of his position as President and Chief Executive Officer of NFI, and (iii) the shares owned by NMP by virtue of his position as a General Partner of NMP. Mr. Needham disclaims beneficial ownership of the shares owned by Needham & Company, NFI and NMP. James K. Kloppenburg may be deemed to beneficially own and have shared power to direct the vote and disposition of (i) the shares held by NFI by virtue of his position as a portfolio manager of NIM, which serves as the investment advisor to NFI, and (ii) the shares held by NMP by virtue of his position as a General Partner of NMP. Mr. Kloppenburg may, therefore, be deemed to beneficially own an aggregate 385,000, or 5.93%, of the Company’s outstanding shares. Mr. Kloppenburg disclaims beneficial ownership of the shares managed by NIM and the shares owned by NMP. The shares shown as managed by NIM and owned by NMP are as reported on a Schedule 13F filed by each such entity with respect to its beneficial ownership of common stock as of June 30, 2005. The address for Needham & Company, LLC is 445 Park Avenue, New York, New York 10022.

(5)	The shares shown as owned by Dimensional Fund Advisors Inc. are as reported by Dimensional Fund Advisors Inc. in a Statement on Schedule 13F with respect to its holdings of common stock as of June 30, 2005. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, Santa Monica, CA 90401.

(6)	The shares shown as owned by Laurence W. Lytton are as reported on a Schedule 13G filed by the stockholder, dated February 9, 2005. The address for Mr. Lytton is 28 Sherwood Place, Scarsdale, NY 10583.

(7)	Denotes a director of the Company.

(8)	Denotes an executive officer of the Company.

(9)	The shares shown as owned by Herbert W. Pollack include 158,045 shares, of which he disclaims beneficial ownership, which are owned directly by his wife, Sandra Pollack.

(10)	The shares shown as owned by Mr. Murphy include 119,750 shares which he has the right to acquire pursuant to Presently Exercisable Options under the Company’s 1989 Employees’ Stock Option Plan (the “1989 Option Plan”) and 2001 Employees’ Stock Option Plan (the “2001 Option Plan”).

(11)	The shares shown as owned by Mr. Davis include 50,000 shares that Tate Capital Partners Fund, of which Mr. Davis is a principal, may receive upon conversion of a convertible note, and 20,000 shares underlying a warrant held by Tate Capital Partners Fund. In addition, Tate Capital Partners Fund has received 6,748 shares of common stock as interest payments upon the note outstanding. Mr. Davis disclaims beneficial ownership of shares owned by the Tate Capital Partners Fund in excess of his proportionate interest in the fund. Mr. Davis’ address is Tate Capital Partners Fund, LLC, 3600 Minnesota Drive, Suite 525, Minneapolis, MN 55435.

(12)	The shares shown as owned by Lester Pollack include 19,500 shares which he has the right to acquire pursuant to Presently Exercisable Options under the Company’s 1989 Director Plan and the Company’s 1996 Director Plan. Mr. Pollack’s address is c/o Centre Partners Management LLC, 30 Rockefeller Plaza, New York, NY 10020.

(13)	The shares shown as owned by Mr. Kosheff include 30,000 shares which he has the right to acquire pursuant to Presently Exercisable Options under the Company’s 2001 Option Plan.

(14)	The shares shown as owned by Dr. Buckler include 22,500 shares which he has the right to acquire pursuant to Presently Exercisable Options under the Company’s 1989 Director Plan and the Company’s 1996 Director Plan.

(15)	The shares shown as owned by Mr. Hale include 22,500 shares which he has the right to acquire pursuant to Presently Exercisable Options under the Company’s 1989 Director Plan and the Company’s 1996 Director Plan. Mr. Hale’s address is c/o VXI Corporation, One Front Street, Rollinsford, NH 03869.

(16)	The shares shown as owned by Mr. Zanin include 21,000 shares which he has the right to acquire pursuant to Presently Exercisable Options under the Company’s 1989 Option Plan and 2001 Option Plan.

(17)	The shares shown as owned by Mr. LeSeguillon include 21,500 shares which he has the right to acquire pursuant to Presently Exercisable Options under the Company’s 1989 Option Plan and 2001 Option Plan.

(18)	The shares shown as owned by Mr. Wright include 1,000 shares owned by a family trust of which Mr. Wright and his wife serve as co-trustees, and 4,500 shares which he has the right to acquire pursuant to Presently Exercisable Options under the Company’s 1989 Director Plan. Mr. Wright disclaims beneficial ownership of the shares owned by the trust.

(19)	The number of shares shown as beneficially owned by officers and directors include 331,250 shares which they have the right to acquire pursuant to Presently Exercisable Options.

MARKET FOR COMMON STOCK; DIVIDEND POLICY
      Parlex common stock is traded on the Nasdaq National Market under the ticker symbol “PRLX.” This table shows, for the periods indicated, the high and low closing price per share for Parlex common stock as reported by the Nasdaq National Market.

Parlex Common Stock	High		Low

Year ending June 30, 2006
First Quarter (through [ /05])	$		$
Year ended June 30, 2005
First Quarter (quarter ended 9/30/04)	$		$
Second Quarter (quarter ended 12/31/04)	$		$
Third Quarter (quarter ended 3/31/05)	$		$
Fourth Quarter (quarter ended 6/30/05)	$		$
Year ended June 30, 2004
First Quarter (quarter ended 9/30/03)		$8.63		$6.79
Second Quarter (quarter ended 12/31/03)		$8.92		$7.60
Third Quarter (quarter ended 3/31/04)		$9.01		$5.81
Fourth Quarter (quarter ended 6/30/04)		$7.12		$5.98

      The high and low trading price per share for Parlex common stock as reported by the Nasdaq National Market on [                    ], the last trading day prior to the date of this Proxy Statement were $[          ] and $[          ], respectively.
      On [September      , 2005], Parlex common stock was held of record by [                    ] stockholders.
      Parlex has never declared or paid any cash dividends on its common stock and presently intends to retain future earnings, if any, for its business. Parlex’s senior credit agreement prohibits the payment or declaration of cash dividends on Parlex common stock and preferred stock without the lender’s prior written consent. Dividends on Parlex’s preferred stock accrue cumulatively on a daily basis during each fiscal quarter at an annual rate of $6.60 per share of preferred stock and are paid in cash on the first day of each fiscal quarter, in arrears, with the consent of Parlex’s lender.
OTHER MATTERS
      As of this time, the Parlex board of directors knows of no other matters to be brought before the meeting. However, if other matters properly come before the meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters. Discretionary authority, if conferred by the enclosed proxy, will include authority to vote on matters concerning which Parlex did not receive timely notice to the regulations adopted by the Securities and Exchange Commission before mailing this proxy statement pursuant. For a further description of these matters, see “Merger Agreement — Stockholder Proposals.”
Adjournments
      The Special Meeting may be adjourned without notice, by an announcement made at the Special Meeting or by approval of the holders of a majority of the shares of Parlex common stock present, in person or by proxy, who are entitled to vote at the Special Meeting. Parlex is soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of approval of the Merger Agreement. Parlex’s board of directors recommends that you vote FOR the proposal to grant the authority to vote your shares to adjourn the meeting.
Stockholder Proposals
      Parlex’s 2004 Annual Meeting of Stockholders was held on November 23, 2004. The 2005 Annual Meeting of Stockholders will only be held if the Merger is not completed. Stockholders who, in accordance with the SEC’s Rule 14a-8, wished to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2005 Annual Meeting of Stockholders must have submitted their proposals to our Clerk on or before June 25, 2005, except that if the date of the 2005 Annual Meeting of Stockholders is eventually held more than 30 calendar days before or after November 23, 2005, Parlex must receive such proposal within a reasonable time before the Parlex board of directors makes its proxy solicitation.
      Under federal proxy rules, if a shareholder wishes to present such a proposal, but fails to notify Parlex 45 days before Parlex mails its proxy materials, the proxies solicited for the annual meeting will include discretionary authority to vote on the shareholder’s proposal in the event it is properly brought before the meeting.
EXPENSES AND SOLICITATION
      The cost of solicitation of proxies will be borne by Parlex. In addition to soliciting stockholders by mail, certain of Parlex’s directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. Parlex will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be asked to forward proxy-soliciting material to the owners of stock held in their names, and Parlex will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of Parlex may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation. Parlex has retained an independent proxy solicitation firm, Georgeson, to assist in soliciting proxies. Parlex has agreed to pay [                    ] fees for proxy solicitation services in the amount of $[          ] in fixed fees plus additional fees based on the number of soliciting calls made to Parlex stockholders and the number of votes received as a result of such calls, plus its expenses incurred in performing such services.
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION
      Parlex Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Parlex and will be made available for inspection and copying at Parlex’s executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing. The shareholders may read and copy any document that Parlex files with the SEC at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Parlex’s SEC filings made electronically through the SEC’s EDGAR system are also available to the public at the SEC’s web site located at http://www.sec.gov.
      A list of shareholders will be available for inspection by shareholders of record at Parlex’s executive offices One Parlex Place, Methuen, Massachusetts 10844 during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the Special Meeting or any adjournment thereof. The opinion of Needham & Company that, as of August 16, 2005, the consideration to be received by holders of shares of Parlex common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, a copy of which is attached to this proxy statement as Annex B, will also be available for inspection and copying at the same address, upon written request by, and at the expense of, the interested shareholder.
      All information contained in this Proxy Statement relating to Parlex has been supplied by Parlex and all information contained herein relating to JE Holdings, Parent and Purchaser has been supplied by JE Holdings.
      You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated [                    ]. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date. Neither the mailing of this Proxy Statement to stockholders nor the issuance of cash in the Merger creates any implication to the contrary.

By Order of the Board of Directors

Edward D. Kutchin
Clerk
[September      ], 2005

ANNEX A
      The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Parlex, JE Holdings, Parent or Purchaser. Such information can be found elsewhere in this Proxy Statement and in the public filings Parlex makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.
      The Merger Agreement contains representations and warranties Parlex, JE Holdings, Parent or Purchaser made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Parlex, JE Holdings, Parent or Purchaser have exchanged in connection with signing the Merger Agreement. While none of Parlex, JE Holdings, Parent or Purchaser believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Parlex’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Parlex’s public disclosures.
AGREEMENT AND PLAN OF MERGER
by and among
JOHNSON ELECTRIC HOLDINGS LIMITED,
J.E.C. ELECTRONICS SUB ONE, INC.,
J.E.C. ELECTRONICS SUB TWO, INC.
and
PARLEX CORPORATION
Dated as of
August 18, 2005
As Amended
As of August 24, 2005

      AGREEMENT AND PLAN OF MERGER, dated as of August 18, 2005 (this “Agreement”), among JOHNSON ELECTRIC HOLDINGS LIMITED, a Bermuda corporation (“JE Holdings”), J.E.C. ELECTRONICS SUB ONE, INC., a Massachusetts corporation and an indirect wholly-owned Subsidiary of JE Holdings (“Parent”), J.E.C. ELECTRONICS SUB TWO, INC., a Massachusetts corporation and a wholly owned Subsidiary of Parent (“Purchaser”), and PARLEX CORPORATION, a Massachusetts corporation (the “Company”). Certain terms used herein as defined terms are defined in Annex A hereof.
W I T N E S S E T H:
      WHEREAS, the Boards of Directors of JE Holdings, Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for JE Holdings, indirectly, through Parent and Purchaser, to acquire the Company upon the terms and subject to the conditions set forth herein;
      WHEREAS, the Company is willing to enter this Agreement with Parent and Purchaser only if JE Holdings is also a party hereto, and as an inducement to the Company to enter into this Agreement, JE Holdings has agreed to be a party hereto;
      WHEREAS, the respective Boards of Directors of JE Holdings, Parent, Purchaser and the Company have each approved the merger (the “Merger”) of Purchaser with and into the Company in accordance with the Massachusetts Business Corporation Act, as amended (the “MBCA”), on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) (shares of Company Common Stock being hereafter collectively referred to as “Shares”) not owned directly or indirectly by JE Holdings, Parent, Purchaser or the Company shall be converted into the right to receive $6.75 in cash;
      WHEREAS, JE Holdings, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger; and
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, JE Holdings, Parent, Purchaser and the Company hereby agree as follows:
Article I.
The Merger
      1.1.     The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the MBCA, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of The Commonwealth of Massachusetts. Notwithstanding anything to the contrary contained in this Section 1.1, Parent may elect instead, at any time after Stockholder Approval (as hereinafter defined) is granted, to merge the Company into Purchaser or any other direct or indirect wholly owned Subsidiary of JE Holdings; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties or covenants by reason of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and to provide, as the case may be, that Purchaser or such other wholly owned Subsidiary of JE Holdings shall be the Surviving Corporation and that JE Holdings, Parent, Purchaser and the Company shall make commercially reasonable efforts to comply with notice provisions and other terms of the outstanding Convertible Notes, Preferred Shares and Warrants.
      1.2.     Effective Time; Closing. No later than three Business Days after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing articles of merger with the Secretary of State of The Commonwealth of Massachusetts, in such forms as are required by, and executed in accordance with, the relevant provisions of the MBCA (the date and time of such filing being the “Effective Time” and such articles, the “Articles of Merger”). On the date of such filing, a closing shall be held at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.
      1.3.     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 11.07 of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
      1.4.     Articles of Organization; By-laws. (a) At the Effective Time, subject to Section 6.6(a), the articles of organization of the Company, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Corporation until thereafter amended as provided by law and such articles of organization.
      (b) Unless otherwise determined by Parent prior to the Effective Time, and subject to Section 6.6(a), the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the articles of organization of the Surviving Corporation and such by-laws.
      1.5.     Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of organization and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or approval. The Company shall take all commercially reasonable action to cause Purchaser’s appointees to be duly elected as directors and officers of each Subsidiary of the Surviving Corporation, effective as of the Effective Time.
      1.6.     Section 338(g) Election. At the election of Parent, in its sole and absolute discretion, Parent may make the election provided under Section 338(g) of the Internal Revenue Code, as amended (the “Code”) (including under any comparable statutes in any other jurisdiction) with respect to the Company and all Subsidiaries of the Company.
Article II.
Conversion of Securities.
      2.1.     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

(a) Each share of common stock, par value $0.10 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable shares of common stock, par value $0.10 per share, of the Surviving Corporation;

(b) Each Share and Preferred Share held in the treasury of the Company and each Share and Preferred Share owned by JE Holdings, Purchaser, Parent or any direct or indirect wholly owned Subsidiary of JE Holdings or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive $6.75, payable to the holder thereof in cash, without interest (the “Common Share Merger Consideration”), less any required withholding taxes;

(d) Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Preferred Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive the Liquidation Value thereof, payable to the holder thereof in cash, without interest or additional dividends thereon (the “Preferred Share Merger Consideration” and together with the Common Share Merger Consideration, the “Merger Consideration”), less any required withholding taxes. Prior to the Effective Time, the Company shall be responsible for delivering to the Paying Agent (as hereinafter defined) a list of holders of Preferred Shares and such information as is in the Company’s possession and necessary to ensure proper withholding; and

(e) From and after the Effective Time, all such Shares and Preferred Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares or Preferred Shares, as applicable, shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.4, without interest thereon.
      2.2.     Employee Stock Options. (a) The Company shall take all reasonable action to, as of the Effective Time (i) terminate the stock option plans listed in Section 3.3 of the Disclosure Schedule, (as hereinafter defined) each as amended through the date of this Agreement (the “Company Stock Option Plans”); and (ii) cancel, at the Effective Time, each outstanding option to purchase Shares granted under the Company Stock Option Plans (each, a “Company Stock Option”) that is outstanding and unexercised as of such time. Subject to the foregoing, each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time, whether or not then exercisable or vested, shall be entitled to receive from the Paying Agent (as hereinafter defined) on behalf of the Surviving Corporation, immediately after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the excess, if any, of (i) the Common Share Merger Consideration over (ii) the per share exercise price of such Company Stock Option, multiplied by the number of Shares subject to such Company Stock Option as of the Effective Time (the “Option Consideration”). Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. Prior to the Effective Time, the Company shall be responsible for delivering to the Paying Agent (i) a list of holders of Company Stock Options, (ii) calculations showing the respective amount of Option Consideration for each Company Stock Option, and (iii) such information as is requested by Paying Agent and in the Company’s possession and necessary to ensure proper withholding.
      (b) The Company shall take all action reasonably necessary to approve the disposition of the Company Stock Options in connection with the transactions contemplated by this Agreement (collectively, the “Transactions”) so as to exempt such dispositions under Rule 16b-3 of the Exchange Act.
      2.3.     Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who have demanded properly, and perfected their rights to be paid the fair value of such Shares in accordance with Section 13.02 of the MBCA (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to only such rights as are granted by Section 13.02 of the MBCA, except that all Dissenting Shares held by stockholders who have failed to perfect, or who effectively shall have withdrawn or lost their rights under such Section 13.02 of the MBCA shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.4, of the certificate or certificates that formerly evidenced such Shares.
      (b) The Company shall give Parent (i) prompt notice of intent to demand the fair value of any Shares that is communicated in writing to the Company, written withdrawals of such demands, and any other instruments served pursuant to Section 13.02 of the MBCA and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenter’s rights under Section 13.02 of the MBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such exercise of dissenter’s rights or offer to settle or settle any such demands.
      2.4.     Surrender of Shares; Stock Transfer Books; Payment for Options. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company in the United States and reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares, Preferred Shares and Company Stock Options, as the case may be, to receive the funds to which holders of Shares, Preferred Shares and Company Stock Options shall become entitled pursuant to Sections 2.1(c), 2.1(d) and 2.2(a). Prior to the Effective Time, JE Holdings, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration and Option Consideration. If, for any reason, such funds are inadequate to pay the amounts to which holders of Shares, Preferred Shares and Company Stock Options shall be entitled under Sections 2.1(c), 2.1(d) and 2.2(a), JE Holdings shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under Sections 2.1(c), 2.1(d) and 2.2(a), and, as of the Effective Time, JE Holdings and the Surviving Corporation shall become liable for payment thereof. The funds so deposited with the Paying Agent shall not be used for any purpose except as expressly provided in this Agreement. Such funds shall be invested by the Paying Agent as directed by JE Holdings or Parent.
      (b) Promptly, but in no event more than five Business Days after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares or Preferred Shares entitled to receive Merger Consideration pursuant to Sections 2.1(c) or 2.1(d) a form of letter of transmittal (which shall be in a form reasonably acceptable to the Company and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares or Preferred Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent and compliance with the standard procedures of the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share or Preferred Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.
      (c) If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Article II; provided, however, that Parent or the Paying Agent may require the delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Corporation with respect to such Certificate or ownership thereof.

      (d) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to pay to each person who was, at the Effective Time, a holder of record of Company Stock Options, the Option Consideration to which such person is entitled pursuant to Section 2.2(a).
      (e) At any time following the ninth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares, Preferred Shares or Company Stock Options (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration or Option Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share, Preferred Share or Company Stock Option for any Merger Consideration or Option Consideration delivered in respect of such Share, Preferred Share or Company Stock Option to a public official pursuant to any abandoned property, escheat or other similar law.
      (f) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares or Preferred Shares on the records of the Company. From and after the Effective Time, the holders of Shares, Preferred Shares and Company Stock Options outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, Preferred Shares and Company Stock Options except as otherwise provided herein or by Applicable Law.
Article III.
Representations and Warranties of the Company
      Except as set forth in the corresponding sections or subsections of the written Company Disclosure Schedule (the “Disclosure Schedule”) or, except as specifically set forth in Section 3.7, as disclosed in an SEC Report (as defined in Section 3.9) filed prior to the date hereof, the Company makes the representations and warranties to JE Holdings, Parent and Purchaser that are set forth below. Each exception set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement; provided, however, that any information disclosed therein under any section number shall be deemed to be disclosed and incorporated in any other section of the Disclosure Schedule where such disclosure would be appropriate and readily apparent. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement.
      3.1.     Organization and Qualification; Subsidiaries. (a) Each of the Company and each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.
      (b) Section 3.1(b) of the Disclosure Schedule, sets forth the name, jurisdiction of incorporation and authorized and outstanding capital stock of each Subsidiary of the Company. Except as disclosed in Section 3.1(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
      3.2.     Articles of Organization and By-laws. The Company has heretofore made available to Parent a complete and correct copy of the articles of organization and the by-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such articles of organization, by-laws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of its articles of organization, by-laws or equivalent organizational documents. Other than PIC, each of the Company’s Subsidiaries is in compliance with its articles of organization, by-laws or equivalent organizational documents, except as would not have a Material Adverse Effect.
      3.3.     Capitalization. The authorized capital stock of the Company consists of 30,000,000 Shares, $0.10 par value per share, and 1,000,000 Preferred Shares, par value $1.00 per share. As of the date hereof, (a) 6,488,425 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable; (b) 665,525 Shares are issuable upon exercise of outstanding stock options; (c) 406,250 Shares are issuable upon conversion of outstanding Preferred Shares; (d) 484,625 Shares are issuable upon exercise of outstanding Warrants; and (e) 750,000 Shares are issuable upon conversion of outstanding 7% Convertible Subordinated Notes due July 28, 2007 (the “Convertible Notes”). As of the date hereof, except as set forth in Section 3.3 of the Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.3 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to issue, repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.3 of the Disclosure Schedule, each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.
      3.4.     Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the Merger, to obtaining Stockholder Approval (as defined in Section 3.6 below), to consummate the Transactions. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining Stockholder Approval, if and to the extent required by Applicable Law, and the filing and recordation of appropriate merger documents as required by the MBCA). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by JE Holdings, Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
      3.5.     Board Approvals and Takeover Laws. The Company Board of Directors (the “Board”), at a meeting duly called and held, has unanimously (i) determined, as of the date of this Agreement, that this Agreement and the Merger, taken together, are fair to and in the best interests of the stockholders of the

Company; (ii) duly and validly approved, as of the date of this Agreement, and taken all corporate action required to be taken by the Board to authorize the Transactions; and (iii) resolved to recommend, as of the date of this Agreement, that the stockholders of the Company accept, approve and adopt this Agreement and the Merger, and none of the aforesaid actions by the Board has been amended, rescinded or modified except as permitted by the terms of this Agreement. Assuming the accuracy of the representations and warranties contained in Section 4.8, the actions taken by the Board are sufficient to render inapplicable to JE Holdings, Parent, Purchaser and the Merger, the provisions of Chapters 110C and 110F of the Massachusetts Corporation-Related Laws, as amended (the “MCRL”). To the Company’s knowledge, no other state takeover statute, or other state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, is applicable to the Transactions.
      3.6.     Required Vote. The affirmative vote of the stockholders of two-thirds of the outstanding Shares, voting as a single class, is the only vote of the stockholders of any class or series of the Company’s capital stock necessary to approve the Merger (the “Stockholder Approval”).
      3.7.     No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of its obligations under this Agreement shall not, (i) conflict with or violate the articles of organization or by-laws or equivalent organizational documents of the Company or any Subsidiary; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.7(b) have been obtained and all filings and obligations described in Section 3.7(b) have been made and, subject, in the case of the Merger, to obtaining Stockholder Approval, conflict with or violate any Applicable Law or by which any property or asset of the Company or any Subsidiary is bound or affected; or (iii) subject to obtaining the consents listed in Section 3.7 of the Disclosure Schedule, which list does not incorporate information from or consents listed in the SEC Reports, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Material Adverse Effect.
      (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”), state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Exon-Florio provision pursuant to Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (amending Section 721 of the Defense Production Act of 1950) (the “Exon-Florio Provision”) and the requirements in the countries where a merger filing will be necessary and filing and recordation of appropriate merger documents as required by the MCBA (the “Company Required Approvals”); and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Material Adverse Effect. Section 3.7(b) of the Disclosure Schedule contains a complete list of Company Required Approvals and the countries where a merger filing is necessary, except for countries where the failure to file would not reasonably be expected to have a Material Adverse Effect, and does not incorporate information from, or consents listed in, the SEC Reports.
      3.8.     Permits; Compliance.
      (a) Except with respect to Environmental Permits (as defined and addressed in Section 3.18) , each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental

Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”) except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Material Adverse Effect.
      (b) After giving effect to the Transactions, to the knowledge of the Company, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force and effect, except as set forth in Section 3.8(b) of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance in all material respects with Applicable Laws by which the property and assets of the Company and its Subsidiaries are bound or affected. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, as of the date hereof, prevent or materially delay consummation of the Merger or would reasonably be expected to have a Material Adverse Effect.
      3.9.     SEC Filings; Financial Statements. (a) The Company and its Subsidiaries have timely filed (or obtained an extension of the time for filing) each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed by the Company or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act with the Securities and Exchange Commission (the “SEC”) since June 30, 2003 (as such documents have since the time of their filing been amended or supplemented, the “SEC Reports”). Those SEC Reports that were not amended or supplemented complied and all SEC Reports that amended and supplemented previous filings complied, as of their respective dates, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Reports, in each case to the extent in effect on the date of filing. Each of the SEC Reports did not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Report filed with the SEC prior to the date of this Agreement.
      (b) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and to the knowledge of the Company, the statements contained in such certifications are true and correct. For purposes of the preceding sentence and Section 3.9(f) hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
      (c) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the SEC Reports (the “Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q or 8-K or the applicable rules of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to the consolidated financial position of the Company) the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. The Company’s foreign Subsidiaries maintain their books pursuant to local accounting rules and adjust their books to conform to GAAP for consolidation purposes. Therefore, the books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP.
      (d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other SEC Reports.
      (e) The Company has established and maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
      (f) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to enable the principal executive officer and principal financial officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Company, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.
      (g) Except as set forth in Section 3.9(g) of the Disclosure Schedule, since June 30, 2003, the Company has not received any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.
      (h) None of the Company’s Subsidiaries are, or has at any time since June 30, 2003, been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
      3.10.     Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet (or notes thereto) as of June 30, 2004 (the “2004 Balance Sheet”) included in the Financial Statements or as set forth in Section 3.10 of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred in the ordinary course of business consistent with past practice since June 30, 2004; or (ii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
      3.11.     Absence of Certain Changes or Events. Since June 30, 2004, except as contemplated by this Agreement or set forth in Section 3.11 of the Disclosure Schedule, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since June 30, 2004, there has not been (i) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company or any Subsidiary (assessed on a consolidated basis) having, individually or in the aggregate, a Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any Subsidiary and having, individually or in the aggregate, a Material Adverse Effect; (iii) any change by the Company in its accounting methods, principles or practices; (iv) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice; (v) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole; (vi) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities other than regular quarterly dividends on the Preferred Shares not in excess of $1.65 per share; or (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice.
      3.12.     Absence of Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 3.12 of the Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority that (a) would reasonably be expected to have a Material Adverse Effect or (b) as of the date hereof, seeks to materially delay or prevent the consummation of any Transaction.
      3.13.     Employee Benefit Plans. (a) Section 3.13(a) of the Disclosure Schedule lists (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary; (ii) each material employee benefit plan for which the Company or any Subsidiary is reasonably expected to incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated; (iii) any material plan in respect of which the Company or any Subsidiary could reasonably be expected to incur liability under Section 4212(c) of ERISA; and (iv) any material contracts or legally enforceable arrangements between the Company or any Subsidiary and any employee of the Company or any Subsidiary, including, without limitation, any contracts or arrangements relating to a sale of the Company or any Subsidiary (collectively, with the exception of any plans, programs or arrangements not subject to United States law, the “Plans”). The Company has made available to Purchaser a true and complete copy of each Plan and has made available to Purchaser a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, as applicable (i) a copy of each trust or other funding arrangement; (ii) each most recent summary plan description and summary of material modifications; (iii) the most recently filed Internal Revenue Service (“IRS”) Form 5500; (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan.
      (b) Except as set forth in Section 3.13(b) of the Disclosure Schedule, none of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as set forth in Section 3.13(b) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person by itself or solely or partially as a result of any transaction contemplated by this Agreement; or (ii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. Except as set forth in Section 3.13(b) of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary, other than continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code.
      (c) Each Plan is currently in material compliance with, and has, for the period with respect to which the applicable statute of limitation has not expired, been administered and operated in all material respects in accordance with, its terms and the requirements of all Applicable Laws, including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed all obligations required to be performed by them under and are not in any default under or in violation of, and the Company has no knowledge of any default or violation by any party to, any Plan, except as would not have a Material Adverse Effect. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any such Action.
      (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter or opinion letter, as applicable, from the IRS regarding such qualified status, which covers all of the provisions applicable to the Plan for which determination or opinion letters, as applicable, are currently available and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
      (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would give rise to a material liability with respect to any Plan. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan and, to the knowledge of the Company, no fact or event exists which could give rise to any such liability.
      (f) Except as set forth in Section 3.13(f), all material contributions, premiums or payments required to be made with respect to any Plan have been made in full on or before their due dates. No deduction for such contributions has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could give rise to any such challenge or disallowance. All contributions, premiums and payments accrued under each Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending at the Effective Time, will be discharged and paid on or prior to the Effective Time except to the extent reflected as a liability on the Company Financial Statements. All long-term disability benefits made available to employees of the Company are fully insured under insurance policies and such insurance policies are in full force and effect.
      (g) There has been no material failure of a Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980B(g)). To the knowledge of the Company, the Company has not made contributions to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no ERISA Affiliate of the Company has incurred a tax under Section 5000(a) which is or could reasonably be expected to become a material liability of the Company.
      (h) Section 3.13(h) of the Disclosure Schedule sets forth each plan, program or arrangement that would be a Plan except that it is subject to the laws of a jurisdiction other than the United States (a “Non-U.S. Benefit Plan”). With respect to each Non-U.S. Benefit Plan:

(i) all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been timely made (except for any instances of noncompliance that would not have a Material Adverse Effect), or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

(ii) with respect to any Non-U.S. Benefit Plans that are not government-mandated plans or programs, the fair market value of the assets the liability of each insurer, or the book reserve established for any such Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and is approved by any applicable taxation authorities to the extent such approval is available. Each Non-U.S. Benefit Plan is now and always has been operated in material compliance with all applicable non-United States laws and regulations.
      3.14.     Labor and Employment Matters. (a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, (i) to the knowledge of the Company, there is no pending or threatened litigation between the Company or any Subsidiary and any of their respective employees or independent contractors; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) to the knowledge of the Company, neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any agreement or contract relating to employees or contractors, and there are no grievances outstanding against the Company or any Subsidiary under any collective bargaining agreement, union contract, work counsel agreement or work force agreement or contract; (iv) to the knowledge of the Company, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other court or tribunal; and (v) there is no strike, slowdown, work stoppage or lockout or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary. The consent of any labor union is not required to consummate the Transactions. There is no obligation to inform, consult or obtain consent, whether in advance or otherwise, of any works council, employee representatives or other representative bodies in order to consummate the Transactions.
      (b) To the knowledge of the Company, the Company and its Subsidiaries are, and have been, in material compliance with all Applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, notice of termination, workers compensation, state disability law, and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing, except as set forth in Section 3.14(b) of the Disclosure Schedule and where noncompliance, failure to withhold such amounts, and the incurrence of such liability would not reasonably be expected to be material. To the knowledge of the Company, the Company and its Subsidiaries have appropriately classified independent contractors and employees and within the three (3) years preceding the date hereof, they have had no claims asserted in any forum for any misclassification of workers, failure to withhold taxes, failure to provide benefits or other perquisites of employment to independent contractors. To the knowledge of the Company, the Company and its Subsidiaries have paid in full to all employees, or adequately accrued for in accordance with GAAP consistently, applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees or contractors, and there is no administrative claim, court complaint, or other legal proceeding pending before any Governmental Authority nor, to the knowledge of the Company, is there any threatened administrative claim, court complaint or other legal proceeding regarding the payment of wages, salary, overtime pay or other payment for services rendered with respect to any persons currently or formerly employed or engaged by the Company or any Subsidiary other than claims listed in Section 3.14(b) of the Disclosure Schedule. Neither the Company nor any Subsidiary is a party to, or is otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees, independent contractors or employment practices, other than those listed in Section 3.14(b) of the Disclosure Schedule. There is no administrative charge, court complaint, or other legal proceeding pending nor, to the knowledge of the Company, is there any threatened administrative charge, court complaint or other legal proceeding regarding a violation of occupational safety or health standards by the Company or any Subsidiary, other than those listed in Section 3.14(b) of the Disclosure Schedule. There is no administrative charge, court complaint, or other legal proceeding pending nor, to the knowledge of the Company, is there any threatened administrative charge, court complaint or other legal proceeding regarding discrimination in the employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any person, other than charges listed in Section 3.14(b) of the Disclosure Schedule. No inquiry or investigation affecting any Company or any Subsidiary has been made or, to the knowledge of the Company, threatened by the Commission for Racial Equality, the Equal Employment Opportunity Commission or any similar body other than inquiries or investigations listed in Section 3.14(b) of the Disclosure Schedule.
      (c) Except as disclosed in Section 3.14(c) of the Disclosure Schedule, (i) all existing contracts of employment to which the Company or, to the knowledge of the Company, any Subsidiary is a party are terminable by the Company or any Subsidiary on three months’ notice or less without compensation (other than in accordance with applicable legislation); (ii) neither the Company nor any Subsidiary has an established pattern or practice with respect to the payment of standard severance or separation pay to similarly situated employees following the termination of employment of any employee for any reason (i.e. for cause, not for cause or voluntary termination); (iii) neither the Company nor, to the knowledge of the Company, any Subsidiary has any outstanding liability to pay compensation for loss of employment to any present or former employee or to make any payment for breach of any agreement listed in Section 3.13(a) of the Disclosure Schedule; (iv) there is no term of employment 1/3whether contractual or otherwise, of any employee of the Company or, to the knowledge of the Company, any Subsidiary which shall entitle that employee to treat the consummation of the Transactions as amounting to a breach of his contract of employment or otherwise entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

      (d) Within the six (6) years preceding the date hereof, the Company and its Subsidiaries have complied with all notice obligations under the WARN Act and any state equivalent.
      3.15.     Property and Leases. (a) The Company and the Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as would not reasonably be expected to have a Material Adverse Effect.
      (b) Except as disclosed in Section 3.15(b) of the Disclosure Schedule, the Company does not own any real property.
      (c) Section 3.15(c) of the Disclosure Schedule contains an accurate and complete list of all leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party (the “Leases”). All amendments and modifications to the Leases are in full force and effect and described in Section 3.15(c) of the Disclosure Schedule, and there exists no default under any Lease by the Company or any Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Subsidiary, except as would not reasonably be expected to have a Material Adverse Effect.
      (d) The Company has made available to Purchaser a true, correct and complete copy of each Lease, including all amendments, supplements or other modifications thereto, and (i) each Lease is legal, valid, binding and enforceable against the Company and the Subsidiaries party thereto in accordance with the terms thereof, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditor’s rights and to general principles of equity; (ii) neither the Company and the Subsidiaries, nor, to the Company’s knowledge, any other party to any Lease, has waived any material term or condition thereof, and all material covenants to be performed by the Company and the Subsidiaries prior to the date hereof or, to the Company’s knowledge, by any other party to any Lease, have been performed in all material respects; (iii) none of the Company and the Subsidiaries or, to the Company’s knowledge, any other party to any Lease, is in material breach or default under any lease, and no event or circumstance exists or has occurred which, with the delivery of notice, the passage of time or both, would constitute a material breach or default by the Company or any Subsidiary or, to the Company’s knowledge, by any other party thereto, permit the termination, modification or acceleration of rent under any Lease; and (iv) the Company and the Subsidiaries have not subleased, or collaterally assigned or granted any security interest in any Lease or any interest therein.
      3.16.     Intellectual Property. (a) Section 3.16 of the Disclosure Schedule contains a list of all Intellectual Property material to the conduct of the businesses of the Company and the Subsidiaries as currently conducted or as contemplated to be conducted and either owned by or registered in the name of the Company or any of the Subsidiaries or owned by others and licensed to the Company or any of the Subsidiaries, specifying as to each, as applicable:

(i) the nature of such Intellectual Property;

(ii) the owner of such Intellectual Property;

(iii) in the case of Intellectual Property owned by or registered in the name of the Company or any of the Subsidiaries (collectively, the “Company Owned Intellectual Property”), the jurisdictions by or in which such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and dates of issuance, registration and filing, as applicable; and

(iv) contracts, licenses, sublicenses, agreements and other arrangements as to which the Company or any of the Subsidiaries is a party and pursuant to which any person (including the Company or any of the Subsidiaries) is authorized to use such Intellectual Property (collectively, the “IP Contracts”), including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalties and the terms thereof.
      (b) Except as would not reasonably be expected to have a Material Adverse Effect, the conduct of the businesses of the Company and the Subsidiaries as currently conducted or as contemplated to be conducted does not (i) infringe upon or misappropriate the Intellectual Property rights or rights of publicity or privacy of, or libel or defame, any third party or constitute unfair competition or trade practices with respect to Company Owned Intellectual Property in the jurisdictions in which the Company and its Subsidiaries do business (nor does the Company have any knowledge of any basis therefore); and (ii) to the knowledge of the Company, infringe upon or misappropriate the Intellectual Property rights or rights of publicity or privacy of, or libel or defame, any third party or constitute unfair competition or trade practices with respect to all other Intellectual Property used by the Company or any of the Subsidiaries in the jurisdictions in which they do business (nor does the Company have any knowledge of any basis therefore).
      (c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, each item of Intellectual Property currently used by each of the Company and the Subsidiaries and material to the conduct of its business as currently conducted or as contemplated to be conducted is either (i) exclusively owned by it and was created solely by its employees acting within the scope of their employment or by third parties, all of which employees and third parties have validly assigned all of their rights, including Intellectual Property rights therein in writing, to it; or (ii) duly and validly licensed to it for use in the manner currently used by it or as contemplated to be used by it.
      (d) Except as set forth in Section 3.16(d) of the Disclosure Schedule, each item of Company Owned Intellectual Property (i) is subsisting and in full force and effect; (ii) has not been abandoned or passed into the public domain; (iii) is free and clear of any lien, security interest or other encumbrance; (iv) to the knowledge of the Company, has not been, and is not currently, infringed upon or misappropriated by any third parties; (v) is not subject to any outstanding judgment, order, decree, stipulation or injunction; and (vi) is not the subject of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand, pending or threatened, which challenges the legality, validity, enforceability, use or ownership thereof.
      (e) The Company has delivered to Parent copies of all United States, non-United States and international:

(i) patents and patent applications of the Company and each of the Subsidiaries; and

(ii) registrations of the Company and each of the Subsidiaries of, and applications to register, other Intellectual Property rights, including, without limitation, trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names and addresses, copyrightable works, copyrights and mask works (collectively, under both clauses (i) and (ii), “Registered Intellectual Property”).
Except as would not reasonably be expected to have a Material Adverse Effect, all necessary registration, maintenance and renewal fees in connection with each item of Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other Governmental Authority or domain name registrar(s) in the United States or non-United States jurisdictions, as the case may be (including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office or their respective counterparts in any relevant non-United States jurisdiction), for the purposes of maintaining such Registered Intellectual Property.
      (f) The Company has no knowledge of any facts, circumstances or information that (i) would render any Registered Intellectual Property invalid or unenforceable; (ii) would adversely affect any pending application for any Registered Intellectual Property; or (iii) would adversely affect or impede the ability of any of the Company or the Subsidiaries to use any Intellectual Property in the manner currently used by it in the conduct of its business or as contemplated to be used.
      (g) All officers, management employees, and technical and professional employees, and consultants of the Company and the Subsidiaries are party to written obligations with the Company and the Subsidiaries, as applicable, which documents such individual’s obligations to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment or services to the Company or a Subsidiary, as applicable, and to assign to the Company and the Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.
      3.17.     Taxes. (a) (i) All material Tax Returns that are required to be filed by or with respect to Taxes of the Company and each Subsidiary have been filed or caused to be filed or will be filed in a timely manner (with applicable extension periods), and such Tax Returns are true, accurate and complete in all material respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof; (iii) any deficiencies resulting from examinations of such Tax Returns have either been paid or are being contested in good faith; and (iv) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or any Subsidiary; and (v) each of the Company and its Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.
      (b) Except as set forth in Section 3.17 of the Disclosure Schedule, neither the Company nor any Subsidiary has received written notice of any claim made by a Government Authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns, that the Company or a Subsidiary may be required to file Tax Returns or to pay Taxes by that jurisdiction.
      (c) Except as set forth in Section 3.17 of the Disclosure Schedule, no federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced or are pending with regard to any Tax Returns with respect to Taxes of the Company or any Subsidiary.
      (d) Except as set forth in Section 3.17 of the Disclosure Schedule, there is no material tax lien (other than for current taxes not yet due and payable) against the assets of the Company or any Subsidiary.
      (e) None of the assets of the Company or any Subsidiary is (i) “tax exempt use property” within the meaning of Section 168(h) of the Code; or (ii) subject to any lease made pursuant to former Section 168(f)(8) of the Code.
      (f) Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code.
      (g) The accruals and reserves for taxes reflected in the 2004 Balance Sheet are adequate to cover all taxes accruable through the date of the 2004 Balance Sheet (including interest and penalties, if any, thereon) in accordance with generally accepted accounting principles.
      (h) The Company and each of the Subsidiaries is a “United States Person” within the meaning of Section 7701(a)(30) of the Code.
      (i) The Company has not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement.
      (j) Neither the Company nor any Subsidiary is a party to any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Group pursuant to Sections 162(m).
      (k) Neither the Company nor any Subsidiary has agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.
      (l) Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other agreement, contract or arrangement (either in writing or verbally, formally or informally) which could be treated as a partnership for federal income tax purposes, except any joint venture, partnership or other agreement, contract or arrangement (either in writing or verbally, formally or informally) that elects to be treated as a partnership for federal income tax purposes at the request of Parent or Purchaser.
      (m) Neither the Company nor any Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.
      (n) The Company and its Subsidiaries have made available (or will make available prior to closing) information to Parent, Purchaser and their representatives for the purposes of determining (i) the basis of the Company or its Subsidiary in its assets; (ii) the basis of the stockholders of Company’s Subsidiary in its stock (or the amount of any excess loss account); (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or its Subsidiary; and (iv) any Code Section 382 limitation applicable to the Company or its Subsidiary.
      3.18.     Environmental Matters. Except as described in Section 3.18 of the Disclosure Schedule and except as would not reasonably be expected to result in a Material Adverse Effect, (a) the Company and its Subsidiaries have at all times been and are in full compliance with all applicable Environmental Laws; (b) none of the properties currently or formerly owned, leased or operated by the Company or its Subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance to an extent that would require the Company or its Subsidiaries to make any report, filing or application, or take responsive action or that could cause liability for the Company or its Subsidiaries, under Environmental Laws; (c) none of the Company and its Subsidiaries have received any written notice of liability for any contamination by Hazardous Substances at any site containing Hazardous Substances generated, transported, stored, treated or disposed by the Company or its Subsidiaries; (d) none of the Company and its Subsidiaries are actually or allegedly liable for any damages, remediation, or penalties, or subject to any claim by any person or Governmental Authority for any injunctive or monetary relief (including, without limitation, pending or threatened liens) arising out of or relating to any failure to comply with any Environmental Law or exposure of any person to Hazardous Substances; (e) the Company and its Subsidiaries are in compliance with all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”), and, to the knowledge of the Company and its Subsidiaries, all past non-compliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, costs or liability; (f) the Company and its Subsidiaries have made available to Purchaser complete and correct copies of all studies, reports, surveys, assessments, audits, correspondence, investigations, analysis, tests, and other documents (whether in hard copy or electronic form) in the Company’s or Subsidiaries’ possession regarding the presence or alleged presence of Hazardous Substances at, on, or affecting any property currently or formerly owned or operated by the Company and its Subsidiaries and (g) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances.
      3.19.     Material Contracts. There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) to which the Company or any Subsidiary is a party or by which Company or any Subsidiary is bound (the “Material Contracts”) other than (a) those Material Contracts identified on the exhibit indices of SEC Reports and (b) those Material Contracts entered into by the Company or a Subsidiary in compliance with Section 5.1. In addition, (i) each Material Contract is valid, subsisting, in full force and effect and is enforceable against Company or the applicable Subsidiary, and, to the knowledge of the Company, the other parties thereto in accordance with its terms; (ii) none the Company and its Subsidiaries, nor to the knowledge of Company, any other party, is in breach of or in default under any provision of any Material Contract, except for breaches or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) the Company and the Subsidiaries are not in receipt of any written claim of default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall have, individually or in the aggregate, a Material Adverse Effect with respect to any Material Contract. To the knowledge of the Company, no condition or circumstance exists which would reasonably be expected to constitute a default of a provision under any Material Contracts, except for defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Unredacted copies of any Material Contracts filed with the SEC pursuant to a confidential treatment request have been made available to Parent.
      3.20.     Records. The corporate record books of the Company and each Subsidiary, other than PIC, contain accurate records of all material meetings and accurately reflect all other material actions taken by the respective boards and the committees thereof. Complete and accurate copies of all such record books have been made available by the Company to Parent.
      3.21.     Insurance. (a) Section 3.21 of the Disclosure Schedule sets forth, as of the date hereof, all material policies of insurance maintained by or for the benefit of the Company and the Subsidiaries, including any dealing with or regarding the ownership, use, or operation of any of their respective assets and properties and that (i) have been issued to the Company or any Subsidiary or (ii) that are held by any Affiliate of the Company or any Subsidiary for the benefit of the Company and the Subsidiaries (collectively, the “Insurance Policies”).
      (b) As of the date hereof, the Insurance Policies are reasonably believed by the Company to be (i) underwritten by entities of recognized financial responsibility and solvency, and (ii) sufficient to protect against such losses and risks and in such amounts as are customary in the businesses in which the Company and Subsidiaries are engaged.
      (c) With respect to each Insurance Policy:

(i) assuming that the entity underwriting such Policy is duly organized and has the requisite power and authority (both corporate and regulatory) to underwrite such a Policy, the Policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect;

(ii) none of the Company and its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute a breach or default, or permit termination or modification, under the Policy; and

(iii) to the knowledge of the Company, no insurer on the Policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
      3.22.     Brokers. No broker, finder or investment banker (other than Needham & Company) (the “Company’s Financial Advisor”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Subsidiary. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company’s Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Transactions. The fees and expenses of Needham & Company will be paid or caused to be paid by the Company.
      3.23.     Customers and Suppliers. There has not been any change in the business relationship of the Company or any Subsidiary with any customer who accounted for more than ten percent (10%) of the Company’s sales (on a consolidated basis) during the period from January 1, 2004 to the date hereof, or any supplier from whom the Company and the Subsidiaries purchased more than five percent (5%) of the goods or services (on a consolidated basis) which it purchased during the same period except for such change as would not reasonably be expected to have a Material Adverse Effect.
      3.24.     Certain Business Practices. To the knowledge of the Company, none of the Company or any director, officer, employee or agent of the Company or any Subsidiary acting on behalf of the Company or any Subsidiary has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; or (d) made any other unlawful payment.
      3.25.     Export Controls. The Company is and, for the past five (5) years, has been in compliance with all Applicable Laws relating to export control and trade embargoes except to the extent that noncompliance with such Applicable Laws would not reasonably be expected to have a Material Adverse Effect.
      3.26.     Antiboycott Laws. The Company has not violated the antiboycott prohibitions contained in 50 U.S.C. § 2401 et seq. or taken any action that would reasonably be expected to result in a penalty under Section 999 of the Code except to the extent that such violation or action would not reasonably be expected to have a Material Adverse Effect.
      3.27.     Affiliate Transactions. Except as set forth in Section 3.27 of the Disclosure Schedule, there are no existing contracts, transactions, indebtedness or other arrangements, or any related series thereof, between the Company or any of the Subsidiaries, on the one hand, and any of the directors, officers or other Affiliates of the Company and the Subsidiaries, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K.
      3.28.     Opinion of Financial Advisor. The Company has received the oral opinion of the Company’s Financial Advisor, as of August 16, 2005, to the effect that, as of such date, the consideration to be received in the Merger by the Company’s common stockholders is fair to the Company’s stockholders from a financial point of view, and a copy of such opinion in written form shall be delivered to Parent and Purchaser as soon as reasonably practicable after the date hereof. The Company has been authorized by the Company’s Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement.
Article IV.
Representations and Warranties of JE Holdings, Parent and Purchaser
      JE Holdings, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:
      4.1.     Corporate Organization. JE Holdings is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Parent and Purchaser are newly-formed corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation and have engaged in no business other than in connection with the Transactions. Each of JE Holdings, Parent and Purchaser has the requisite corporate power and authority and all necessary approvals from Governmental Authorities to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and approvals would not, individually or in the aggregate, have a material adverse effect on the business or operations of JE Holdings, Parent and Purchaser and their respective Subsidiaries taken as a whole.
      4.2.     Authority Relative to This Agreement. Each of JE Holdings, Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and consummate the Transactions. The execution and delivery of this Agreement by JE Holdings, Parent and Purchaser and the performance by JE Holdings, Parent and Purchaser of their obligations hereunder have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of JE Holdings, Parent or Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the MBCA). This Agreement has been duly and validly executed and delivered by JE Holdings, Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of JE Holdings, Parent and Purchaser enforceable against each of JE Holdings, Parent and Purchaser in accordance with its terms.
      4.3.     Board Approvals and Takeover Laws. The Board of Directors of JE Holdings (the “JE Board”), at a meeting duly called and held, has (i) duly and validly approved, as of the date of this Agreement, and taken all corporate action required to be taken by the JE Board to authorize the consummation of the Transactions; and (ii) determined, as of the date of this Agreement, that no vote of the stockholders of JE Holdings is required in order for JE Holdings to accept, approve and adopt this Agreement and the Merger, and none of the aforesaid actions by the JE Board has been amended, rescinded or modified except as permitted by the terms of this Agreement.
      4.4.     No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by JE Holdings, Parent and Purchaser do not, and the performance of their obligations under this Agreement shall not, (i) conflict with or violate the articles of organization or by-laws or similar documents of JE Holdings, Parent or Purchaser; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(b) have been obtained and all filings and obligations described in Section 4.4(b) have been made and, subject, in the case of the Merger, to obtaining Stockholder Approval, conflict with or violate any Applicable Law or by which any property or asset of either of them is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of JE Holdings, Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which JE Holdings, Parent or Purchaser is a party or by which JE Holdings, Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay JE Holdings, Parent or Purchaser from performing any of their material obligations under this Agreement.
      (b) The execution and delivery of this Agreement by JE Holdings, Parent and Purchaser do not, and the performance of this Agreement by JE Holdings, Parent and Purchaser shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, state takeover laws, the HSR Act and the requirements in the countries where a merger filing will be necessary or advisable, the Exon-Florio Provision and the filing and recordation of appropriate merger documents as required by the MBCA; (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent or materially delay JE Holdings, Parent or Purchaser from performing their material obligations under this Agreement; and (iii) where, pursuant to the Listing Rules of the Hong Kong Stock Exchange, JE Holdings at the time of signing of this Agreement makes a notice filing with the Hong Kong Stock Exchange, discloses the Merger’s principal terms in a newspaper announcement following the signing, and following the signing will distribute a circular to shareholders in substantially the same form as the newspaper announcement. JE Holdings shall provide the Company and its counsel the opportunity to review the notice filing, newspaper announcement and circular, including all amendments and supplements thereto, prior to their being filed with the Hong Kong Stock Exchange or published, as the case may be, and shall give the Company and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Hong Kong Stock Exchange.
      4.5.     Financing. JE Holdings, Parent and Purchaser have, and will have available to them at and after the Effective Time, sufficient funds to consummate the Transactions, including without limitation payment in full of amounts due for the Merger Consideration, Option Consideration and Warrant Consideration and all fees and expenses incurred in connection with the Transactions.

      4.6.     Brokers. No broker, finder or investment banker (other than Morgan Joseph & Co. Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of JE Holdings, Parent or Purchaser. The fees and expenses of Morgan Joseph & Co. Inc. will be paid or caused to be paid by JE Holdings, Parent or Purchaser.
      4.7.     Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of JE Holdings, Parent or Purchaser, threatened against JE Holdings, Parent or Purchaser, or any property or asset of JE Holdings, Parent, Purchaser or any Subsidiary, before any Governmental Authority that seeks to materially delay or prevent the consummation of any Transaction. None of JE Holdings, Parent, Purchaser or any Subsidiary nor any property or asset of JE Holdings, Parent, Purchaser or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with or, to the knowledge of JE Holdings, Parent or Purchaser, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Transactions.
      4.8.     Ownership of Shares; MCRL Chapter 110F. None of JE Holdings, Parent or Purchaser owns any Shares or Preferred Shares. During the three years prior to the execution of this Agreement, none of JE Holdings, Parent, Purchaser or any of their respective Affiliates or associates has been, with respect to the Company, an “interested stockholder” within the meaning of and as defined in the MCRL Chapter 110F.
Article V.
Conduct of Business Pending the Merger
      5.1.     Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement and as set forth in Section 5.1 of the Disclosure Schedule or unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers and key employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. Except as expressly contemplated by this Agreement and Section 5.1 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its articles of organization or by-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 2,306,400 Shares issuable pursuant to the Company Stock Option Plans, Preferred Shares, Convertible Notes and Warrants outstanding on the date hereof);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for regular quarterly dividends on the Preferred Shares declared and paid at times consistent with past practice in an aggregate amount not in excess of $1.65 per Share;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets, other than pending acquisitions or minority investments, in each case publicly announced prior to the date hereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets (other than sales of obsolete assets and inventory in the ordinary course of business consistent with past practice); (iv) authorize, pay, discharge or satisfy any claims, liabilities, commitments or obligations (whether absolute, accrued, contingent or otherwise) in excess of $250,000, other than the payment, discharge or satisfaction of any such claims, liabilities, commitments or obligations, in the ordinary course of business consistent with past practice, or reflected or reserved against in, or contemplated by, the 2004 Balance Sheet;

(f) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or executive officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, executive officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(g) take any action, other than commercially reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

(h) make any material tax election or settle or compromise any material United States federal, state, local or other non-United States income tax liability, except in the ordinary course of business or in a manner consistent with past practice; or change any of the accounting methods used by the Company materially affecting the Company’s assets, liabilities or business, except for such changes required by GAAP;

(i) enter into, amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s rights thereunder, other than in the ordinary course of business and consistent with past practice, including any new or materially amended joint venture or supply agreement with Infineon Technologies AG or any Affiliate thereof (“Infineon”);

(j) permit any material insurance policy naming the Company as a beneficiary or a loss payee to be cancelled or terminated without notice to Parent;

(k) create any material Subsidiaries or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(l) commence or settle any material Action; or

(m) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
      5.2.     Consultation. In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, the Company shall use commercially reasonable efforts to consult in good faith on a regular basis with the representatives of Parent to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested in writing by Parent or its representatives; provided, that the consultation required by this Section 5.2 shall be conducted in a manner so as not to disrupt in any material respect the business of the Company and its Subsidiaries. JE Holdings, Parent and Purchaser acknowledge that none of JE Holdings, Parent or Purchaser shall have any approval rights under this Section 5.2. The Company acknowledges that any such consultation shall not constitute a waiver by JE Holdings, Parent or Purchaser of any rights it may have under this Agreement and that none of JE Holdings, Parent or Purchaser shall have any liability or responsibility for any actions of the Company and any of its Subsidiaries or any of their respective directors or officers with respect to matters that are the subject of such consultations.
Article VI.
Additional Agreements
      6.1.     Proxy Statement.
      (a) Subject to the terms of this Agreement and to its fiduciary duties under Applicable Law as advised by independent counsel, as promptly as practicable following the date of this Agreement, the Company shall, with the assistance and approval of JE Holdings, prepare and file the Proxy Statement with the SEC under the Exchange Act (such proxy statement, as amended and supplemented, the “Proxy Statement”), and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC. JE Holdings, Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall provide Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to it being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Subject to the terms of this Agreement and to its fiduciary duties under Applicable Law as advised by independent counsel, each of the Company, JE Holdings, Parent and Purchaser agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting at the earliest practicable time.
      (b) None of the information supplied or to be supplied by the Company, JE Holdings, Parent or Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
      6.2.     Stockholders’ Meeting. Subject to the terms of this Agreement and to its fiduciary duties under Applicable Law as advised by independent counsel, as promptly as practicable following the date that the Company has received confirmation that the staff of the SEC has no comments or no further comments on the Proxy Statement, the Company, acting through its Board, and in accordance with Applicable Law and the Company’s articles of organization and by-laws, shall (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders for the purpose of considering and taking action on this Agreement and the Transactions (the “Stockholders’ Meeting”); (ii) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to JE Holdings, Parent or Purchaser the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions; and (iii) use its best efforts to obtain such approval and adoption.

At the Stockholders’ Meeting, JE Holdings, Parent and Purchaser shall cause all Shares then owned by them and their Subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.
      6.3.     Access to Information; Confidentiality. (a) From the date hereof until the Effective Time, to the extent permitted by Applicable Law, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of JE Holdings, Parent and Purchaser reasonable access at reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish JE Holdings, Parent and Purchaser with such financial, operating and other data and information (“Confidential Information”) as JE Holdings, Parent or Purchaser, through their officers, employees or agents, may reasonably request.
      (b) From and after the date hereof, JE Holdings, Parent and Purchaser shall, and shall cause their respective Affiliates and their respective officers, directors, employees, agents and representatives to comply with the provisions of the Nondisclosure Agreement in their treatment of Confidential Information.
      (c) No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
      6.4.     No Solicitation of Transactions.
      (a) Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or knowingly encourage the submission of, any Acquisition Proposal, including a Superior Proposal; or (ii) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information with respect to any Acquisition Proposal, except that the Company may take any action referred to in this clause (ii) if (I) the Board determines in good faith, after having received advice from outside legal counsel, that such action is consistent with the fiduciary duties of the Board under Applicable Law, (II) the Board determines in good faith that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal, and (III) after giving prior written notice to JE Holdings and entering into a customary confidentiality agreement. For purposes of this Agreement, a “Superior Proposal” means any bona fide written proposal, not solicited, initiated or knowingly encouraged in violation of this Section 6.4, made by a third person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 50% or more of the outstanding equity securities of the Company entitled to vote generally in the election of directors or a substantial portion of the assets of the Company and its Subsidiaries on a consolidated basis, if and only if, the Board reasonably determines (after consultation with its financial advisor and outside counsel) (i) that the proposed transaction would be more favorable from a financial point of view to its stockholders than the Merger and the Transactions taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by JE Holdings, Parent and Purchaser; and (ii) that the person or entity making such Superior Proposal is capable of consummating such Acquisition Proposal (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person).
      (b) Except as set forth in this Section 6.4(b), neither the Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to JE Holdings, Parent or Purchaser, the approval or recommendation by the Board or any such committee of this Agreement, the Merger or the Transactions. Notwithstanding the foregoing, if, prior to receipt of Stockholder Approval, the Board determines in good faith (i) after having received advice from outside counsel, that such action is consistent with the fiduciary duties of the Board under Applicable Law; and (ii) that an Acquisition Proposal constitutes a Superior Proposal, the Board or a committee thereof, as applicable, may withdraw or modify its approval or recommendation of the Merger.
      (c) The Company shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing prior to the date hereof with respect to any Acquisition Proposal.

      (d) The Company shall promptly advise JE Holdings orally and in writing of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request; (ii) any material changes in any such Acquisition Proposal or request; and (iii) any non-public information concerning the operations of the Company or any of its Subsidiaries that is provided to such person or its representatives, which was not previously provided to JE Holdings.
      (e) The Company agrees, except as consistent with the Board’s fiduciary duties under Applicable Law, after having received advice from outside legal counsel, not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, except as may be necessary to submit an Acquisition Proposal hereunder.
      6.5.     Employee Benefits Matters. (a) JE Holdings, Parent and Purchaser agree that following the Effective Time, the Surviving Corporation and its Subsidiaries and successors shall provide those persons who, immediately prior to the Effective Time, were employees of the Company or its Subsidiaries (“Retained Employees”) with employee plans and programs which provide benefits that are substantially similar in the aggregate than those provided to similarly situated employees of JE Holdings. Employees of the Company or any Subsidiary shall receive credit for purposes of accrual of seniority with respect to termination or severance benefits and eligibility to participate and vesting and benefit accrual (but, except as required by Applicable Law, not for benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement that is established or maintained by the Surviving Corporation or any of its Subsidiaries and in which such employees are eligible to participate after the Effective Time for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, with respect to any medical, dental, pharmaceutical and/or vision benefit plan of JE Holdings in which employees of the Company may participate following the Effective Time (a “New Plan”), JE Holdings shall cause all pre-existing condition exclusion and actively-at-work requirements to be waived for such employees and their covered dependents (provided, however, that such waiver shall not apply to any pre-existing condition that excluded any such employee or dependent prior to the Effective Time from the corresponding Plan maintained by the Company) and shall provide that any covered expenses incurred on or before the Effective Time by an employee or an employee’s covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under the relevant New Plan after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of JE Holdings and its Subsidiaries. Subject to the provisions of this Section 6.5, nothing shall require JE Holdings to provide the Retained Employees with any particular employee benefit plans, agreements, or programs or preclude or limit JE Holdings’ ability to modify, amend, or terminate any New Plan or any of the Company’s Plans as it deems appropriate.
      (b) In addition, JE Holdings, Parent and Purchaser shall provide severance arrangements to the individuals set forth in Schedule 6.5(b) for the time periods and for the amounts contained therein.
      6.6.     Directors’ and Officers’ Indemnification and Insurance. (a) The articles of organization and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than as are set forth in Article 6D of the Company’s articles of organization, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Applicable Law.
      (b) JE Holdings shall cause the Surviving Corporation and any successor to the Surviving Corporation, to the fullest extent permitted under Applicable Law, to indemnify, defend and hold harmless (including any obligation to advance funds for expenses) from and after the Effective Time, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) arising out of or pertaining to the Transactions; or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company’s articles of organization or by-laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, Action, suit, proceeding or investigation, the Surviving Corporation shall, to the extent permitted by Massachusetts law, pay the expenses incurred by the Indemnified Parties from time to time in advance of the disposition of such claim, Action, suit, proceeding or investigation, including the reasonable fees of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 6.6(b)) to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.
      (c) JE Holdings shall cause the Surviving Corporation to use its best efforts to maintain in effect, for six years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring at and prior to the Effective Time; provided, however, that the Surviving Corporation may substitute therefor policies of similar coverage containing terms and conditions that are not materially less favorable to such directors and officers; provided, further, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.6(c) more than an amount per year equal to 200% of the current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $140,000 per annum in the aggregate); provided, further, that if the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.6(c) for such aggregate premiums, the Surviving Corporation shall obtain as much insurance (up to the amount of insurance required by this Section 6.6(c)) as is possible for such aggregate premium.
      (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at JE Holdings’ option, JE Holdings, shall assume the obligations set forth in this Section 6.6.
      (e) JE Holdings guarantees that if for any reason the Company or the Surviving Corporation, as the case may be, shall not meet its obligations pursuant to this Section 6.6, it shall meet such obligations in full when and as such obligations arise.
      6.7.     Notification of Certain Matters. The Company shall give prompt notice to JE Holdings, and JE Holdings shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect from the date hereof until the Effective Time; and (ii) any failure of the Company, JE Holdings, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
      6.8.     HSR Act Filing. As promptly as possible after the date of this Agreement, if required by any Applicable Law, each of JE Holdings and Company shall file, or cause to be filed, with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the

“Antitrust Division”) a pre-merger notification in accordance with the HSR Act with respect to the Merger pursuant to this Agreement, and shall file an antitrust notification in any other jurisdiction if required by any Applicable Law. Each of JE Holdings and Company shall furnish promptly, or cause to be furnished promptly, to the FTC, the Antitrust Division and any other requesting Governmental Authority any additional information requested by either of them pursuant to the HSR Act or any other antitrust notification in connection with such filings. JE Holdings and Company shall cooperate fully with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. JE Holdings shall pay, or cause to be paid, the applicable HSR Act filing fee and any other applicable antitrust fees.
      6.9.     Exon-Florio Provision. JE Holdings and the Company agree that at any time prior to the Effective Time, if any action is necessary or desirable to carry out the requirements of the Exon-Florio Provision, they shall cause their respective proper officers and directors to use their commercially reasonable efforts to take all such action.
      6.10.     Public Announcements. JE Holdings and the Company agree that no public release or announcement concerning the Transactions or the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Applicable Law or the rules or regulations of any United States or non-United States securities exchange (including, without limitation, the listing requirements of the Hong Kong Stock Exchange), in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.
      6.11.     Consents and Approvals; Commercially Reasonable Efforts.
      (a) Prior to the Effective Time, upon the terms and subject to the conditions of this Agreement, and subject to Section 6.4, except to the extent that, after consultation with outside legal counsel to the Company, the Company Board determines that to do so would not be in the best interests of the Company and its stockholders and would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under Applicable Law, JE Holdings, Parent, Purchaser and the Company agree to use their respective commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things reasonably necessary and appropriate, under Applicable Laws to consummate and make effective the Transactions as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Authority; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (iii) the satisfaction of the other parties’ conditions to closing. In addition, except as otherwise contemplated in Section 6.4 or as required by Applicable Law, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority necessary to be obtained prior to Closing.
      (b) Prior to the Effective Time, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other party (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Authority regarding any of the Transactions unless otherwise prohibited by Applicable Law. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Government Authority with respect to the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits (including environmental Permits) are required as a result of the execution of this Agreement or consummation of the Transactions, the Company shall use its commercially reasonable efforts to effect such transfers.
      (c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, JE Holdings, Parent and Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all such necessary actions, except to the extent that, after consultation with outside legal counsel to the Company, the Company Board determines that to do so would not be in the best interests of the Company and its stockholders and would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under Applicable Law.
      (d) For purposes of this Section 6.11, “commercially reasonable efforts” of JE Holdings, Parent and Purchaser shall not require JE Holdings, Parent and Purchaser to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Company or any of the Company Subsidiaries, or by JE Holdings, Parent, Purchaser or any of their Subsidiaries, of all or any portion of the business or assets of the Company or any of the Company Subsidiaries or JE Holdings, Parent or Purchaser or any of their Subsidiaries, or compel JE Holdings, Parent or Purchaser or any of their Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of the Company Subsidiaries or JE Holdings, Parent or Purchaser Subsidiaries or any of their Subsidiaries. The Company shall not agree to any such prohibition, limitation, or other requirement without the prior written consent of JE Holdings, Parent or Purchaser.
      6.12.     State Takeover Laws. If any state takeover statute, or any other state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, becomes or is deemed to become applicable to the Company or the Merger, then the Company Board shall take all action necessary to render such statute or law inapplicable to the foregoing, except to the extent that, after consultation with outside legal counsel to the Company, the Company Board determines that to do so would not be in the best interests of the Company and its stockholders and would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under Applicable Law.
      6.13.     Infineon Joint Venture. The Company shall timely advise JE Holdings orally and in writing of any material developments with respect to the Company’s joint venture or supply agreement with Infineon.
      6.14.     Company Warrants. Prior to the Effective Time, the Company shall use its reasonable best efforts to negotiate settlements with the individual warrant holders, on terms specified or approved by JE Holdings or Parent, pursuant to which each warrant to purchase Shares that is outstanding as of the date hereof, as set forth in Section 6.14 of the Disclosure Schedule (collectively, the “Warrants”, and the agreements with the Warrant holders governing such Warrants, the “Warrant Agreements”), will be cancelled immediately prior to the Effective Time. For the purposes of this Section 6.14, “reasonable best efforts” of the Company shall not require the Company to agree to (i) make any payments or waive any rights in respect of the Warrants or Warrant Agreements or (ii) amend the Warrants or Warrant Agreements, in each case, unless the Merger is consummated.
      6.15.     Remediation Activities. The Company shall continue with the remediation activities at its Methuen site as described in the Remedial Activity Measure reports submitted to the Massachusetts Department of Environmental Protection (the “Remediation Activities”) and shall use its commercially reasonable efforts to take, or cause to be taken, all actions, to complete as much of the Remediation Activities as reasonably practicable before the Effective Time. The Company shall timely advise Parent orally and in writing of any material developments with respect to the Remediation Activities that would result in any material change in the scope of the Remediation Activities or the Company’s related liability.

Article VII.
Conditions to the Merger
      7.1.     Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) This Agreement and the Transactions shall have been approved and adopted by Stockholder Approval to the extent required by the MBCA and the articles of organization of the Company;

(b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and the Exon-Florio Provision and in the countries listed in Section 3.7(b) of the Disclosure Schedule where a merger filing was necessary shall have expired or been terminated;

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (including without limitation any preliminary or permanent injunction which would prevent the consummation of the Merger).
      7.2.     Conditions to Obligations of JE Holdings, Parent and Purchaser. The obligations of JE Holdings, Parent and Purchaser to effect the Merger are also subject to the satisfaction or waiver by JE Holdings at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company as set forth in this Agreement shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time;

(c) Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably likely to have, a Material Adverse Effect; and

(d) JE Holdings shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.
      7.3.     Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of JE Holdings, Parent and Purchaser as set forth in this Agreement shall be true and correct in all material respects both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b) JE Holdings, Parent and Purchaser shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time; and

(c) The Company shall have received a certificate of an executive officer of JE Holdings, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

Article VIII.
Termination, Amendment and Waiver
      8.1.     Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any Stockholder Approval:

(a) By mutual written consent of each of JE Holdings, Parent, Purchaser and the Company duly authorized by the JE Boards and the Board; or

(b) By JE Holdings, Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before January 15, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or

(c) By the Company (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of JE Holdings, Parent or Purchaser contained in this Agreement, such that (x) the conditions set forth in Section 7.3(a) or 7.3(b) would not be capable of being satisfied and (y) such breach is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (I) ten (10) Business Days following notice of such breach and (II) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or (ii) prior to the Stockholder Approval of this Agreement provided that the Company has complied with the terms and conditions of Section 6.4(b); or

(d) By JE Holdings (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, such that (x) the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) would not be capable of being satisfied and (y) such breach is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (I) ten (10) Business Days following notice of such breach and (II) the Termination Date; provided that JE Holdings shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if JE Holdings, Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or (ii) if the Board of Directors (x) shall have withdrawn, modified or changed in a manner adverse to JE Holdings, Parent or Purchaser its approval or recommendation of the Transactions, or shall have resolved to effect any of the foregoing, or (y) shall have recommended to the stockholders of the Company an Acquisition Proposal other than the Transactions, or shall have resolved to effect any of the foregoing; or

(e) By any party if, upon a vote thereon at the Stockholders’ Meeting or any postponement or adjournment thereof, this Agreement shall not gain Stockholder Approval.
      8.2.     Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 6.10, this Section 8.2, and Article IX, which shall survive such termination.
      (b) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by JE Holdings pursuant to Section 8.1(d)(ii), then the Company shall pay two million dollars ($2,000,000) (such amount, the “Termination Fee”) to JE Holdings, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(c)(ii) or as promptly as practicable (but in any event within two (2) Business Days) in the case of a termination pursuant to Section 8.1(d)(ii), payable by wire transfer of same day funds.
      (c) In the event that (i) this Agreement is terminated by JE Holdings pursuant to Section 8.1(d)(i), and (ii) at any time after the date of this Agreement and prior to the event giving rise to JE Holdings’ right to terminate this Agreement under Section 8.1(d)(i), an Acquisition Proposal shall have been made known to the Company, and (iii) within 12 months after such termination, the Company or any of the Company’s Subsidiaries enters into an agreement in respect of such Acquisition Proposal or a transaction pursuant to which such Acquisition Proposal is consummated, then the Company shall pay the Termination Fee to JE Holdings by wire transfer of same day funds on the date of the agreement in respect of the Acquisition Proposal or, if earlier, on the date of the consummation of the transaction in respect of the Acquisition Proposal, as may be applicable (provided that, for the purposes of this Section 8.2(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that the references to “30% or more” shall be deemed to be references to “50% or more of the Company and its Subsidiaries on a consolidated basis”).
      (d) In the event that (i) this Agreement is terminated by the Company, JE Holdings, Parent or Purchaser pursuant to Section 8.1(e), then the Company shall pay to JE Holdings an amount in cash equal to the JE Expense Reimbursement Amount, payable by wire transfer of same day funds concurrently with or prior to such termination if terminated by the Company and on the Business Day following such termination if terminated by JE Holdings, Parent or Purchaser; and (ii) (I) this Agreement is terminated by the Company, JE Holdings, Parent or Purchaser pursuant to Section 8.1(e), (II) at any time after the date of this Agreement and prior to the Stockholders’ Meeting an Acquisition Proposal shall have been publicly disclosed, and (III) within 12 months after such termination, the Company or any of the Company’s Subsidiaries enters into an agreement in respect of such Acquisition Proposal or a transaction pursuant to which such Acquisition Proposal is consummated, then the Company shall pay to JE Holdings an amount equal to the Termination Fee minus the JE Expense Reimbursement Amount (to the extent such amount has previously been paid to JE Holdings) by wire transfer of same day funds on the date of the agreement in respect of the Acquisition Proposal or, if earlier, on the date of the consummation of the transaction in respect of the Acquisition Proposal, as may be applicable (provided that, for the purposes of this Section 8.2(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that the references to “50% or more of the Company and its Subsidiaries on a consolidated basis”).
      (e) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions, and that, without these agreements, JE Holdings, Parent and Purchaser would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount required to be paid by it pursuant to this Section 8.2, and, in order to obtain the payment, JE Holdings, Parent or Purchaser commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.2, the Company shall pay to JE Holdings, Parent or Purchaser its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with this suit, together with interest on the amount due from each date for payment until the date of the payment at the prime rate of Citibank, N.A. then in effect on the date the payment was required to be made plus one percent (1%). Notwithstanding anything to the contrary in this Agreement, JE Holdings’ right to receive payment of the Termination Fee pursuant to this Section 8.2 shall be the exclusive remedy of JE Holdings, Parent and Purchaser against the Company for any liability resulting from this Agreement, and upon payment of the Termination Fee in accordance with this Section 8.2, neither the Company nor any of its respective stockholders, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

Article IX.
General Provisions
      9.1.     Expenses. Except as set forth in Section 8.2, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.
      9.2.     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by Stockholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each Share, Preferred Share or Company Stock Option shall be converted upon consummation of the Merger or otherwise adversely affect the rights of the Company’s equityholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
      9.3.     Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. The covenants and agreements contained herein shall survive in accordance with their respective terms.
      9.4.     Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto; (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
      9.5.     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (with receipt confirmed by telephone or automatic transmission report) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.5):
      (a) If to JE Holdings, Parent or Purchaser, addressed to it at:

c/o Johnson Electric Capital Limited
Johnson Building, 6-22 Dai Shun Street
Tai Po Industrial Estate, New Territories
Hong Kong
Attention: Christopher Hasson
Fax: 852-9190-3400

With a copy to:

Morrison & Foerster LLP
1290 Avenue of the Americas
New York, NY 10104
Attention: John R. Hempill, Esq.
Fax: 212-468-7900

Morrison & Foerster LLP
Suite 3803 Bund Center
No. 222 Yan An Road East
Shanghai 200002, People’s Republic of China
Attention: Charles C. Comey, Esq.
Fax: (011-86) 21 6335 2291

      (b) If to the Company prior to the Effective Time, addressed to it at:

Parlex Corporation
One Parlex Place
Methuen, MA 01844
Attention: Peter J. Murphy
Fax: 978-685-8809

with a copy to:

Ropes & Gray, LLP
One International Place
Boston, MA 02110
Attention: Keith F. Higgins, Esq.
Fax: 617-951-7050
      9.6.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
      9.7.     Entire Agreement; Assignment. This Agreement and the other documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any Affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
      9.8.     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.6 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
      9.9.     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
      9.10.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts applicable to contracts executed in and to be performed in that Commonwealth. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Massachusetts state or United States District Court sitting in the City of Boston. The parties hereto hereby (i) submit to the exclusive jurisdiction of any Massachusetts state or United States District Court sitting in the City of Boston for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto; and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.
      9.11.     Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver; and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.
      9.12.     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
      9.13.     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[The remainder of this page has been left blank intentionally.]

      IN WITNESS WHEREOF, JE Holdings, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JOHNSON ELECTRIC HOLDINGS LIMITED

By	/s/ Christopher Hasson

Name: Christopher Hasson

Title:	Authorized Signatory

J.E.C. ELECTRONICS SUB ONE, INC.

By	/s/ Christopher Hasson

Name: Christopher Hasson

Title:	Chief Executive Officer

J.E.C. ELECTRONICS SUB TWO, INC.

By	/s/ Christopher Hasson

Name: Christopher Hasson

Title:	Chief Executive Officer

PARLEX CORPORATION

By	/s/ Peter J. Murphy

Name: Peter J. Murphy

Title:	Chief Executive Officer

A.	Definitions
      For purposes of this Agreement:

“Acquisition Proposal” means (a) any bona fide written proposal or offer from any person relating to any direct or indirect acquisition of (i) all or a substantial part of the assets of the Company and its Subsidiaries taken on a consolidated basis, or (ii) over 30% of any class of equity securities of the Company (including the issuance of any convertible stock and debt and considered on an as-converted basis) entitled to vote in the election of directors; (b) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning 30% or more of any class of equity securities of the Company; or (c) any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case, other than the Transactions; provided, however, that for purposes of Section 8.2 hereof each reference herein to “30%” shall be changed to “50% or more of the Company and its Subsidiaries on a consolidated basis”; provided, further, however, that offers for the sale of the Multilayer Division and the Laminated Cable Division will not be considered an Acquisition Proposal. An Acquisition Proposal includes a Superior Proposal.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Applicable Law” means all provisions applying to a person or its property of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances or orders of a Governmental Authority (including the SEC) having jurisdiction over the person; (b) governmental approvals, orders, decisions, injunctions, judgments, awards and decrees of or agreements with a Governmental Authority having jurisdiction over the person; (iii) GAAP; (v) the Securities Act; (c) the Exchange Act; (d) ERISA; (e) the Code; and (f) applicable Blue Sky Laws.

“beneficial owner” shall be determined in accordance with Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York or Hong Kong.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any United States federal, state, local or non-United States laws relating to (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the indoor or outdoor environment, health or natural resources.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Substances” means (a) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; and (e) any substance, material or waste regulated as a hazardous or toxic substance, material or waste by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means any and all (by whatever name or term known or designated) tangible and intangible, now known or hereafter existing, world-wide (including, without limitation, United States, non-United States and international) (a) rights associated with works of authorship, including but not limited to copyrightable works, copyrights, moral rights and mask works; (b) trademark, service mark, trade dress, logo, trade name and corporate name rights and other source identifiers; (c) internet domain names, addresses and uniform resource locators and all associated e-mail addresses; (d) trade secret rights, including know-how and confidential and proprietary information; (e) patents, patentable inventions, designs algorithms and other industrial property rights, including, without limitation, utility patents, design patents, plant patents, statutory invention registrations and defensive publications; (f) all other intellectual and industrial property rights (of every kind and nature, including, without limitation, “rental” rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise; and (g) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter, made, existing, or in force.

“JE Expense Reimbursement Amount” means an amount, not to exceed four hundred thousand dollars ($400,000), equal to the documented and out-of-pocket fees and expenses of JE Holdings and its Affiliates incurred in connection with the preparation and execution of this Agreement and the Transactions contemplated hereby, including, without limitation, fees and expenses of legal, Tax and financial advisors.

“knowledge” “to the knowledge of,” or any similar phrase shall mean, with respect to the Company, to the conscious awareness after reasonable inquiry of Peter J. Murphy, Jonathan R. Kosheff, Alan Wong and William Gray.

“Laminated Cable Division” means a division of the Company, which manufactures flat or round wire laminated to a flexible substrate material, providing connections between electronic sub-systems.

“Liquidation Value” with respect to each Preferred Share, shall mean an amount equal to $80.00 per share (subject to equitable adjustment for any stock splits, stock dividends, combinations, reorganizations, reclassifications, recapitalizations or other similar events affecting the Preferred Shares after the date of issuance of such Preferred Shares and prior to the Effective Time), plus an amount equal to all accrued and unpaid dividends on such Preferred Share as of the Effective Time.

“Material Adverse Effect” means any event, circumstance, change or effect that is materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not include events, circumstances, changes and effects (a) that are generally applicable to (i) the business segments in which the Company conducts its business or (ii) either the United States economy or global economy as a whole; provided that the Company and its Subsidiaries are not disproportionately affected thereby; (b) to the extent that they are caused by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations, which occurs or becomes effective after the date hereof; or (c) to the extent attributable to the announcement of pending Transactions or compliance with the terms of this Agreement that impacts the Company or any of its Subsidiaries.

“Multilayer Division” means a subdivision of the Company’s flexible circuits business division, which manufactures multiple layers of circuitry that are stacked and then laminated.

“Nondisclosure Agreement” means that letter agreement governing the provision and treatment of Evaluation Material (as defined therein), dated as of March 7, 2005, between Johnson Electric Capital Limited and the Company.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PIC” means Parlex International Corporation, a United States Virgin Islands corporation.

“Preferred Shares” mean all issued and outstanding shares of the Company’s Series A Convertible Preferred Stock, par value $1.00 per share.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent, JE Holdings or any other person means an Affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Tax” or “Taxes” means (a) all federal, state, local, foreign and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, alternative minimum taxes or other taxes, fees, assessments or charges in the nature of taxes, together with any interest, any penalties or additions to tax with respect thereto, and including any fees or penalties imposed on a person in respect of any information Tax Return made to a Governmental Authority; (b) any liability amounts described in clause (a), whether as a result of transferee liability, being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law that is imposed by reason of Treas. reg. 1.1502-6, or similar provision of law; and (c) any liability for the payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Government Authority (or any agent thereof) relating to Taxes.

      In addition to the foregoing definitions, the following terms shall have the definitions specified on the pages of the Agreement listed below:

2004 Balance Sheet	A-13
Acquisition Proposal	EX-A-1
Action	A-14
affiliate	EX-A-1
Agreement	A-5
Antitrust Division	A-31
Applicable Law	EX-A-1
Articles of Merger	A-6
beneficial owner	EX-A-1
Blue Sky Laws	A-11
Board	A-10
business day	EX-A-1
Certificates	A-8
Code	A-6
Common Share Merger Consideration	A-7
Company	A-5
Company Common Stock	A-5
Company Owned Intellectual Property	A-18
Company Required Approvals	A-11
Company Stock Option	A-7
Company Stock Option Plans	A-7
Company’s Financial Advisor	A-22
Confidential Information	A-28
control	EX-A-1
Convertible Notes	A-10
Disclosure Schedule	A-9
Dissenting Shares	A-7
Effective Time	A-6
Environmental Laws	EX-A-1
Environmental Permits	A-21
ERISA	A-14
ERISA Affiliate	EX-A-1
Exchange Act	EX-A-1
Exon-Florio Provision	A-11
Financial Statements	A-12
FTC	A-30
GAAP	A-12
Governmental Authority	EX-A-1
Hazardous Substances	EX-A-2
HSR Act	A-11
Indemnified Parties	A-29
Infineon	A-26
Insurance Policies	A-22
Intellectual Property	EX-A-2
IP Contracts	A-18
IRS	A-14

JE Board	A-24
JE Expense Reimbursement Amount	EX-A-2
JE Holdings	A-5
knowledge	EX-A-2
Laminated Cable Division	EX-A-2
Leases	A-18
Liquidation Value	EX-A-2
Material Adverse Effect	EX-A-2
Material Contracts	A-21
MBCA	A-5
MCRL	A-11
Merger	A-5
Merger Consideration	A-7
Multiemployer Plan	A-15
Multilayer Division	EX-A-3
Multiple Employer Plan	A-15
New Plan	A-29
Nondisclosure Agreement	EX-A-3
Option Consideration	A-7
Parent	A-5
Paying Agent	A-8
Permits	A-12
person	EX-A-3
PIC	EX-A-3
Plans	A-14
Preferred Share Merger Consideration	A-7
Preferred Shares	EX-A-3
Proxy Statement	A-27
Purchaser	A-5
Registered Intellectual Property	A-19
Retained Employees	A-29
SEC	A-12
SEC Reports	A-12
Securities Act	EX-A-3
Shares	A-5
SOX	A-12
Stockholder Approval	A-11
Stockholders’ Meeting	A-27
Subsidiary	EX-A-3
Superior Proposal	A-28
Surviving Corporation	A-5
Tax or Taxes	EX-A-3
Tax Returns	EX-A-3
Termination Date	A-34
Termination Fee	A-34
Transactions	A-7
United States Person	A-20
Warrant Agreements	A-32
Warrants	A-32

AMENDMENT NO. 1 TO THE
AGREEMENT AND PLAN OF MERGER
      THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of August 24, 2005, among JOHNSON ELECTRIC HOLDINGS LIMITED, a Bermuda corporation (“JE Holdings”), J.E.C. ELECTRONICS SUB ONE, INC., a Massachusetts corporation and an indirect wholly-owned Subsidiary of JE Holdings (“Parent”), J.E.C. ELECTRONICS SUB TWO, INC., a Massachusetts corporation and a wholly-owned Subsidiary of Parent (“Purchaser”), and PARLEX CORPORATION, a Massachusetts corporation (the “Company”).
RECITALS
      WHEREAS, pursuant to Section 9.2 of the Agreement and Plan of Merger (the “Agreement”), dated as of August 18, 2005, among JE Holdings, Parent, Purchaser and the Company, the Agreement may be amended by action taken by or on behalf of their respective Boards of Directors.
      WHEREAS, the Boards of Directors of JE Holdings, Parent, Purchaser and the Company desire to amend Section 8.1(b) of the Agreement as set forth herein and have authorized the officers of JE Holdings, Parent, Purchaser and the Company to execute this Amendment.
      NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, JE Holdings, Parent, Purchaser and the Company hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this Amendment have the meanings given to them in the Agreement.

2. Amendment. Pursuant to Section 9.2 of the Agreement, Section 8.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) By JE Holdings, Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before January 15, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or”

3. No Other Amendments. Except as modified by Section 2 above, the Agreement shall continue in full force and effect.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts applicable to contracts executed in and to be performed in that Commonwealth. All actions and proceedings arising out of or relating to this Amendment shall be heard and determined in any Massachusetts state or United States District Court sitting in the City of Boston. The parties hereto hereby (i) submit to the exclusive jurisdiction of any Massachusetts state or United States District Court sitting in the City of Boston for the purpose of any Action arising out of or relating to this Amendment brought by any party hereto; and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Amendment may not be enforced in or by any of the above-named courts.

5. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Amendment. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver; and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Amendment, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.

6. Headings. The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

7. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[The remainder of this page has been left blank intentionally.]

      IN WITNESS WHEREOF, JE Holdings, Parent, Purchaser and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

JOHNSON ELECTRIC HOLDINGS LIMITED

By	/s/ Christopher Hasson

Name: Christopher Hasson

Title:	Authorized Signatory

J.E.C. ELECTRONICS SUB ONE, INC.

By	/s/ Christopher Hasson

Name: Christopher Hasson

Title:	Chief Executive Officer

J.E.C. ELECTRONICS SUB TWO, INC.

By	/s/ Christopher Hasson

Name: Christopher Hasson

Title:	Chief Executive Officer

PARLEX CORPORATION

By	/s/ Peter J. Murphy

Name: Peter J. Murphy

Title:	Chief Executive Officer

ANNEX B
Needham & Company, LLC One Post Office Square, Suite 1900, Boston, MA 02109 (617) 457-0900
August 16, 2005
CONFIDENTIAL
Board of Directors
Parlex Corporation
One Parlex Place
Methuen, MA 01844
Gentlemen:
      We understand that Parlex Corporation (“Parlex”), Johnson Electric Holdings Limited (“Johnson Electric”), J.E.C. Electronics Sub One, Inc., an indirect wholly-owned subsidiary of Johnson Electric (“Holding Co.”) and J.E.C. Electronics Sub Two, Inc., a wholly-owned subsidiary of Holding Co. (“Subsidiary”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, the Subsidiary of Johnson Electric will merge with and into Parlex, with Parlex surviving the merger (the “Merger”). Pursuant to the Merger Agreement, each outstanding share of Parlex common stock, par value $0.10 per share (the “Common Stock”) is proposed to be converted into and represents the right to receive $6.75 per share in cash and each share of Series A convertible preferred stock, par value $1.00 per share (“Series A Stock”) is proposed to be converted into the right to receive the Liquidation Value (as defined in the Merger Agreement) thereof. The terms of the Merger are set forth more fully in the Merger Agreement.
      Immediately prior to the execution of the Merger Agreement, Parlex and Amphenol Corporation (“Amphenol”) propose to enter into an Asset Purchase Agreement (the “Purchase Agreement”) related to the sale of Parlex’s Multilayer division, including certain related equipment and inventory (collectively, the “Multilayer Business”) (the “Acquisition”). In connection with the Acquisition, Amphenol may purchase certain equipment and inventory for additional cash payments after the closing of the Acquisition. The terms of the Acquisition are set forth more fully in the Purchase Agreement.
      You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Common Stock of Parlex of the consideration to be paid by Johnson Electric in the proposed Merger. You have not asked us to advise you as to the fairness, from a financial point of view, of the consideration to be paid to Parlex by Amphenol in the proposed Acquisition. Accordingly, we express no opinion as to the fairness, from a financial point of view, to Parlex of the consideration to be paid by Amphenol in the proposed Acquisition.
      For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated August 15, 2005; (ii) reviewed a draft of the Purchase Agreement dated August 12, 2005; (iii) reviewed certain publicly available information concerning Parlex and certain other relevant financial and operating data of Parlex furnished to us by Parlex; (iv) held discussions with members of management of Parlex concerning the business and prospects of Parlex; (v) reviewed certain materials prepared by Parlex concerning the business and prospects of Parlex; (vi) reviewed certain financial
New York: 445 Park Avenue, New York, NY 10022-4406 (212) 371-8300
Menlo Park, CA: 3000 Sand Hill Road, Building 2, Suite 190, Menlo Park, CA 94025 (650) 854-9111
San Francisco, CA: One Ferry Building, Suite 240, San Francisco, CA 94111 (415) 262-4860

forecasts with respect to Parlex prepared by the management of Parlex; (vii) reviewed the projected net proceeds from the sale of the Multilayer Business prepared by the management of Parlex; (viii) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for Parlex; (ix) reviewed the trading history of the Parlex’s Common Stock, including its performance in comparison to market indicies and to selected companies in comparable businesses; (x) reviewed the financial terms of certain other business combinations that we deemed generally relevant; (xi) participated in discussions and negotiations among representatives of Parlex and Johnson Electric and their financial and legal advisors; and (xii) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.
      In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that (i) the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated August 15, 2005 and (ii) the Acquisition will be consummated upon the terms and condition set forth in the draft Purchase Agreement dated August 12, 2005, in each case without material alteration or waiver thereof. With respect to the financial forecasts for Parlex and the projected net proceeds from the sale of the Multilayer Business provided to us by Parlex’s management, we have assumed, with your consent and based upon discussions with Parlex’s management, that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Parlex and the projected proceeds from the sale of the Multilayer Business. We express no opinion with respect to any of such forecasts, projections or estimates or the assumptions on which they were based.
      We have relied on advice of counsel given to Parlex as to all legal matters and advice of independent accountants given to Parlex as to all financial reporting matters, all with respect to Parlex, the Merger and the Merger Agreement. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Parlex. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Common Stock of Parlex of the consideration to be paid by Johnson Electric in the proposed Merger. You have not asked us to advise you as to the fairness, from a financial point of view, of the consideration to be paid to Parlex by Amphenol in the proposed Acquisition. Accordingly, we express no opinion as to the fairness, from a financial point of view, to Parlex of the consideration to be paid by Amphenol in the proposed Acquisition. In addition, our opinion does not address Parlex’s underlying business decision to engage in the Merger or the Acquisition or the relative merits of the Merger or the Acquisition as compared to other business strategies that might be available to Parlex.
      Needham & Company, LLC, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by Parlex as financial advisor in connection with the Merger and to render this opinion and will receive a fee for our services, which is contingent on the consummation of the Merger. In addition, Parlex has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for our reasonable out-of-pocket expenses. We have in the past provided and may in the future provide investment banking and financial advisory services to Parlex unrelated to the proposed Merger, for which services we have received and expect to receive compensation. Needham & Company, LLC owns 12,500 shares of Series A Stock of Parlex and warrants to purchase 62,500 shares of Common Stock. Entities affiliated with Needham & Company, LLC own 385,000 shares of Common Stock of Parlex. In the ordinary course of our business, we may actively trade the equity securities of Parlex for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
      This letter and the opinion expressed herein are solely for the use and benefit of the Board of Directors of Parlex and except as set forth below may not be quoted or referred to or used for any purpose without our prior written consent. If this opinion is required by applicable law to be included in a proxy statement or other similar statement filed with the Securities and Exchange Commission and provided to securityholders of Parlex in connection with the Merger, this opinion will be reproduced in such statement in full, and any description of or reference to Needham & Company, LLC or summary of this opinion in such statement will be in a form reasonably acceptable to Needham & Company, LLC and its counsel.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by Johnson Electric in the proposed Merger is fair to the holders of Common Stock of Parlex from a financial point of view.

Very truly yours,

Needham & Company, LLC

ANNEX C
MASSACHUSETTS BUSINESS CORPORATION ACT
PART 13
SUBDIVISION A.
RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
      Section 13.01.     Definitions. In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.
      Section 13.02     Right to Appraisal. (a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.
      (b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.
      (c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.
      (d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.
      (e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
      Section 13.03.     Assertion of Rights by Nominees and Beneficial Owners.
      (a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

      (b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.
SUBDIVISION B.
PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS
      Section 13.20.     Notice of Appraisal Rights.
      (a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
      (b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.
      Section 13.21.     Notice of Intent to Demand Payment.
      (a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
      (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.
      Section 13.22.     Appraisal Notice and Form.
      (a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
      (b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.
      Section 13.23.     Perfection of Rights; Right to Withdraw.
      (a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).
      (b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
      (c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.
      Section 13.24.     Payment.
      (a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.
      (b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

      Section 13.25.     After-Acquired Shares.
      (a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.
      (b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.
      (c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.
      (d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).
      Section 13.26.     Procedure if Shareholder Dissatisfied with Payment or Offer.
      (a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.
      (b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C.
JUDICIAL APPRAISAL OF SHARES
      Section 13.30.     Court Action.
      (a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.
      (b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.
      (c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.
      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.
      (e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.
      Section 13.31.     Court Costs and Counsel Fees.
      (a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
      (b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
      (c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
      (d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PARLEX CORPORATION
One Parlex Place
Methuen, Massachusetts 01844
Proxy for Special Meeting to be held _________, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE PARLEX BOARD OF
DIRECTORS
[September__,] 2005
The undersigned shareholder(s) hereby appoint(s) [Peter J. Murphy] and [Jonathan R. Kosheff], or either of them, as proxies, each with full power to appoint his substitute, and hereby authorizes both of them, or any one if only one be present, to represent and to vote, as designated on the reverse side of this ballot, all the shares of common stock of Parlex Corporation that the undersigned is/are entitled to vote at the Special Meeting of Stockholders to be held on [___, 2005] at [     a.m. local time] at Parlex corporate headquarters, One Parlex Place, Methuen, Massachusetts 01844 or at any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2 with discretionary authority to vote upon such other matters as may properly come before the meeting.
If you wish to vote in accordance with the Board of Directors’ recommendation, just sign and date on the reverse side. You need not mark any boxes.
     PLEASE VOTE, DATE AND SIGN ON THE REVERSE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Please sign exactly as your name(s) appear(s) on the shareholder record books of Parlex Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

PARLEX CORPORATION
One Parlex Place
Methuen, Massachusetts 01844
VOTE BY INTERNET – [www.proxyvote.com]
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY TELEPHONE – 1-800-___-____
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the date before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided and return it to Parlex Corporation, c/o [            ].
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

☑ PLEASE MARK VOTES AS IN THE EXAMPLE	1.	To approve the Agreement and Plan of Merger, dated as of August 18, 2005, as amended, among Johnson Electric Holdings Limited, J.E.C. Electronics Sub One, Inc., an indirect wholly-owned subsidiary of JE Holdings, J.E.C. Electronics Sub Two, Inc., a wholly-owned subsidiary of J.E.C. Electronics Sub One, Inc., and Parlex Corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	2.	To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to complete the Merger as set forth in the Agreement and Plan of Merger, including for the purpose of soliciting proxies to vote in favor of the Agreement and Plan of Merger.	☐	☐	☐

	3.	To consider and act upon such matters as may properly come before the meeting.	☐	☐	☐

	Mark box at right if an address change or comment has been noted on the reverse of this card.		☐

Please be sure to sign and date this Proxy.

Stockholder		Co-owner
Sign here:	Date:	Sign here:	Date: